UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ENERGYSOUTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:
          EnergySouth, Inc. common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:
          (a) 8,115,733 shares of common stock outstanding as of August 8, 2008 proposed to be acquired in the merger for the per share merger consideration of $61.50, (b) 361,262 shares of common stock issuable pursuant to outstanding options as of August 8, 2008 with exercise prices below the per share merger consideration of $61.50 and (c) 27,060 shares of common stock representing performance share awards, performance-based restricted stock unit awards and phantom stock units entitled to receive the per share merger consideration of $61.50.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          Calculated solely for purposes of determining the filing fee. The transaction value was determined by adding (a) $499,117,580, the product of 8,115,733 shares of common stock that are proposed to be acquired in the merger multiplied by the merger consideration of $61.50 per share, plus (b) $9,802,232, the amount expected to be paid to holders of outstanding stock options to purchase shares of common stock with an exercise price of less than the merger consideration of $61.50 per share, plus (c) $1,664,190, the amount expected to be paid to holders of performance share awards, performance-based restricted stock unit awards and phantom stock units entitled to receive the per share merger consideration of $61.50 for each such right. In accordance with Section 14(g) of the Securities and Exchange Act of 1934, as amended, the filing fee is equal to $39.30 per million dollars of transaction value.

(4)	Proposed maximum aggregate value of transaction:
          $510,584,602

(5)	Total fee paid:
          $20,066

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2828 Dauphin Street
Mobile, Alabama 36606

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of EnergySouth, Inc.:

You are cordially invited to attend a special meeting of the stockholders of EnergySouth, Inc. to be held on September 30, 2008, at 10:00 a.m., local time, at the Auditorium at the principal office of the company, 2828 Dauphin Street, Mobile, Alabama.

At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated July 25, 2008, which we refer to as the merger agreement, by and among EnergySouth, Sempra Energy and EMS Holding Corp., a wholly-owned indirect subsidiary of Sempra Energy. Pursuant to the merger agreement, EMS Holding Corp. will be merged with and into EnergySouth, with EnergySouth surviving as a wholly-owned, indirect subsidiary of Sempra Energy.

If the merger is completed, you will be entitled to receive $61.50 in cash, without interest and less any applicable withholding tax, for each share of EnergySouth common stock that you own, unless you have sought and properly perfected your appraisal rights under the Delaware General Corporation Law (under which we are incorporated). The $61.50 in cash for each share of EnergySouth common stock you own represents a 22.6% premium over the last reported sale price of EnergySouth’s common stock before the July 28, 2008 public announcement of the merger and a 22.1% premium over the average reported last sale price of EnergySouth’s common stock over the 90 days prior to July 28, 2008. After the merger, you will no longer have an equity interest in EnergySouth.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the holders of a majority of all outstanding shares of EnergySouth common stock entitled to vote on the matter vote to adopt the merger agreement and approve the merger. Therefore, if you do not return your proxy card, submit your proxy via the Internet or telephone or vote in person at the special meeting, it will have the same effect as if you had voted “AGAINST” the adoption of the merger agreement and the approval of the merger. Our board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of EnergySouth and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger. In arriving at its recommendation, the board of directors carefully considered a number of factors described in the accompanying proxy statement.

The accompanying proxy statement provides you with detailed information regarding the special meeting and the proposed merger and includes the merger agreement as Annex A. We encourage you to read the proxy statement and merger agreement carefully.

Sincerely,

C.S. Liollio
President and Chief Executive Officer

Mobile, Alabama
August 20, 2008

The accompanying proxy statement is dated August 20, 2008 and is first being mailed to stockholders of EnergySouth on or about August 22, 2008.

2828 Dauphin Street
Mobile, Alabama 36606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 30, 2008

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of EnergySouth, Inc., a Delaware corporation, will be held at the Auditorium at the principal office of the company, 2828 Dauphin Street, Mobile, Alabama, at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated July 25, 2008, by and among EnergySouth, Sempra Energy and EMS Holding Corp., a wholly-owned, indirect subsidiary of Sempra Energy, and the approval of the merger contemplated therein. Pursuant to the merger agreement, EnergySouth will become a wholly-owned indirect subsidiary of Sempra Energy, and each outstanding share of EnergySouth common stock will be converted into the right to receive cash in the amount of $61.50, without interest and less any applicable withholding tax;

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger; and

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Stockholders of record at the close of business on August 20, 2008 are entitled to receive notice of and to vote at the special meeting and any adjournments. We hope that you will be able to attend the meeting. To ensure your representation at the special meeting, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope or submit the proxy via the Internet or telephone so that it will be received prior to the commencement of the special meeting, whether or not you plan to attend the special meeting in person. By submitting your proxy promptly, you can help us avoid the expense of further proxy solicitations. If you attend the special meeting in person, you may vote in person even if you have already properly returned a proxy or submitted a proxy via the Internet or telephone.

Your prompt submission of your proxy will be greatly appreciated.

By Order of the Board of Directors,

G. Edgar Downing, Jr.
Secretary

Mobile, Alabama
August 20, 2008

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSED MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS VERY IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

ENERGYSOUTH, INC.

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some questions regarding the merger, the special meeting and other matters to be considered by EnergySouth’s stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words refer to EnergySouth, Inc. In addition we refer to EnergySouth, Inc. as “EnergySouth” or the “Company,” to Sempra Energy as “Sempra Energy” and to EMS Holding Corp. as “Merger Sub.”

Q1:	On what am I being asked to vote?

A1:	You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 25, 2008, by and among EnergySouth, Sempra Energy and Merger Sub, which we refer to as the merger agreement, and to approve the merger contemplated therein. Pursuant to the merger agreement:

• Merger Sub will merge into EnergySouth, with EnergySouth continuing as the surviving corporation; and

• each outstanding share of our common stock will be cancelled and converted into the right to receive $61.50 in cash, without interest and less any applicable withholding tax, except for shares held by stockholders who properly perfect their appraisal rights in accordance with Delaware law and shares held by EnergySouth, Sempra Energy or Merger Sub or their respective subsidiaries.

You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger if there are not sufficient votes at the special meeting to do so.

Q2:	What will be the effect of the merger?

A2:	After the merger, you will no longer own any of our common stock. All of the capital stock of EnergySouth following completion of the merger will be owned by Sempra Energy, and we will operate as a wholly-owned, indirect subsidiary of Sempra Energy.

Q3:	If the merger is completed, what will I receive for the shares of EnergySouth common stock I hold?

A3:	If the merger is completed, each share of EnergySouth common stock owned by you at the effective time of the merger will be automatically cancelled and converted into the right to receive $61.50 in cash, without interest and less any applicable withholding tax; except that, alternatively, if you perfect your appraisal rights in accordance with Delaware law, your shares will be subject to appraisal by a court in accordance with Delaware law.

Q4:	If the merger is completed, what will happen to outstanding options to acquire EnergySouth common stock?

A4:	Each outstanding and unexercised option to acquire EnergySouth common stock (whether vested or unvested) at the effective time of the merger will be cancelled in exchange for a cash payment, without interest, equal to the product of (1) the number of shares of EnergySouth common stock subject to such option multiplied by (2) the amount by which $61.50 exceeds the option exercise price per share of common stock subject to such option, less any required withholding taxes.

Q5:	How does EnergySouth’s board of directors recommend that I vote?

A5:	Our board of directors has unanimously approved the merger agreement and declared the merger agreement and the merger advisable and in the best interests of EnergySouth stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q6:	When and where is the special meeting?

A6:	The special meeting is scheduled to take place on September 30, 2008, at 10:00 a.m., local time, at the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama.

Q7:	Who can vote at the special meeting?

A7:	Only stockholders of record as of the close of business on August 20, 2008, are entitled to receive notice of the special meeting and to vote the shares of our common stock that they hold at that record date at the special meeting, or at any adjournments or postponements of the special meeting.

Q8:	What vote is required to adopt the merger agreement and approve the merger and approve an adjournment of the special meeting, if necessary? How do EnergySouth’s directors and executive officers intend to vote?

A8:	Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting.

All of our directors and executive officers, who beneficially own a total of 1,038,720 shares that represent approximately 12.4% of our issued and outstanding common stock, have indicated to us that they intend to vote in favor of the adoption of the merger agreement and approval of the merger and the adjournment of the special meeting, if necessary.

Q9:	May I vote in person?

A9:	Yes. If your shares are registered in your name, rather than held in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or submitting your proxy via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q10:	If my shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A10:	Your broker or bank will not be able to vote your shares on the proposal to adopt the merger agreement and approve the merger without instructions from you. You should instruct your broker or bank to vote your shares by following the procedure provided by your broker or bank. Without instructions, your shares will not be voted, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the merger. Your broker or bank will be able to vote your shares in its discretion on the proposal to adjourn the special meeting if necessary, even if you do not provide instructions to your broker or bank on how to vote.

Q11:	Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A11:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written notice to the Secretary of EnergySouth stating that you would like to revoke your proxy.

• Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit a later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked.

• Third, you can attend the special meeting and vote in person.

If you choose the first or second method, we must receive your notice of revocation or your new proxy prior to the commencement of the special meeting.

Simply attending the special meeting will not revoke your proxy; you must vote at the meeting. If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change your vote.

Q12:	Should I send in my stock certificates now?

A12:	No. After the merger is completed, you will receive written instructions for exchanging your stock certificates for the merger consideration of $61.50 per share in cash, without interest and less any applicable withholding tax. You should not send any stock certificates with your proxy.

Q13:	What should I do now?

A13:	After you read and consider carefully the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of EnergySouth common stock may be represented at the special meeting. If your shares are registered in your own name, you may submit your proxy by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed envelope or by submitting your proxy via the Internet or telephone. If your shares are held in “street name,” you should follow the directions your broker or bank provides. Please do not send in your stock certificates with your proxy.

Q14:	What happens if I sell my shares before the special meeting?

A14:	The record date for the special meeting, August 20, 2008, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration for the shares. The right to receive such consideration will pass to the person who owns your shares when the merger becomes effective.

Q15:	Am I entitled to appraisal rights?

A15:	Yes. You may dissent from adoption of the merger agreement and approval of the merger and obtain a cash payment for the fair value of your shares as determined by a court. To exercise appraisal rights, you must NOT vote in favor of the adoption of the merger agreement and approval of the merger, and you must strictly comply with all of the applicable requirements of Delaware law. If a proxy is dated, signed and returned without indicating voting instructions for a matter coming before the special meeting, shares represented by the proxy will be voted “FOR” that matter. The fair value of your shares, as determined by a court, may be more than, less than or equal to the $61.50 per share to be paid to stockholders pursuant to the merger agreement.

Q16:	What are the federal income tax consequences of the receipt of cash in the merger?

A16:	The receipt of cash for EnergySouth common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. You generally will recognize taxable gain or loss equal to the difference, if any, between $61.50 per share and your tax basis for your EnergySouth common stock. Any capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

You should read “The Merger (Proposal No. 1) — Material U.S. Federal Income Tax Considerations” on page 30 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the application of state, local, foreign or other tax laws.

Q17:	When do you expect the merger to be completed?

A17:	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed in the fourth calendar quarter of 2008.

Q18:	When will I receive the cash payment for my shares?

A18:	Assuming that you elect not to exercise your appraisal rights, shortly after the effective time of the merger, the paying agent to be appointed pursuant to the merger agreement will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates, the paying agent will promptly pay the merger consideration to you, less any applicable withholding taxes.

Q19:	What happens if the merger is not completed?

A19:	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain a public company and our common stock will continue to be listed and traded on the Nasdaq Global Select Market. Under specified circumstances, we may be required to pay Sempra Energy a termination fee as described under “The Merger Agreement — Termination Fees and Expenses.”

Q20:	Where can I find more information about EnergySouth?

A20:	We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us.

Q21:	Who can help answer my other questions?

A21:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you may contact us by telephone at (251) 450-4631 or in writing at P.O. Box 2248, Mobile, Alabama 36652, Attention: Martha Loper, Investor Relations. You may also contact Morrow & Co., LLC, our proxy solicitor, by telephone at (800) 607-0088 (for holders of our common stock) or (203) 658-9400 (for banks and brokerage firms) or in writing at 470 West Avenue, Stamford, Connecticut 06902.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Parties to the Merger (See page 32)

EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606
(251) 450-4774

We are an energy services holding company. Our subsidiaries distribute natural gas and engage in a diversified range of related natural gas operations. Our Mobile Gas Service Corporation subsidiary, or “Mobile Gas,” has provided natural gas in Southwest Alabama since 1933 and currently serves approximately 93,000 customers in Southwest Alabama. Our EnergySouth Midstream, Inc., or “Midstream,” subsidiary owns and operates underground natural gas storage and related pipeline facilities and provides natural gas marketing, trading and risk management activities.

Sempra Energy
101 Ash Street
San Diego, California 92101
(619) 696-2034

Based in San Diego, Calif., Sempra Energy is a Fortune 500 energy services holding company with 2007 revenues of more than $11 billion. With 13,500 employees, Sempra Energy companies develop energy infrastructure, operate utilities and provide related products and services to more than 29 million customers around the world.

EMS Holding Corp.
c/o Sempra Energy
101 Ash Street
San Diego, California 92101
(619) 696-2034

EMS Holding Corp., which we refer to as Merger Sub, was formed on July 23, 2008 for the sole purpose of completing the merger with EnergySouth. Merger Sub is not engaged in any business except as contemplated by the merger agreement. Merger Sub is a wholly-owned indirect subsidiary of Sempra Energy.

The Special Meeting (See page 11)

•	Date, Time and Place (See page 11)

The special meeting is scheduled to take place on September 30, 2008, at 10:00 a.m., local time, at the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama.

• Matters to be Considered at the Special Meeting (See page 11)

At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement and approve the merger. Pursuant to the merger agreement:

•	Merger Sub will merge into EnergySouth, with EnergySouth continuing as the surviving corporation; and

•	each outstanding share of our common stock will be cancelled and converted into the right to receive $61.50 in cash, without interest and less any applicable withholding tax, except for shares held by stockholders who properly perfect their appraisal rights in accordance with Delaware law and shares held by EnergySouth, Sempra Energy or Merger Sub or their respective subsidiaries.

You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger if there are not sufficient votes at the special meeting to do so.

•	Record Date and Voting Information (See page 11)

You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on August 20, 2008, which is the record date for the special meeting. You will have one vote at the special meeting for each share of EnergySouth common stock you owned at the close of business on the record date. On the record date, there were 8,115,435 shares of EnergySouth common stock issued, outstanding and entitled to vote at the special meeting.

•	Required Vote (See page 11)

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger. Failures to vote, abstentions and broker non-votes (meaning proxies submitted by brokers or banks as holders of record on behalf of their customers that do not indicate how to vote on a non-routine proposal such as the vote on the merger) will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting. Abstentions will have the effect of a vote “AGAINST” the proposal to adjourn the special meeting for the solicitation of additional proxies, but a failure to vote will have no effect on the proposal to adjourn the special meeting.

•	Voting by Proxy (See page 12)

After carefully reading and considering the information contained in this proxy statement, you should respond by completing, signing and dating your proxy card and returning it in the enclosed postage-prepaid envelope or by submitting your proxy via the Internet or telephone as soon as possible so that your shares may be represented at the special meeting.

If you hold your shares in “street name” (that is, through a broker, bank or other nominee), your broker or bank will not be able to vote your shares on the proposal to adopt the merger agreement and approve the merger without instructions from you. You should instruct your broker or bank to vote your shares by following the procedure provided by your broker or bank. Without instructions, your shares will not be voted for that proposal, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement and approval of the merger. Your broker or bank will be able to vote your shares in its discretion on the proposal to adjourn the special meeting if necessary, even if you do not provide instructions to your broker or bank on how to vote.

If you vote by proxy, you may still revoke your proxy in one of three ways:

•	First, you can send a written notice to the Secretary of EnergySouth stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit a later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked.

•	Third, you can attend the special meeting and vote in person.

If you choose the first or second method or submit a new later-dated proxy card, we must receive your notice of revocation or your new proxy prior to the commencement of the special meeting.

The Merger and the Merger Agreement (See page 13, page 33 and Annex A)

•	Reasons for the Merger (See page 17)

The principal purpose of the merger is to permit our stockholders to realize a cash value for their shares of EnergySouth common stock at a 22.6% premium over the last reported sale of our common stock before the public announcement of the execution of the merger agreement on July 28, 2008 and a 21.8% premium over the average reported last sale price of our common stock over the 90 day period prior to July 23, 2008. Our board of directors believes that the merger offers our stockholders the greatest value for their shares in light of our long-term prospects and the available strategic alternatives.

•	Merger Consideration (See page 34)

If the merger is completed, each share of EnergySouth common stock owned by you at the effective time of the merger will be automatically cancelled and converted into the right to receive $61.50 in cash, without interest and less any applicable withholding tax; except that, alternatively, if you perfect your appraisal rights in accordance with Delaware law, your shares will be subject to appraisal by a court in accordance with Delaware law.

•	Treatment of Options and Other Equity Awards (See page 35)

Each outstanding option to acquire EnergySouth common stock (whether vested or unvested) which is not exercised will be cancelled at the effective time of the merger in exchange for a cash payment, without interest, equal to the product of (1) the number of shares of EnergySouth common stock subject to such option multiplied by (2) the amount that $61.50 exceeds the option exercise price per share of common stock subject to such option, less any required withholding taxes.

•	Recommendation of the Board of Directors (See page 17)

Our board of directors has unanimously approved the merger agreement and declared the merger agreement and the merger advisable and in the best interests of EnergySouth stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•	Fairness Opinion of J.P. Morgan Securities Inc. (See page 20 and Annex B)

J.P. Morgan Securities Inc., which we refer to as JPMorgan, has rendered an opinion to the board of directors, that as of July 25, 2008 and based upon and subject to the various considerations set forth in the JPMorgan opinion letter, the consideration to be paid to the holders of EnergySouth common stock in the merger was fair, from a financial point of view, to such holders. The full text of JPMorgan’s written opinion, dated July 25, 2008, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. JPMorgan provided its opinion for the information and assistance of the board of directors in connection with its evaluation of the merger, and its opinion is not a recommendation as to how any stockholder should vote with respect to the merger or any other matter.

•	Financing (See page 47)

Payment by Sempra Energy of the cash merger price of $61.50 per share is not subject to any financing conditions or contingencies. Sempra Energy has represented to us that it has sufficient cash available, either through cash on hand or through committed availability under existing credit facilities, to pay the aggregate cash merger consideration.

•	Conditions to the Merger (See page 44)

Before completion of the merger, certain closing conditions must be satisfied or waived. These conditions are discussed in detail under “The Merger Agreement — Conditions to the Merger” and include, among others:

•	adoption of the merger agreement and the approval of the merger by our stockholders;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

•	the receipt of any necessary approvals from the Federal Communications Commission; and

•	other customary closing conditions.

•	Acquisition Proposals (See page 41)

We have agreed that neither we, nor any of our subsidiaries nor any of our representatives will directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate a third party takeover proposal or participate in negotiations with respect to such a takeover proposal. However, in certain circumstances we are permitted to engage in negotiations with and furnish nonpublic information to a third party that makes a bona fide written takeover proposal so long as:

•	our board of directors reasonably determines in good faith that the takeover proposal is or is reasonably likely to result in a superior proposal; and

•	our board of directors concludes in good faith that the failure to engage in negotiations or furnish nonpublic information would be inconsistent with its fiduciary duties to our stockholders.

Our board of directors is generally not permitted to change adversely its recommendation in favor of the adoption of the merger agreement and approval of the merger or to adopt or recommend any competing takeover proposal unless:

•	our board of directors concludes that the takeover proposal constitutes a superior proposal;

•	we give Sempra Energy and Merger Sub at least four business days prior written notice that our board of directors has received a superior proposal and intends to change its recommendation; and

•	if requested by Sempra Energy, we negotiate with Sempra Energy and Merger Sub during such four-day notice period to make adjustments to the terms and conditions of the merger agreement so that the takeover proposal ceases to be a superior proposal.

•	Termination of the Merger Agreement (See page 45)

Subject to certain exceptions, the merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Sempra Energy, Merger Sub and us;

•	by either us or Sempra Energy in the event that any law or order permanently restraining, enjoining or otherwise preventing the consummation of the merger becomes final and nonappealable;

•	by either us or Sempra Energy if the merger is not consummated by April 30, 2009, if the failure to consummate the merger on or before such date is not caused by a breach of obligations under the merger agreement by the party seeking to terminate;

•	by either us or Sempra Energy in the event of certain breaches by the other party of any representation, warranty, covenant or agreement contained in the merger agreement;

•	by either us or Sempra Energy in the event that our stockholders do not adopt the merger agreement and approve the merger at the special meeting, if the failure to obtain stockholder approval is not caused by a breach of obligations under the merger agreement by the party seeking to terminate;

•	by Sempra Energy in the event that our board of directors adversely changes its recommendation in favor of the adoption of the merger agreement and the approval of the merger; or

•	by us, in order to accept a superior proposal subject to certain terms and conditions and the payment of a termination fee by us to Sempra Energy.

•	Termination Fees and Expenses (See page 46)

The merger agreement provides that, in general, all direct costs and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such cost or expense. The merger agreement requires, however, that we pay Sempra Energy a termination fee of $25 million if:

•	Sempra Energy terminates the merger agreement because our board of directors adversely changes its recommendation in favor of the adoption of the merger agreement and the approval of the merger;

•	we terminate the merger agreement in order to accept a superior proposal; or

•	any of the following terminations of the merger agreement occur and, within nine months of the date of such termination, we enter into a definitive contract to consummate, or we consummate, the transactions contemplated by any third party takeover proposal:

•	Sempra Energy terminates the merger agreement because of our breach of one or more of our representations, warranties or covenants under the merger agreement and, prior to our breach, a third party takeover proposal was publicly announced or was otherwise publicly known;

•	either we or Sempra Energy terminates the merger agreement because the merger has not been consummated by April 30, 2009 and, prior to such termination, a third party takeover proposal was publicly announced or was otherwise publicly known; or

•	either we or Sempra Energy terminates the merger agreement because our stockholders do not adopt the merger agreement and approve the merger and, prior to the special meeting, a third party takeover proposal was publicly announced or was otherwise publicly known.

•	Market Price of EnergySouth Common Stock (See page 47)

The closing sale price of EnergySouth common stock on the Nasdaq Global Select Market on July 25, 2008, the last trading day prior the public announcement of the execution of the merger agreement, was $50.16 per share. The $61.50 per share in cash to be paid as merger consideration constituted a 22.6% premium to the closing price on July 25, 2008.

RISK FACTORS AND SPECIAL CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

Completion of the merger is subject to various risks, including, but not limited to the following:

•	stockholders holding a majority of the outstanding shares of our common stock might not vote to adopt the merger agreement and approve the merger;

•	failure to obtain regulatory approvals to complete the merger, including required antitrust approvals and any required approval of the Federal Communications Commission;

•	the occurrence of any change, effect, event or development that could give rise to the termination of the merger agreement;

•	the initiation of governmental or regulatory action or legislation prohibiting the merger or the other transactions contemplated by the merger agreement; and

•	the failure to meet any other closing condition in the merger agreement.

As a result of these risks, there can be no assurance that the merger will be completed.

This proxy statement, including the documents incorporated by reference in it, contains forward-looking statements, which you can identify by forward-looking words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “grow,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “strive,” “will” and similar expressions that convey uncertainty of future events or outcomes. Although we believe that the beliefs, expectations, goals, objectives, plans and prospects reflected in or suggested by our forward-looking statements are reasonable in view of the information currently available to us, those statements are not guarantees of performance. They involve uncertainties and risks, including but not limited to those set forth in the bullets above, and we cannot assure you that our beliefs, expectations, goals, objectives, plans and prospects will be achieved. Actual results may differ materially from those in our forward-looking statements.

Any forward-looking statement contained in this proxy statement or in the documents to which we refer speaks only as of the date it was made. We undertake no obligation to publicly update or revise any forward-looking statement that we may make in this proxy statement or elsewhere except as required by law.

If the merger is not completed for any reason, we expect that our board of directors and current management will continue to manage EnergySouth as an ongoing business. You should review the risk factors contained in our annual report on Form 10-K/A for the fiscal year ended September 30, 2007, incorporated by reference into this proxy statement, for a description of the risk factors associated with the continued operation of our business.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is furnished in connection with the solicitation of proxies by the EnergySouth board of directors for a special meeting of holders of our common stock to be held on September 30, 2008 at 10:00 a.m., local time, at the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, or at any adjournment of the special meeting.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon proposals to (1) adopt the Agreement and Plan of Merger, dated as of July 25, 2008, by and among Sempra Energy, EMS Holding Corp. and EnergySouth, and approve the merger contemplated therein, pursuant to which EnergySouth will become a wholly-owned indirect subsidiary of Sempra Energy and each share of EnergySouth common stock will be converted into the right to receive $61.50 in cash, without interest and less any applicable withholding tax, and (2) adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger if there are not sufficient votes at the special meeting to do so.

Record Date, Outstanding Voting Securities, Voting Rights and Quorum

Our board of directors has set the close of business on August 20, 2008 as the record date for determining stockholders of EnergySouth entitled to notice of, and to vote at, the special meeting. As of the record date, there were 8,115,435 shares of common stock outstanding. Each outstanding share entitles its holder to one vote on all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum at the special meeting.

Required Votes, Abstentions and Broker Non-Votes

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of EnergySouth common stock entitled to vote at the special meeting. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of EnergySouth common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

Failure to vote, abstentions and broker non-votes (meaning proxies submitted by brokers or banks as holders of record on behalf of their customers that do not indicate how to vote on a non-routine proposal such as the vote on the merger) will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger. Abstentions also will have the effect of a vote “AGAINST” the proposal to adjourn the special meeting for the solicitation of additional proxies, but a failure to vote will have no effect on the proposal to adjourn the special meeting. Because the proposal to adjourn the special meeting is a routine proposal, there will be no broker non-votes with regard to it.

Shares Beneficially Owned by EnergySouth Directors and Officers

EnergySouth’s directors and executive officers beneficially owned 1,038,720 shares of EnergySouth common stock on August 20, 2008, the record date for the special meeting. These shares represent in total approximately 12.4% of the shares of EnergySouth common stock outstanding and entitled to vote as of the record date for the special meeting. Although none of the members of the board of directors or the executive officers have executed voting agreements, based solely on its discussions with its board of directors and executive officers, EnergySouth currently expects that all of its directors and executive officers will vote their shares in favor of the adoption of the merger agreement and approval of the merger.

Voting by Proxy, Revocation

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card or may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet or telephonically. You must have the enclosed proxy card available and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares according to your directions. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Shares that are entitled to vote and are represented by a properly submitted proxy that is received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is dated, signed and returned without indicating voting instructions for a matter coming before the special meeting, shares represented by the proxy will be voted “FOR” that matter. The board of directors is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

If your shares are held in “street name” through a broker or bank, you may vote through your broker or bank by completing and returning the voting form provided by your broker or bank, or via the Internet or telephone through your broker or bank if such a service is provided. If your shares are held in “street name” through a broker or bank and you wish to attend the special meeting and vote in person, you will need to obtain a proxy from your broker or bank. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement and the approval of the merger.

If you have submitted a proxy, you may revoke it by:

•	delivering a later-dated, signed proxy card or a written revocation of such proxy to:

EnergySouth, Inc.
P.O. Box 2248
Mobile, Alabama 36652
Attention: G. Edgar Downing, Jr., Secretary
(251) 450-4631, or

•	if such proxy was submitted via the Internet or telephone, submitting a new later-dated proxy using the same method of transmission (Internet or telephone) as the proxy being revoked or

•	attending the special meeting and voting in person.

If you choose the first or second method, we must receive your new proxy or your notice of revocation before the start of the special meeting. With regard to the third method, attendance at the special meeting will not by itself constitute the revocation of a proxy; to revoke a proxy in person at the special meeting you must vote in person at the meeting.

If you have instructed a broker or bank to vote your shares, follow the directions received from your broker or bank to change your vote.

Expenses of Proxy Solicitation

EnergySouth will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares of EnergySouth common stock that such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone, fax, or email by our officers and employees. Such persons will receive no additional compensation for these services but will be reimbursed for any transaction expenses incurred by them in connection with these services.

We have engaged Morrow & Co., LLC as our proxy solicitor to assist in the dissemination of proxy materials and in obtaining proxies and to answer your questions. We will pay them $8,500 and reimburse them for their expenses.

THE MERGER (PROPOSAL NO. 1)

Background of the Merger

As part of their ongoing management and oversight of our business, the board of directors and senior management regularly review and discuss EnergySouth’s business, strategic direction, performance and long range plans with a view toward actions that will increase stockholder value. Over the last several years, EnergySouth has been transitioning from a pure-play natural gas utility, Mobile Gas, to a company focused primarily on the natural gas midstream business, with a particular emphasis on the development of salt dome caverns for the storage of natural gas through its wholly-owned Midstream subsidiary.

The strategic plan for EnergySouth developed by management and approved by the board in October 2006 called for the aggressive growth of the Midstream business. However, the board and management also recognized that the implementation of this strategic plan would significantly increase EnergySouth’s short-term and long-term capital needs and subject us to a number of risks associated with the expansion of the Midstream business. These risks would include:

•	the potential inability to obtain on acceptable terms debt and equity financing required to execute our strategic plan;

•	the potential inability to enter into storage agreements with creditworthy third parties on a timely basis;

•	changing market conditions that could impact demand and prices for natural gas storage in the Gulf Coast region; and

•	potential increases in development costs associated with the construction of salt dome caverns, surface facilities and related pipelines.

In the fall of 2007, we entered into an agreement to purchase 60% of Mississippi Hub LLC, a natural gas storage cavern facility under development. In anticipation of the closing of this acquisition, a special meeting of the board of directors was held on October 1, 2007. At this meeting, the board authorized us to enter into a new $195 million, 364-day revolving credit facility. The board acknowledged, however, that this was only a short-term solution and that permanent financing would have to be obtained. The board discussed a number of alternatives for permanent financing, including the issuance of equity by EnergySouth, the creation of a master limited partnership consisting primarily of our Midstream business or the sale of Mobile Gas.

At a regularly scheduled board meeting held on October 26, 2007, at the invitation of management, representatives from JPMorgan, one of the lenders under our credit facility, made a presentation to the board regarding long-term financing alternatives. The board, senior management and representatives from JPMorgan discussed a number of financing alternatives, including increased leverage, the issuance of common stock, the creation of a master limited partnership, the sale of Mobile Gas and entering into a financial relationship with a private equity investor.

On December 7, 2007 at a regularly scheduled board meeting, the board continued its discussion of long-term financing alternatives. At the recommendation of management, the board authorized us to retain Berenson & Company, a leading investment banking firm with a prominent energy practice, in connection with a general financial advisory engagement. We entered into an engagement letter with Berenson regarding that engagement later that day.

In January 2008, C.S. Liollio, our President and Chief Executive Officer, was contacted by representatives from a leading private equity firm who expressed an interest in exploring an acquisition of EnergySouth at a preliminary valuation of between $65 and $70 per share. This proposal was made prior to the private equity firm having conducted, and was subject to the completion of, substantial due diligence, as well as the negotiation of definitive documentation and obtaining suitable financing. Mr. Liollio immediately advised the members of the board of this proposal. The board subsequently authorized us to enter into a confidentiality agreement, which was executed on January 23, 2008, and an exclusive negotiation agreement, which was entered into on January 24, 2008, providing for a 30-day exclusivity period during which the private equity firm would perform due diligence on EnergySouth. On March 5, 2008, the private equity firm advised us that although it remained interested in EnergySouth, the continued deterioration of conditions in the financial markets made it unable to make a definitive proposal for a transaction with EnergySouth at that time.

We continued to evaluate long-term financing alternatives and as a part of that effort, on March 10, 2008, we entered into a new agreement with Berenson to serve as our financial advisor in connection with any proposed sale of all or a substantial portion of the assets of Mobile Gas. This agreement replaced the engagement letter entered into on December 7, 2007.

As part of our ongoing evaluation of financing alternatives, we continued to evaluate a potential issuance of debt or equity. On March 14, 2008, a special meeting of the board of directors was held, with senior management present. At this meeting, Charles P. Huffman, our Executive Vice President and Chief Financial Officer, discussed with the board both short-term and long-term financing needs. As part of this discussion, recent developments were reviewed including the results of a marketing “open season” at our Mississippi Hub facility, escalating capital costs and the upcoming need to construct additional pipelines to coincide with the completion of the first storage cavern at Mississippi Hub. Mr. Huffman also discussed EnergySouth’s corporate structure and the nature of borrowings that had been done at the various subsidiaries, as well as the potential for further borrowings. Cash needs and sources for each subsidiary were reviewed and discussed as well as projected in-service dates for the Midstream business’ storage caverns at both Mississippi Hub and Bay Gas. At this meeting, the board approved the filing of a universal shelf registration statement with the SEC to enable us to access alternative sources of financing.

Also at this meeting the board discussed the possibility of merging EnergySouth with a buyer that would have greater financial resources with which to execute our development plan for Midstream. The board noted that such a transaction would potentially allow our stockholders to receive a premium for their shares of common stock, while at the same time avoiding the significant development risks associated with Midstream. To that end, the board authorized management to retain the services of Berenson and JPMorgan to conduct a structured bid solicitation process to determine the viability of a potential sale of EnergySouth or Mobile Gas. The board also established a special committee of the board, consisting initially of John C. Hope (chairman), Harris V. Morrissette and J.D. Woodward, as a committee of convenience to interact with our financial advisors and to review and analyze their recommendations and to report to the board on both developments and their recommendations.

During March and April 2008, senior management worked with representatives of Berenson and JPMorgan to prepare a confidential descriptive memorandum regarding EnergySouth and the structured bid solicitation process, as well as a financial model for EnergySouth and an electronic data room for potential bidders.

On April 7, 2008, we entered into engagement letters with Berenson and JPMorgan to serve as joint financial advisors to us in connection with a possible sale of EnergySouth or Mobile Gas.

During the fourth week of April 2008, representatives of Berenson and JPMorgan contacted potential strategic and financial buyers to inquire about their interest in submitting indications of interest.

On April 25 and 26, 2008, at a regularly scheduled board meeting at which senior management was present, representatives of Berenson and JPMorgan reported to the board on the expected timeline for the bid solicitation process. A review of 22 potentially interested strategic and financial buyers, which did not include Sempra Energy, was provided, with a focus on both competitive issues and the ability of these parties to meet financial obligations within the timeframe of the process. The financial advisors noted that in view of the current conditions in the credit markets, it might be difficult for financial buyers such as private equity firms to be competitive. The financial advisors also presented an overview of recent purchase and sale transactions in the natural gas industry.

A representative of Alston & Bird LLP, one of our two outside law firms, then reviewed with the directors a previously distributed memorandum discussing the board’s fiduciary duties under Delaware law in considering a business combination or sale of the business. Mr. Huffman updated the board regarding our financial needs and discussed the impact of issuing equity. Mr. Huffman also discussed the financial impact of a sale of Mobile Gas, noting that in such event, we likely would need to reduce the amount of or eliminate our regular cash dividend and would still need to issue equity to finance the planned growth of the Midstream business. Mr. Huffman and the representatives of Berenson, JPMorgan and Alston & Bird responded to questions from the directors.

The board of directors then discussed the outlook for EnergySouth and the benefits and risks associated with continuing to operate EnergySouth as a stand-alone entity and selling common stock to the public to raise capital, selling EnergySouth or selling Mobile Gas. Following this discussion, the board unanimously concluded that a sale of EnergySouth was the preferred alternative for maximizing stockholder value, followed by a sale of Mobile Gas as an alternative strategy. The board then authorized management to continue to work with Berenson and JPMorgan to pursue these strategies and appointed Robert H. Rouse as a fourth member of the special committee.

In the first and second weeks of May 2008, Berenson and JPMorgan distributed, to interested parties that had executed confidentiality agreements, the descriptive memorandum and a bid procedures letter requesting the submission of written initial non-binding indications of interest for the purchase of EnergySouth.

On May 22, 2008, at a meeting of the special committee at which members of senior management were present, representatives from Berenson and JPMorgan provided the committee with an overview of the solicitation process to date. The financial advisors reported that 24 parties had now been contacted and that the descriptive memorandum had been distributed to 17 of those parties. Five of these parties had submitted written initial non-binding proposals to acquire the entire Company (from three bidders) or Mobile Gas (from two bidders). The three proposals to acquire EnergySouth had implied prices ranging from $58 to $64 per share in cash, were not subject to any financing condition and were generally subject to further due diligence, negotiation of mutually acceptable definitive agreements and other standard conditions.

The financial advisors reviewed the proposals of each of these five bidders with the special committee, followed by a discussion of a preliminary valuation of EnergySouth prepared by Berenson and JPMorgan. The committee members, with input from the financial advisors, then discussed at length the advantages and the disadvantages of continuing to operate EnergySouth on a stand-alone basis and selling common stock in a public offering, selling Mobile Gas or selling EnergySouth. The special committee unanimously determined that it was in the best interests of the stockholders to continue to pursue a sale of EnergySouth or, failing that, Mobile Gas. The committee then unanimously determined to allow four entities to proceed to the second round of the process.

On May 27, 2008, the financial advisors invited these four bidders to participate in the second round of the process, and the four parties were invited to a presentation by our management, were invited to visit our facilities and were granted access to an electronic data room for a detailed review of due diligence materials.

On May 27, 2008, another party who had previously been contacted by the financial advisors, but had not executed a confidentiality agreement, expressed an interest in participating in the bid solicitation process. After consultation with our board of directors, Mr. Liollio instructed the financial advisors to invite this party to participate in the process. On May 28, 2008, this party executed a confidentiality agreement and was furnished a copy of the descriptive memorandum. On May 30, 2008, this party made a preliminary proposal containing a preliminary bid of $62 per share, subject to further due diligence and other standard conditions. Based upon that preliminary proposal, this party was invited to participate in the second round of the process and was granted access to our electronic data room, as well as invited to a presentation by our management.

On May 28, 2008, representatives of Sempra Energy contacted Berenson and JPMorgan, expressing an interest in participating in the bid solicitation process. After consultation with our board of directors, Mr. Liollio instructed the financial advisors to invite Sempra Energy to participate in the process. On May 30, 2008, Sempra Energy executed a confidentiality agreement and was furnished a copy of the descriptive memorandum. On June 3, 2008, Sempra Energy made a preliminary proposal containing a preliminary bid range of $62 to $65 per share, subject to further due diligence and other standard conditions. Based upon that preliminary proposal, Sempra Energy was invited to participate in the second round of the process and was granted access to our electronic data room, as well as invited to a presentation by our management.

Throughout June and the first two weeks of July 2008, these six potential bidders accessed the electronic data room materials for operational, financial, accounting, tax, legal and other business due diligence. During the weeks of June 9 and 16, 2008, members of senior management made in-person management presentations to each of the six second round participants, including Sempra Energy. These management presentations generally included an overview of EnergySouth and its two business segments, the markets in which the two segments compete, and summary financial information. For bidders interested in Mobile Gas, the management presentation related only to that business. Members of our management team held additional, follow up due diligence meetings, in person and by telephone, with representatives from each of these six parties.

On June 18, 2008, Berenson and JPMorgan invited each of the six bidders to submit a firm and binding written offer for the purchase of EnergySouth. Alston & Bird then distributed a draft merger agreement to each of the six bidders for their review and comment.

On July 1, 2008, another party informed JPMorgan that it would like to either acquire Mobile Gas or to partner with another entity that desired to acquire the Midstream business so that it and such other entity would severally, but not jointly, purchase the entire Company. In response to this letter and after consultation with the financial advisors and the board of directors, as well as after execution of a confidentiality agreement, Mr. Liollio on July 2, 2008 instructed JPMorgan to arrange a management presentation for this party. On July 11, 2008, Mr. Downing, Mr. Huffman and Mr. Welch participated in a telephonic management presentation to senior management of this party. However, this party did not subsequently present a proposal for a transaction regarding EnergySouth or Mobile Gas.

On July 11, 2008, Sempra Energy and one other bidder submitted final offers to Berenson and JPMorgan and provided comments on the proposed form of merger agreement. Sempra Energy’s offer of $58.35 per share in cash was higher than the cash offer proposed by the other bidder and represented a 30% premium over the closing price of our common stock on July 10, 2008. Neither bidder’s offer contained a financing contingency. Both bidders confirmed that they had substantially completed their due diligence and were prepared to move quickly to a closing. Sempra Energy’s offer had been approved by its board of directors, but the other bidder’s offer was still subject to its board’s approval. A third bidder provided a range of prices that it might be willing to offer, but this range was significantly lower than the two final offers that had been received. This party did not submit a final offer.

On July 15, 2008 a meeting of the special committee was held, with senior management present, to discuss the terms and conditions of the two final bids for EnergySouth. Representatives of Berenson and JPMorgan reviewed the financial terms of the two offers, and a representative of Alston & Bird reviewed the material terms of the draft merger agreements submitted with the two offers, including the transaction structure, the treatment of stock options, performance share awards and stock unit awards, required approvals, our ability to accept a superior proposal, the match rights requested by the buyers, the conditions under which the merger agreement could be terminated and the termination fee that we could be required to pay under specified circumstances. The committee again discussed the three strategic alternatives available to EnergySouth. It was determined that if an acceptable agreement could be reached with Sempra Energy, it would represent the best course of action for the stockholders by allowing them to recognize a significant premium over the current price of our stock while eliminating their exposure to the development risks associated with the implementation of our strategic plan.

At the conclusion of these discussions, the special committee instructed Berenson and JPMorgan to contact representatives of Sempra Energy and inform them that while Sempra Energy’s bid of $58.35 per share was not acceptable, EnergySouth was willing to enter into an exclusivity agreement with Sempra Energy for a period ending at 5 p.m. Eastern time on July 25, 2008 to allow the parties to engage in further discussions to determine if an agreement on a price of at least $62.00 per share and other terms and conditions, including the amount of the termination fee payable under certain circumstances by EnergySouth to Sempra Energy, could be reached. On July 17, 2008, Sempra Energy proposed to increase its offer to $62.00 per share and the parties then entered into an exclusivity agreement prohibiting us from discussing an acquisition proposal with any third party during the exclusivity period.

On July 18, 2008, representatives of Sempra Energy, its outside counsel Latham & Watkins LLP, EnergySouth and Alston & Bird met to negotiate the provisions of the merger agreement. Subsequent to the meeting, the parties continued to negotiate the terms and conditions of the merger agreement, Sempra Energy continued its due diligence review of EnergySouth, and Sempra Energy and EnergySouth continued discussions regarding the offer price.

On July 23, 2008, as a result of its continuing due diligence and due to concerns expressed by Sempra Energy regarding certain contracts relating to our Midstream business, Sempra Energy proposed to reduce its offer price to $61.00 per share. Through its financial advisors, EnergySouth countered with a price of $61.75 per share, and on July 24, 2008, the parties agreed on a price of $61.50 per share. During this period, the parties continued to negotiate the final terms and provisions of the merger agreement.

On the afternoon of July 24, 2008, the special committee, with senior management present, met with representatives of Berenson, JPMorgan and Alston & Bird and reviewed the financial and other terms of the Sempra Energy offer. The financial advisors presented a financial analysis of the transaction and a valuation of EnergySouth based on current market conditions. At the conclusion of the meeting, the special committee voted unanimously to recommend to the board of directors that we execute a merger agreement with Sempra Energy on the terms proposed.

On the morning of July 25, 2008, the board of directors of EnergySouth met with representatives of Berenson, JPMorgan and Alston & Bird to discuss the proposed transaction. At this meeting, management and the outside advisors updated the directors on the status of the bid solicitation process and reported that substantially all issues regarding the transaction with Sempra Energy had been resolved, subject to approval by our board of directors. Representatives of Berenson and JPMorgan presented an in-depth review and analysis of the financial terms of the proposed transaction, including the transaction premium and implied multiples and their relationship to comparable transactions, followed by an in-depth review and analysis of the current valuation of EnergySouth. JPMorgan then rendered an oral opinion to the board of directors, later confirmed by delivery of a written opinion dated July 25, 2008, that, as of that date and based on and subject to the factors and assumptions in its written opinion, the $61.50 per share in cash to be paid to the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of the written opinion of JPMorgan is attached as Annex B to this proxy statement.

G. Edgar Downing, Jr., our Senior Vice President, Secretary and General Counsel, and a representative of Alston & Bird then reviewed the material terms of the merger agreement with the directors, including the transaction structure, the treatment of stock options, performance share awards and stock unit awards, the terms of our representations, warranties and covenants, required approvals, our ability to accept a superior proposal, the match right provided to Sempra Energy, the conditions under which the merger agreement could be terminated and the termination fee that we could be required to pay under specified circumstances. The board then considered and discussed various factors that favored approval of the proposed merger and various factors that weighed against or presented risks with regard to the proposed merger, substantially as summarized in “Recommendation of the Board of Directors and Reasons for the Merger” below. After further discussion, the board of directors, having determined that it was advisable, fair to and in the best interests of EnergySouth and its stockholders for EnergySouth to enter into and perform the merger agreement, unanimously resolved to approve the merger agreement and the merger and other transactions contemplated by the merger agreement, to authorize management to enter into the merger agreement, to direct that the merger agreement be submitted to our stockholders for approval and to recommend to our stockholders that they adopt the merger agreement and approve the merger.

Following the approval of the merger agreement and the merger by our board of directors, EnergySouth and Sempra Energy executed and delivered the merger agreement on the evening of Friday, July 25, 2008. On the morning of Monday, July 28, 2008, prior to the opening of the market, Sempra and EnergySouth issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors and Reasons for the Merger

At a meeting of our board of directors on July 25, 2008, after careful consideration, including consideration of the unanimous recommendation of the special committee and consultation with financial and legal advisors, our board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of our stockholders.

Accordingly, our board of directors unanimously resolved to approve and adopt the merger agreement, to direct that it be submitted to our stockholders for approval, and to recommend to our stockholders that they vote “FOR” the adoption of the merger agreement and approval of the merger.

In the course of reaching its decision to approve the merger agreement and the merger and to recommend that our stockholders vote to adopt the merger agreement and approve the merger, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors that supported approval of the merger:

•	The Company’s Strategic Plan. The Company’s aggressive growth plans for its Midstream business have inherent but largely unquantifiable risks, particularly with regard to our storage cavern development plan. Further, the Company will require significant amounts of capital over the next several years to implement these growth plans, but deteriorating conditions in the capital markets in the past year, which are not expected to improve in the reasonably foreseeable future, have severely limited the Company’s access to the necessary capital. As with any strategic plan, the successful execution of the Company’s growth plans are subject to a number of risks, many of which are exacerbated by the current volatility in the global credit and energy markets.

•	The Company’s Financial and Operating Condition. The current and projected financial condition and results of operations of the Company and its two business segments, including the lower growth rate of the local distribution business and the projections for both high costs and high but uncertain growth and earnings in the Midstream business, together with the current and potential economic and operating conditions in the various markets in which the Company conducts business, present significant challenges and uncertainties.

•	Other Strategic Alternatives. The potential benefits, risks and uncertainties of the merger compare favorably with those associated with other strategic alternatives that are potentially available to the Company, including the possibility of being acquired by other companies, the possibility of acquisitions of or mergers, joint ventures or other transactions with other companies in the local distribution and/or midstream businesses, the possibility of selling one of our business segments and the possibility of raising additional equity capital and debt and remaining an independent public company.

•	Financial Terms/Premium to Market Price. The merger consideration of $61.50 per share represented a premium of 26.7% over the $48.54 price per share of the Company’s common stock on the Nasdaq Global Select Market on July 23, 2008 and a 21.8% premium over the average reported last sale price of our common stock over the 90 day period prior to July 23, 2008.

•	Highest Price Sempra Energy Will Offer. It was believed that $61.50 per share was the highest price that Sempra Energy would offer.

•	Cash Consideration. The merger consideration is payable in cash, which provides certainty of value and complete liquidity to the stockholders, compared to a transaction in which the stockholders receive stock or another form of consideration.

•	Opinion of Financial Advisor. JPMorgan provided a written opinion that as of July 25, 2008, based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the stockholders in the merger was fair, from a financial point of view, to the stockholders.

•	Financial Analysis of the Merger. Berenson & Company and JPMorgan presented a detailed financial analysis of the merger to our board of directors on July 25, 2008.

•	No Financing Condition. The merger is not subject to a financing condition, and Sempra Energy has significant financial capacity to consummate the merger.

•	Likelihood of Consummation. The merger is likely to be consummated in light of the fact that (1) Sempra Energy has the financial ability and willingness to consummate the merger, (2) the merger is not subject to any financing contingency, (3) Sempra Energy has an excellent reputation in the market, which it would like to preserve, (4) the merger is subject to limited conditions and (5) the merger is likely to receive prompt regulatory clearance.

•	Likelihood of Alternative Proposals. In light of (1) the structured three-month solicitation process conducted by the Company, with the assistance of Berenson & Company and JPMorgan, in which the two financial advisors approached 24 strategic and financial buyers likely to have the resources necessary to acquire the Company, of which seven submitted preliminary proposals to purchase the Company or one of its two businesses and two submitted final bids, and one additional company submitted a preliminary proposal to acquire our Mobile Gas business, and (2) the price offered by Sempra Energy, which was higher than the price offered by any other bidder, it appears unlikely that any party would propose an alternative transaction that would be more favorable to the Company and its stockholders than the merger.

•	Ability to Receive and Consider Alternative Proposals. The terms of the merger agreement that permit the board of directors, in the exercise of its fiduciary duties, to consider bona fide written unsolicited acquisition proposals from third parties and to terminate the merger agreement to accept a superior proposal upon the payment by the Company of a $25 million termination fee, combined with the amount of time from the public announcement of the merger to the expected closing of the merger, are sufficient to permit the receipt of competing proposals from third parties.

•	Timing for Obtaining Payment. The merger agreement enables the Company’s stockholders to receive the merger consideration at the earliest possible time consistent with applicable law, imposing no unusual delays.

•	Availability of Dissenter’s Rights. Stockholders who do not vote in favor of the merger can obtain “fair value” for their shares, as determined by a court, if they properly perfect and exercise their dissenter’s rights in accordance with Delaware law.

•	Future Operations of the Company. Sempra Energy has been successful in its business and operations and has an excellent reputation and significant financial strength, such that the transaction would be a favorable transaction for the Company’s employees, customers, suppliers and communities.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	The Merger Might Not be Completed. There is a risk that the merger might not be completed due to, among other things:

•	The fact that Sempra Energy can terminate the merger agreement in certain circumstances, including for material breaches by the Company of its representations, warranties, covenants and agreements in the merger agreement, and

•	The Company or Sempra Energy might not receive the regulatory approvals and clearances necessary to complete the merger, or governmental authorities could attempt to condition the merger on one or both parties’ compliance with certain burdensome conditions.

•	Restrictions on Conduct of Business Prior to Completion of the Merger. The operating covenants in the merger agreement require the Company to conduct its business only in the ordinary course and subject to a variety of specific limitations prior to the closing of the merger or the termination of the merger agreement. These operating covenants may delay or prevent the Company from undertaking business opportunities that arise or may preclude actions that would be advisable if the Company were to remain an independent company and could even prevent the Company from realizing the profit inherent in some existing business arrangements.

•	Potential Adverse Effects of Public Announcement on the Company. The public announcement of the merger could have an adverse effect on the Company’s business and competitive position prior to the completion of the merger or the termination of the merger agreement, including particularly on the Company’s relationships with its employees, customers, suppliers and the communities in which it operates.

•	Potential Adverse Effects of Public Announcement on Others. The public announcement of the merger could have a direct adverse effect on the Company’s employees, customers, suppliers and the communities in which it operates.

•	Restrictions on Soliciting Alternative Transactions. Under the merger agreement, the Company cannot solicit other acquisition proposals and must pay the $25 million termination fee if the merger agreement is terminated in certain circumstances, which in addition to being costly, could have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to the Company’s stockholders than the merger.

•	No Longer an Independent Company. Following the merger, the Company will no longer exist as an independent, publicly-traded company, and the Company’s stockholders will no longer be able to directly participate in any future earnings or growth of the Company or benefit from any appreciation in the Company’s value.

•	Taxability of the Purchase Price. Gains from the all-cash merger generally will be taxable to the Company’s stockholders for U.S. federal income tax purposes.

The board of directors determined that the risks and negative factors were outweighed by the factors that supported the approval of the merger, and after considering all relevant factors (including those listed above), the board of directors unanimously approved the merger agreement and the merger.

This discussion of the information and factors that our board of directors considered is not intended to be exhaustive, but we believe this discussion includes all material factors considered by the board of directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, our directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching their determinations. Rather, each director made his or her judgment based on the total mix of information available to the board of directors of the overall effect of the merger on our stockholders compared to any alternative. The judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

Based on the factors outlined above, the board of directors determined by unanimous vote:

•	that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and our stockholders;

•	to approve the merger agreement; and

•	to recommend to the Company’s stockholders that they vote “FOR” the adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated April 7, 2008, EnergySouth retained JPMorgan as its financial advisor in connection with the proposed merger.

At the meeting of the board of directors of EnergySouth on July 25, 2008, JPMorgan rendered its oral opinion to the board of directors of EnergySouth that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to EnergySouth’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. On July 25, 2008, JPMorgan confirmed its July 25, 2008 oral opinion in writing. No limitations were imposed by EnergySouth’s board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan dated July 25, 2008, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. EnergySouth’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the board of directors of EnergySouth, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any stockholder of EnergySouth as to how such stockholder should vote at the special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, JPMorgan, among other things:

•	reviewed a draft dated July 21, 2008 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning EnergySouth and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of EnergySouth with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of EnergySouth common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of EnergySouth relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of EnergySouth and Sempra Energy with respect to certain aspects of the merger, the past and current business operations of EnergySouth, the financial condition and future prospects and operations of EnergySouth (including the views of senior management of EnergySouth with respect to the risks and uncertainties associated with the Company achieving its projections), and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by EnergySouth or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of EnergySouth or Sempra Energy under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of EnergySouth to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan on July 21, 2008. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on EnergySouth or on the contemplated benefits of the merger.

The projections furnished to JPMorgan for EnergySouth were prepared by the management of EnergySouth. EnergySouth does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s written opinion dated July 25, 2008, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to EnergySouth’s common stockholders in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of EnergySouth or the underlying decision by EnergySouth to engage in the merger. JPMorgan expressed no opinion as to the price at which the Company’s common stock will trade at any future time, whether before or after the merger.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Public Trading Multiples.  Using publicly available information, JPMorgan compared selected financial data of EnergySouth with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be similar to those of EnergySouth. The companies selected by JPMorgan and viewed as relevant to EnergySouth’s natural gas midstream business were El Paso, Enbridge, Southern Union, Spectra Energy, TransCanada and Williams. The companies selected by JPMorgan and viewed as relevant to EnergySouth’s natural gas distribution business were AGL Resources, Atmos Energy, Laclede Group, New Jersey Resources, Nicor, Northwest Natural Gas, Piedmont Natural Gas, South Jersey Industries, Southwest Gas and WGL Holdings.

These companies were selected, among other reasons, because they share similar business characteristics to EnergySouth based on operational characteristics and financial metrics, as well as their significant exposure to the midstream and natural gas utility industry in the United States. However, none of the companies selected is identical or directly comparable to EnergySouth. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each of the selected companies, JPMorgan calculated Firm Value divided by the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the calendar years ending December 31, 2008 and 2009, which are referred to as Firm Value/EBITDA Multiples, as well as the stock price of common equity divided by the earnings per share, or EPS, for the same periods, which are referred to as Price/Earnings Multiples.

For this analysis, Firm Value of a particular company was calculated as market value of that company’s common stock based on fully diluted shares using the treasury method (as of July 21, 2008) plus the value of that company’s indebtedness, minority interest and preferred stock, minus that company’s cash and cash equivalents and marketable securities.

The following table reflects the ratios, Firm Value and public market multiples for each of the selected companies reviewed by JPMorgan:

Selected midstream asset operators

	Market Price		Price/Earnings		Price/Earnings		Firm Value/EBITDA		Firm Value/EBITDA
Company	7/21/2008	Firm Value(1)	Multiple 2008E		Multiple 2009E		Multiple 2008E		Multiple 2009E

El Paso	$18.99	$26,824	12.1	x	11.2	x	6.8	x	6.2	x
Enbridge	42.51	26,683	23.0	x	20.0	x	12.3	x	11.0	x
Southern Union	26.44	6,727	14.0	x	12.8	x	8.8	x	8.3	x
Spectra Energy	26.87	26,887	14.0	x	13.5	x	8.7	x	8.3	x
TransCanada	38.11	36,157	17.3	x	16.8	x	8.8	x	8.1	x
Williams	34.60	26,841	12.8	x	12.1	x	5.6	x	5.5	x

(1)	Dollars in millions.

Selected natural gas utilities

	Market Price		Price/Earnings		Price/Earnings		Firm Value/EBITDA	Firm Value/EBITDA
Company	7/21/2008	Firm Value(1)	Multiple 2008E		Multiple 2009E		Multiple 2008E	Multiple 2009E

AGL Resources	$33.24	$4,455	11.9	x	11.5	x	7.1x	6.9x
Atmos Energy	25.51	4,289	12.7	x	12.3	x	6.8x	6.4x
Laclede Group	38.85	1,237	16.2	x	16.2	x	8.5x	NM
New Jersey Resources	32.26	1,891	14.4	x	13.6	x	NM	NM
Nicor	39.52	2,242	16.9	x	15.2	x	6.1x	NM
Northwest Natural Gas	44.25	1,744	17.0	x	16.0	x	8.1x	7.9x
Piedmont Natural Gas	25.22	2,744	16.6	x	15.5	x	8.3x	8.0x
South Jersey Industries	37.08	1,481	16.1	x	15.6	x	9.7x	8.7x
Southwest Gas	27.96	2,510	13.4	x	12.4	x	6.5x	6.1x
WGL Holdings	33.29	2,415	13.8	x	14.1	x	7.1x	7.0x

(1)	Dollars in millions.

Based on the results of this analysis and on JPMorgan’s judgment and experience, JPMorgan applied Price/Earnings Multiples ranging from 13.0x to 17.0x for calendar year 2008 EPS and 12.5x to 16.5x for calendar year 2009 EPS to EnergySouth’s natural gas midstream and natural gas distribution segments, which, using EnergySouth’s estimated EPS for such periods, implied ranges for EnergySouth’s common stock of $31.25 to $40.60 and $41.60 to $54.45 per share, respectively.

Further, JPMorgan applied ranges of 7.5x to 9.5x and 6.5x to 8.0x Firm Value/EBITDA Multiples to EnergySouth’s natural gas midstream and natural gas distribution segments, which, using EnergySouth’s estimates for calendar year 2008 EBITDA, implied a range for EnergySouth’s common stock of $9.40 to $20.25 per share.

Additionally, JPMorgan applied ranges of 7.0x to 9.0x and 6.0x to 7.5x Firm Value/EBITDA Multiples to EnergySouth’s natural gas midstream and natural gas distribution segments, respectively, using EnergySouth’s estimates for calendar year 2012 EBITDA. The resulting values were then adjusted for EnergySouth’s estimated calendar year 2010 year-end excess cash, total debt and minority interest and subsequently discounted back to present values, implying a range for EnergySouth’s common stock of $30.95 to $60.25 per share.

Selected Transaction Analysis.  JPMorgan analyzed publicly available information regarding the following selected midstream transactions:

Date Announced	Target/Owner	Acquirer

Dec-07	Natural Gas Pipeline Co. of America/Knight (Kinder Morgan)	Institutional investor group including Babcock & Brown
May-07	Energy Transfer Partners/Natural Gas Partners	Enterprise GP Holdings
Dec-06	ANR Pipeline Company/El Paso	TransCanada
Nov-06	Tuscarora Gas Co.	TC Pipelines
May-06	3 Gulf Coast Pipeline Systems/BP Oil Pipeline	Plains All American Pipeline
Aug-05	Terasen	Kinder Morgan
Jul-05	Southern Star Pipeline/AIG Highstar	General Electric

JPMorgan analyzed publicly available information regarding the following selected gas utility transactions:

Date Announced	Target/Owner	Acquirer

Jul-08	Dominion Hope and Peoples Gas/Dominion	Babcock & Brown
Jul-08	Intermountain Gas Company	MDU Resources
Mar-08	PPL Gas Utilities	UGI Utilities
Feb-08	Northern Utilities & Granite State Gas Transmission/NiSource	Unitil
Jan-08	PNM Resources’ natural gas operations	Continental Energy Systems
Nov-07	Arkansas Western Gas/Southwestern Energy	SourceGas
Feb-07	SEMCO Energy	Cap Rock Holding
Feb-07	Aquila gas operations in CO, KS, NE, IA, and electric operations in CO	Black Hills
Aug-06	Kinder Morgan Retail Gas Operations	GE Energy Financial Services/Alinda
Jul-06	Peoples Energy	WPS Resources
Jul-06	Cascade Natural Gas Corporation	MDU Resources
Mar-06(1)	Dominion Hope and Peoples Gas/Dominion	Equitable Resources
Feb-06	KeySpan	National Grid USA
Feb-06	New England Gas Co/Southern Union	National Grid USA
Jan-06	PG Energy/Southern Union	UGI
Sep-05	Missouri LDC/Aquila	Empire District Electric
Sep-05	Michigan LDC/Aquila	WPS Resources
Sep-05	Minnesota LDC/Aquila	WPS Resources
Aug-04	Mountaineer WV LDC/Allegheny	ArcLight (IGS Utilities)
Jul-04	NUI Corporation	AGL Resources
Jun-04	TXU Gas Company	Atmos Energy

(1)	Terminated.

For each of the selected transactions, JPMorgan calculated the transaction value divided by the latest 12 months EBITDA, or LTM EBITDA, which ratio is referred to as Transaction Value/LTM EBITDA Multiple.

Based on the results of this analysis, JPMorgan applied ranges of 9.0x to 11.5x and 8.5x to 10.0x Transaction Value/LTM EBITDA Multiples to the natural gas midstream and natural gas distribution segments’ fiscal year 2012 projected EBITDA, respectively. The resulting values were then adjusted for EnergySouth’s estimated 2012 fiscal year-end excess cash, total debt and minority interest and subsequently discounted back to present values, implying a range for EnergySouth’s common stock of $49.45 to $78.40 per share, based on fully diluted shares using the treasury method.

Discounted Cash Flow Analysis.  JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for EnergySouth’s common stock. JPMorgan calculated the unlevered free cash flows that EnergySouth is expected to generate during fiscal years 2009 through 2018 based upon financial projections prepared by the management of EnergySouth through the years ended September 30th. JPMorgan also calculated a range of terminal asset values of EnergySouth at the end of the 10-year period by applying perpetual growth rates ranging from 2.0% to 3.0% and 1.0% to 1.5% of the unlevered free cash flow of the natural gas midstream and natural gas distribution segments of EnergySouth, respectively, during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 10.0% and 6.5% to 7.5% for EnergySouth’s natural gas midstream and natural gas distribution segments, respectively, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of EnergySouth’s two business segments. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for EnergySouth’s estimated 2008 fiscal year-end excess cash and total debt. Based on the management projections, the chosen discount rate range and fully diluted shares using the treasury method, the discounted cash flow analysis indicated a range of equity values of between $46.50 and $80.05 per share of EnergySouth’s common stock and a midpoint of $60.95 per share of EnergySouth’s common stock. EnergySouth management further provided JPMorgan with two sensitivity cases for management’s base financial projections, reflecting some of the risks and uncertainties of achieving management’s base financial projections. The two sensitivity cases were reflective of (1) delays in storage cavern in-service dates and increased gas prices and (2) delays in storage cavern in-service dates, as well as increased gas prices and capital expenditures over the projection period. Based on the same discount rate and perpetual growth rate ranges detailed above and fully diluted shares using the treasury method, the discounted cash flow analysis indicated ranges of equity values of between $42.10 and $75.35, and $36.25 and $69.40, with midpoints of $56.41 and $50.50 per share of EnergySouth’s common stock for the two sensitivity cases, respectively.

Other Information.  JPMorgan also reviewed the 52-week, 3-month and 1-month trading ranges of EnergySouth’s common stock. JPMorgan noted that historical stock trading analyses are not a valuation methodology but were presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to EnergySouth, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of EnergySouth. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to EnergySouth and the transactions compared to the merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise EnergySouth with respect to the merger on the basis of such experience and its familiarity with EnergySouth.

For services rendered in connection with the merger, EnergySouth has paid JPMorgan a fee of $1.5 million upon delivery of its written fairness opinion and will pay JPMorgan a fee in the amount of approximately $3.6 million upon consummation of the merger. In addition, EnergySouth has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws. If EnergySouth receives a termination fee from Sempra Energy or from any other source as a result of the merger or any other transaction not being consummated, EnergySouth must pay JPMorgan 12.5% of such fee, which fee will not exceed the transaction fee that would have been payable to JPMorgan had the merger closed, and which fee will be reduced by the $1.5 million fee paid upon delivery of JPMorgan’s opinion. In addition, JPMorgan will be entitled to fees for any transaction involving the acquisition of EnergySouth consummated during the term of its engagement or 12 months after its expiration or termination. The engagement runs for 18 months from the effective date of the engagement letter, which is March 19, 2008.

JPMorgan and its affiliates have performed in the past, and may continue to perform, certain financial advisory, financing and other investment banking and commercial banking services for EnergySouth, Sempra Energy and one or more of their affiliates. During the two years preceding the date of its opinion, JPMorgan and its affiliates had commercial or investment banking relationships with EnergySouth and Sempra Energy, for which it and such affiliates received customary compensation. Such services during such period included acting as (1) lead manager for an offering of $55,000,000 in principal amount of Industrial Revenue Development Bonds in August 2007, the proceeds of which were loaned to a subsidiary of EnergySouth; (2) joint book-running manager for Sempra Energy’s offering of $500,000,000 in principal amount of notes in June 2008; (3) seller in a $161,000,000 share repurchase program by Sempra Energy of its common stock that concluded in September 2007; (4) lead manager and current remarketing agent for the offering of $161,000,000 in principal amount of Industrial Development Revenue Refunding Bonds by a subsidiary of Sempra Energy beginning in September 2006; and (5) commercial paper dealer for a $2,000,000,000 revolving commercial paper program issued by a joint venture in which Sempra Energy holds a minority interest beginning in June 2006. In addition, JPMorgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of EnergySouth and Sempra Energy, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of EnergySouth or Sempra Energy for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Certain Persons in the Merger

When considering the recommendation of our board of directors, you should be aware that our executive officers and members of our board of directors have interests in the merger other than their interests as EnergySouth stockholders generally, pursuant to agreements between such executive officers and directors and us and pursuant to the merger agreement. These interests may be different from, or in conflict with, your interests as EnergySouth stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Change of Control and Employment Agreements

We have entered into an employment agreement with each of Messrs. C.S. Liollio and Benjamin J. Reese and a change of control agreement with each of Messrs. G. Edgar Downing, Jr., Charles P. Huffman, Gregory H. Welch and other employees who are not executive officers. These employment agreements and change of control agreements provide for payments and benefits to the executive upon the termination of the executive’s employment following a change of control, as described below.

If the executive’s employment is terminated by the surviving corporation for any reason other than cause, or by the executive for good reason, within 24 months following the merger, he will receive a severance amount. In the case of Mr. Liollio, this severance amount is equal to three times the sum of his then-current base salary plus his annual bonus target for the performance year in which his termination occurs. In the case of Mr. Reese, this severance amount is equal to the sum of three times his then-current base salary plus (1) if the termination occurs following the determination of his individual performance award in 2008 but prior to the determination of his individual performance award in 2009, three times the amount of his individual performance award for 2008, or (2) if the termination occurs following the determination of his individual performance award in 2009, three times the average amount of his individual performance award for the most recent two years. In the case of Mr. Downing, this severance amount is equal to two times the sum of his then-current base salary plus his annual bonus target for the performance year in which his termination occurs. In the case of Messrs. Huffman and Welch, this severance amount is equal to 2.97 times the sum of his then-current base salary plus his annual bonus target for the performance year in which his termination occurs.

In addition to Mr. Liollio’s severance amount, if he is terminated for any reason other than cause, or by him for good reason, within 24 months following the merger, he would be entitled to receive any unpaid restoration compensation credit and cash performance award under his employment agreement. The unpaid restoration compensation credit equals $250,000, which otherwise would be payable on August 1, 2009. The unpaid cash performance award is an amount up to $500,000, equal to $250,000 times a fraction, the denominator of which is our average trading price over the five trading days prior to August 1, 2006 and the numerator of which is $61.50.

In addition to the severance amounts, in the case of each of Messrs. Liollio, Huffman and Welch, we, or the surviving corporation, as the case may be, will also continue the executive’s medical and life insurance coverage until the earlier of the three year anniversary of the termination or the executive’s re-employment with another employer. In the case of Mr. Downing, medical and life insurance coverage will continue until the earlier of the two year anniversary of his termination or his re-employment with another employer.

Executive Officers’ Stock Options

Our executive officers as a group hold “in the money” options to purchase 249,155 shares of our common stock as of August 20, 2008, having a weighed average exercise price of $32.30. Each outstanding option (whether vested or unvested) will be cancelled at the effective time of the merger in exchange for a cash payment, without interest, equal to the product of (1) the number of shares of EnergySouth common stock subject to such option, multiplied by (2) the amount by which $61.50 exceeds the option exercise price per share of common stock subject to such option, less any required withholding taxes. Accordingly, executive officers and non-employee directors with unvested “in the money” options may receive a benefit, in addition to that available to EnergySouth stockholders generally, by virtue of the acceleration of the unvested portion of such options. See “The Merger Agreement — Treatment of Stock Options, Performance Shares, Performance-Based Restricted Stock Units and Phantom Stock Units” on page 35.

The value attributable to the cancellation and cash-out in connection with merger of all stock options held by our executive officers is approximately $7.3 million, as follows:

	Shares of Common Stock		Net Value of all
	Subject to Options		Options Held by
		Vesting Accelerated	Executive Officer
Officer	Total	Upon Merger	or Director(1)

C.S. Liollio	38,200	30,750	$746,777
Charles P. Huffman	51,110	13,485	1,834,231
Benjamin J. Reese	45,880	34,980	853,210
G. Edgar Downing, Jr.	28,200	10,825	888,834
Gregory H. Welch	46,560	11,710	1,670,871
LaBarron N. McClendon	12,490	6,590	342,124
Susan P. Stringer	10,595	3,595	350,486
Daniel T. Ford	16,120	3,520	588,003

Total	249,155	115,455	$7,274,536

(1)	Net value of options determined as $61.50 minus the option exercise price multiplied by the number of shares subject to the option.

Executive Officers’ Performance Share Awards and Performance-Based Restricted Stock Unit Awards

Our executive officers as a group hold performance share awards and performance-based restricted stock unit awards with respect to an aggregate of 24,070 shares underlying such awards (at the target award level). Each performance share award and performance-based restricted stock unit award outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such award will be entitled to receive from the surviving corporation an amount of cash, without interest, equal to the product of (1) the target number of shares underlying such award, multiplied by (2) the per share merger consideration of $61.50, less the amount of any required tax withholding. See “The Merger Agreement — Treatment of Stock Options, Performance Shares, Performance-Based Restricted Stock Units and Phantom Stock Units” on page 35.

The value attributable to the performance share awards and performance-based restricted stock unit awards held by our executive officers is approximately $1.5 million, as follows:

	Shares Underlying
	Performance Share Awards and Performance-
	Based Restricted Stock Unit		Value of Shares
	Awards	Vesting Accelerated	Vested
Officer	Total	Upon Merger	Upon Merger(1)

C.S. Liollio	17,960	17,960	$1,104,540
Charles P. Huffman	1,220	1,220	75,030
Benjamin J. Reese	1,500	1,500	92,250
G. Edgar Downing, Jr.	950	950	58,425
Gregory H. Welch	1,080	1,080	66,420
LaBarron N. McClendon	680	680	41,820
Susan P. Stringer	340	340	20,910
Daniel T. Ford	340	340	20,910

Total	24,070	24,070	$1,480,305

(1)	Value of shares determined as $61.50 multiplied by the number of shares that would be unvested (still subject to forfeiture) immediately prior to the effective date.

Executive Officers’ Incentive Compensation Awards

If the effective time of the merger occurs prior to November 15, 2008, then immediately prior to the effective time, we will pay to each executive officer then actively employed by us or one of our subsidiaries any amounts due under outstanding awards granted under our executive incentive compensation plan, as applicable, with respect to the full fiscal year ending on September 30, 2008. However, the amount of each such payment will be determined by the compensation committee of our board of directors with regard to executives based on then available financial information in a manner reasonably consistent with the intent of the applicable compensation plan; provided that the aggregate payments under both our executive incentive compensation plan and employee incentive compensation plan must not exceed $4.8 million. However, this cap of $4.8 million is exclusive of the bonus pool funding certain team performance awards, including such an award to Mr. Reese, which will be paid in accordance with the terms of his employment agreement.

If the effective time of the merger occurs on or after November 15, 2008, then immediately prior to the effective time, we will pay to each executive officer then actively employed by us or one of our subsidiaries any amounts due under the terms and conditions of such award and the executive incentive compensation plan for the full fiscal year ending September 30, 2008; provided that the aggregate payments under both our executive incentive compensation plan and employee incentive compensation plan must not exceed $4.8 million, exclusive of the above-referenced bonus pool funding the team performance awards. See “The Merger Agreement — Treatment of Employee Compensation Plans” on page 35.

Non-Employee Directors’ Phantom Stock Units

Our non-employee directors as a group hold 58,580 phantom stock units. At the effective time of the merger, the phantom stock units credited to each participating director’s account under the Second Amended and Restated EnergySouth, Inc. Non-Employee Directors Deferred Fee Plan and/or the 2005 Non-Employee Directors Deferred Fee Plan will be converted into a dollar amount equal to the product of (1) the number of phantom stock units credited to such participant’s account, multiplied by (2) the per share merger consideration of $61.50, rounded to the nearest cent. Such dollar amount will be credited to the participant’s cash account under the applicable plan, and the phantom stock units shall be debited from such participant’s plan account. Following the effective time of the merger, each participant’s plan account will be credited with interest when and as provided in the applicable plan. Under the Second Amended and Restated EnergySouth, Inc. Non-Employee Directors Deferred Fee Plan, balances in such accounts will be distributed in cash upon the completion of the merger if the participant elected such distribution under his or her distribution election.

Under the 2005 Non-Employee Directors Deferred Fee Plan, participants will automatically receive a lump sum cash distribution of their account balances upon completion of the merger. The Company has amended these plans to provide that, as of the effective time of the merger, no further phantom stock units will be credited to the participants’ accounts and account balances will be distributed only in cash.

The value attributable to the phantom stock units held by our non-employee directors is approximately $3.6 million, as follows:

	Phantom Stock Units		Value of Units
		Vesting Accelerated	Converted
Non-Employee Director	Total	Upon Merger	Upon Merger(1)

John C. Hope	21,888	21,888	$1,346,112
Thomas B. Van Antwerp	18,633	18,633	1,145,930
Robert H. Rouse	8,843	8,843	543,845
Harris Morrissette	7,556	7,556	464,694
J.D. Woodward	1,660	1,660	102,090

Total	58,580	58,580	$3,602,670

(1)	Value of units determined as $61.50 multiplied by the number of phantom stock units outstanding immediately prior to the effective date.

Post Merger Arrangements

The merger agreement provides that the officers of the Company immediately prior to the consummation of the merger will be the initial officers of the corporation surviving the merger, until the earlier of their resignation or removal.

As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to their existing severance agreements with us in connection with the merger. In addition, as of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Sempra Energy or any of its affiliates regarding the terms and conditions of compensation, cash-based incentives, or employment with the surviving corporation. We have been informed that Sempra Energy anticipates that it will, prior to the effective time of the merger, initiate discussions with members of our existing executive team relating to the terms and conditions of new agreements and amendments to existing severance agreements, so as to encourage their retention with the surviving corporation after the effective time of the merger. Although we believe members of our existing executive team are likely to enter into new agreements and agree to amendments to existing severance agreements prior to the completion of the merger and may participate in equity compensation plans of Sempra Energy after consummation of the merger, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized.

Indemnification and Insurance

The merger agreement provides that after the effective time of the merger, Sempra Energy and the surviving corporation will indemnify and hold harmless the current and former directors and officers of EnergySouth and its subsidiaries for actions or omissions, occurring at or prior to the effective time of the merger, to the fullest extent permitted by law or as provided in our certificate of incorporation, bylaws, the organizational documents of any of our subsidiaries or any written indemnification contract between such directors or officers and us. Further, for six years following the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain indemnification, advancement of expenses and exculpation provisions for acts or omissions occurring at or prior to the effective time of the merger that are no less favorable to our current and former directors and officers than those that are presently set forth in our certificate of incorporation or bylaws.

In addition, the merger agreement provides that prior to the effective time of the merger, we will use commercially reasonable efforts to purchase a six-year “tail” prepaid policy on our directors’ and officers’ liability insurance policy on terms no less favorable to our directors and officers than those of our current policy. If, however, we cannot or do not purchase such a “tail” policy, then Sempra Energy or the surviving corporation will purchase the tail policy promptly after the effective time. If, nevertheless, we, Sempra Energy and the surviving corporation all fail to obtain such a “tail” policy, Sempra Energy will, or will cause the surviving corporation to, maintain our current directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger. Sempra Energy may satisfy this obligation by (1) substituting its own policies containing terms no less favorable to such directors and officers or (2) requesting that the surviving corporation obtain such extended coverage under its existing insurance programs. If such insurance is unavailable, the surviving corporation will, and Sempra Energy will cause the surviving corporation to, purchase the best available coverage for such six-year period from an insurance carrier with the same or better credit rating as our current insurance carrier on terms at least as favorable as provided in our existing policies. Sempra Energy and the surviving corporation are not obligated to pay an amount that is more than 300% of our current annual premium for such insurance to procure the required coverage. If Sempra Energy and the surviving corporation cannot obtain the required coverage for that amount, the surviving corporation must provide the most coverage that can be obtained for that amount.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to holders of our common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences of the merger to the holders of our common stock.

The following discussion assumes that shares of our common stock are held as capital assets. Further, it does not address the tax consequences that may be relevant to stockholders who receive special treatment under some U.S. federal income tax laws. Stockholders receiving this special treatment include but are not limited to:

•	financial institutions, insurance companies, tax-exempt organizations, “S” corporations, partnerships and other pass-through entities, mutual funds, dealers in securities or foreign currencies or traders in securities that elect a mark-to-market method of tax accounting;

•	taxpayers who hold shares of our common stock as part of a “straddle,” a “hedge” or a “conversion transaction” as those terms are defined under the Code; and

•	stockholders who acquired their shares of common stock through the exercise of employee or director stock options, as restricted shares or otherwise as compensation.

Further, we do not address:

•	the U.S. federal income tax consequences to stockholders of “S” corporations and partners or other investors in partnerships or other pass-through entities;

•	the U.S. federal estate and gift or alternative minimum tax consequences of the merger;

•	any local, state or foreign tax consequences of the merger; or

•	the tax consequences of the merger to holders of our common stock who exercise appraisal rights under Delaware law.

For purposes of this summary, a U.S. Holder is a person that is a beneficial owner of our common stock and is:

•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state or any political subdivision thereof;

•	a trust if (1) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A Non-U.S. Holder is a person that is a beneficial owner of our common stock other than a U.S. Holder.

No rulings have been sought or will be sought from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

You should consult your own tax advisor concerning the U.S. federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Treatment of U.S. Holders

U.S. Holders who receive cash for their shares will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and their adjusted tax basis in the shares exchanged in the merger. If a U.S. Holder holds shares of our common stock as a capital asset, the gain or loss will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the stockholder’s holding period for the shares is more than one year. Long-term capital gain of an individual is generally subject to a maximum U.S. federal income tax rate of 15%. Capital gain of a corporate stockholder is generally taxable at regular tax rates applicable to corporations. The deductibility of long-term capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of our common stock.

Treatment of Non-U.S. Holders

The following is a summary of U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of shares of our common stock.

Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. The discussion below does not apply to such special circumstances. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Any gain that a Non-U.S. Holder realizes upon the sale, exchange, redemption or other disposition of a share of our common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. or, where a tax treaty applies, is attributable to a U.S. permanent establishment;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes, our stock is traded on an established securities market, and the Non-U.S. Holder’s beneficial and constructive ownership of our common stock exceeds 5% of the total fair market value of our common stock. We beleive we are not, and have not been during the relevant period, a U.S. real property holding corporation.

A Non-U.S. Holder who realizes gain described in the first and third bullet points above will be subject to U.S. federal income tax on the net gain derived. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. A Non-U.S. Holder that is a foreign corporation and that realizes gain described in the first and third bullet points above will be subject to tax on the gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

If you are a U.S. Holder of our common stock, information reporting requirements will generally apply to the cash proceeds you receive from the sale of your common stock in the merger, unless you are an exempt recipient such as a corporation. If you are not otherwise exempt and you fail to supply your correct taxpayer identification number on the IRS Form W-9 included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, under-report your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the IRS may require us to withhold federal income tax from those proceeds at a 28% rate.

In general, if you are a Non-U.S. Holder, you will not be subject to backup withholding and information reporting with respect to the cash proceeds paid to you in the merger, provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, and you have given us a certification, under penalty of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable Form W-8 (or successor form)) and you provide your name, address and certain other required information or meet certain other certification requirements or, if you hold your shares through certain qualified intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations (special certification rules apply to holders that are pass-through entities).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished by you to the IRS.

PARTIES TO THE MERGER

EnergySouth, Inc.

We are an energy services holding company. Our subsidiaries distribute natural gas and engage in a diversified range of related natural gas operations.

Our Mobile Gas Service Corporation subsidiary is engaged in the purchase, distribution, sale and transportation of natural gas to approximately 95,000 residential, commercial and industrial customers in Southwest Alabama, including the City of Mobile. Mobile Gas’ service territory covers approximately 300 square miles. Mobile Gas also sells natural gas and other appliances to retail customers. Mobile Gas has provided natural gas in Southwest Alabama since 1933.

Our Midstream subsidiary, through its majority-owned subsidiary Bay Gas Storage Company, Ltd., owns and operates underground natural gas storage caverns and related pipeline facilities which are used to provide storage and transportation of natural gas for customers. Our storage and transportation operations are currently located in Southwest Alabama, with additional operations planned at our Mississippi Hub gas storage facility under development near Jackson, Mississippi. Additionally, Midstream, through an office in Houston, Texas, manages and optimizes transportation and storage assets through natural gas marketing, trading and risk management activities.

Our principal office address is 2828 Dauphin Street, Mobile, Alabama 36606, and our telephone number is (251) 450-4774.

Sempra Energy

Based in San Diego, Calif., Sempra Energy is a Fortune 500 energy services holding company with 2007 revenues of more than $11 billion. With 13,500 employees, Sempra Energy companies develop energy infrastructure, operate utilities and provide related products and services to more than 29 million customers around the world.

Sempra Energy’s principal office address is 101 Ash Street, San Diego, California 92101, and its telephone number is (619) 696-2034.

EMS Holding Corp.

EMS Holding Corp., which we refer to as Merger Sub, is a wholly-owned subsidiary of Sempra Energy formed on July 23, 2008 for the sole purpose of completing the merger with EnergySouth. Merger Sub is not engaged in any business except as contemplated by the merger agreement. Merger Sub’s principal office address is c/o Sempra Energy, 101 Ash Street, San Diego, California 92101, and its telephone number is (619) 696-2034.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement but does not describe all of the terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated herein by reference. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The description of the merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings EnergySouth makes with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, Sempra Energy and Merger Sub have made to each other as of the date of the merger agreement or other specific dates. The assertions embodied in those representations and warranties were made solely for the purposes of the contract between us, Sempra Energy and Merger Sub. Additionally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in EnergySouth’s public disclosures. Moreover, certain representations and warranties may not be complete or accurate because they are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between us and Sempra Energy and Merger Sub rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

The Merger

The merger agreement provides that, upon and subject to the terms and conditions of the merger agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law, or the DGCL, Merger Sub will be merged with and into EnergySouth. At that time, Merger Sub’s separate existence will cease and we will continue as the surviving corporation. Following the merger, we will be a privately-held corporation and a wholly-owned indirect subsidiary of Sempra Energy. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as Sempra Energy and we shall agree and specify in the certificate of merger. The certificate of merger will be filed on the closing date, which is expected to occur within three business days after all conditions specified in the merger agreement have been satisfied or waived.

Upon the effective time of the merger, you will cease to have any ownership interests in EnergySouth or rights as one of our stockholders. Accordingly, you will not participate in any future earnings or growth of EnergySouth and will not benefit from any appreciation in the value of our business. Instead, your shares of our common stock will be converted into and exchanged for the right to receive $61.50 per share in cash, without interest, less any applicable withholding taxes, as more fully described below.

Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “ENSI.” After the merger, our common stock will cease to be listed on Nasdaq and there will be no public market for our common stock. Our common stock is also registered with the SEC under the Exchange Act. Following the merger, we expect to deregister our shares of common stock and cease to be a public reporting company. Accordingly, we will no longer be required to file periodic and current reports, such as annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, with the SEC.

At the effective time of the merger, our certificate of incorporation and bylaws will be replaced with the certificate of incorporation and bylaws of Merger Sub. Also, at the effective time of the merger, the directors of Merger Sub in office immediately prior to the effective time of the merger will become the directors of EnergySouth. The officers of EnergySouth immediately prior to the effective time of the merger shall continue to serve as officers of EnergySouth in accordance with the new bylaws.

Merger Consideration

Upon consummation of the merger, each share of our common stock issued and outstanding at the effective time of the merger (other than shares held by stockholders who perfect their statutory appraisal rights and shares held by us or Sempra Energy or our respective subsidiaries) will cease to be outstanding and will be converted into and exchanged for the right to receive $61.50 in cash, without interest, less any applicable withholding taxes. Each share of our common stock owned by us, Sempra Energy or Merger Sub will be cancelled and cease to exist with no consideration issued in exchange for these shares. Each share of our common stock owned by a wholly-owned subsidiary of us or Sempra Energy (other than Merger Sub) will remain outstanding and will be appropriately adjusted so that each subsidiary will continue to own the same percentage of us after the merger as it owned beforehand. Each issued and outstanding share of capital stock of Merger Sub will be converted into and become one share of common stock of the surviving corporation.

Procedures for Exchange of Certificates

Prior to the effective time of the merger, Sempra Energy will deposit with an exchange agent, for the benefit of the holders of our common stock, cash in an amount sufficient to pay the aggregate merger consideration, which we refer to as the exchange fund. Promptly, and in any event within five business days, after the effective time of the merger, the exchange agent will send transmittal materials and instructions to each stockholder of record of EnergySouth whose shares of our common stock were converted into and exchanged for the right to receive the merger consideration discussed above. The transmittal materials will contain instructions for obtaining cash in exchange for shares of our common stock. Upon surrender of a stock certificate that formerly represented shares of our common stock, or the transfer of uncertificated shares of our common stock, together with a duly executed letter of transmittal and such other documents as the exchange agent may reasonably require in connection with its duties, the stockholder will be entitled to receive from the exchange agent, on behalf of EnergySouth, $61.50 in cash for each share represented by a stock certificate and each uncertificated share, without interest and less any applicable withholding taxes.

In the event of a transfer of ownership of shares of our common stock that is not registered in our stock transfer books, the merger consideration for those shares may be paid to a person other than the person in whose name those shares are registered if the certificate representing those shares is delivered to the exchange agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the exchange agent that any applicable stock transfer taxes have been paid. No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock or the transfer of uncertificated shares of our common stock. A stockholder whose stock certificate has been lost, stolen or destroyed may obtain the merger consideration payable with respect to the shares of common stock represented by the certificate by submitting an affidavit of loss, posting such bond as Sempra Energy or the exchange agent may reasonably require, submitting any other documents necessary to evidence and effect the bona fide exchange thereof, and complying with any other reasonable and customary rules and procedures that the exchange agent may require in connection with its duties.

At any time following one year after the effective time of the merger, Sempra Energy will be entitled to require the exchange agent to deliver to Sempra Energy any funds remaining in the exchange fund which have not been disbursed to stockholders as of such time, and thereafter, such stockholders are only entitled to look to Sempra Energy as general creditors thereof with respect to the payment of the merger consideration. Such stockholders will have no greater rights against Sempra Energy than may be accorded to general creditors of Sempra Energy under applicable laws. None of Sempra Energy, Merger Sub, EnergySouth or the exchange agent will be liable to any person in respect of any funds from the exchange fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Treatment of Stock Options, Performance Shares, Performance-Based Restricted Stock Units and Phantom Stock Units

Upon consummation of the merger, all outstanding stock options, performance share awards and performance-based restricted stock unit awards will be cancelled and exchanged for a cash payment. The cash payment for each share of stock subject to a stock option will be equal to the amount, if any, by which the merger consideration of $61.50 exceeds the per share exercise price of such option. The cash payment for each performance share award or performance-based restricted stock unit award will be equal to the target number of shares or units underlying such award multiplied by the merger consideration of $61.50. In each case, the aggregate amount of such payment to the holder will be rounded to the nearest cent, paid without interest, and reduced by any applicable withholding taxes.

Upon consummation of the merger, each phantom stock unit credited to the accounts of our non-employee directors under certain of our deferred fee plans will be converted into a dollar amount equal to the merger consideration of $61.50, rounded to the nearest cent. The dollar amount will be credited to the participant’s cash account under the applicable deferred fee plan, and the phantom stock units will be debited from such participant’s account. Our deferred fee plans have been amended to provide that as of the effective time no further phantom stock units will be credited to participants’ accounts and account balances may be distributed only in cash.

Treatment of Employee Compensation Plans

Should the effective time of the merger occur prior to November 15, 2008, then immediately prior to the effective time we will pay to each employee then actively employed by us or one of our subsidiaries any amounts due under outstanding awards granted under our executive incentive compensation plan or employee incentive compensation plan, as applicable, with respect to the full fiscal year ending on September 30, 2008. The amount of each such payment shall be reasonably consistent with the intent of the applicable compensation plan, as determined by the compensation committee of our board of directors with regard to executives and by our president and chief executive officer with regard to our other employees; provided that the aggregate amount of such payments under both such plans shall not exceed $4.8 million, exclusive of the bonus pool funding certain team performance awards.

Should the effective time of the merger occur on or after November 15, 2008, then immediately prior to the effective time we will pay to each employee then actively employed by us or one or our subsidiaries any amounts due under the terms and conditions of such award and the applicable compensation plan for the full fiscal year ending September 30, 2008; provided that the aggregate amount of such payments under both such plans shall not exceed $4.8 million, exclusive of the above-referenced bonus pool funding the team performance awards.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Sempra Energy and Merger Sub. Generally, these representations and warranties are typical for transactions such as the merger and include representations and warranties relating to, among other things:

•	our corporate existence, good standing, qualification and authority;

•	certain information about our subsidiaries;

•	our organizational documents;

•	our capitalization and outstanding rights to acquire our capital stock (including options);

•	our authority to enter into the merger agreement and to consummate the merger;

•	the absence of conflicts with or breaches under our organizational documents, applicable law, or with certain agreements as a result of entering into the merger agreement or consummating the merger;

•	the required consents and authorizations of governmental authorities;

•	our compliance since January 1, 2007 with applicable laws;

•	our compliance with all applicable orders and permits;

•	our compliance since August 1, 2005 with the filing requirements of all applicable governmental authorities;

•	our filing or furnishing since September 30, 2004 of all required documents with the SEC, the accuracy of such documents and their compliance with law on the date they were filed or furnished;

•	the preparation of our consolidated financial statements in accordance with SEC rules and regulations and generally accepted accounting principles;

•	the absence of undisclosed liabilities;

•	our compliance with applicable Nasdaq rules;

•	the maintenance and effectiveness of our system of internal accounting controls and financial reporting and our disclosure controls and procedures;

•	the absence of any prohibited loans made by us to any of our executive officers or directors;

•	the absence of certain changes or events in our business since March 31, 2008 and the absence of a material adverse effect on our business since September 30, 2007;

•	the absence of pending and threatened litigation, claims and investigations;

•	labor and employment matters;

•	matters relating to our employee benefit plans and agreements and compliance with the Employee Retirement Income Security Act of 1974;

•	our having title to our material assets and properties, including real property, and rights to leasehold and other real property interests;

•	our intellectual property and our use of the intellectual property of others;

•	our filing of tax returns, payment of taxes, compliance with tax laws and other matters relating to taxes;

•	our compliance with environmental laws and possession of environmental permits since September 30, 2005, and the absence of any pending or threatened environmental claims;

•	our material contracts;

•	our material insurance policies;

•	derivative products entered into by us;

•	any related party transactions;

•	the required adoption and approval of the merger agreement by our stockholders;

•	the receipt of a fairness opinion from JPMorgan;

•	the absence of any undisclosed brokers retained by us;

•	the inapplicability of any takeover laws;

•	the recommendation of our board of directors that our stockholders adopt the merger agreement and approve the merger; and

•	the accuracy of the information contained in this proxy statement and its compliance with law.

The merger agreement also contains representations and warranties that Sempra Energy and Merger Sub made to us. These relate to, among other things:

•	their corporate existence, good standing, qualification and authority;

•	their organizational documents;

•	their authority to enter into the merger agreement and to consummate the merger;

•	the absence of conflicts with or breaches of their organizational documents, applicable law, or under certain agreements to which they are a party;

•	the required consents and authorizations of governmental authorities;

•	the absence of any undisclosed brokers retained by Sempra Energy;

•	the absence of any pending or threatened litigation against Sempra Energy or its subsidiaries which would have a material adverse affect on the ability of Sempra Energy or its subsidiaries to consummate the merger;

•	the existence of sufficient funds to pay the merger consideration; and

•	the accuracy of the information Sempra Energy or Merger Sub provided to us for inclusion in this proxy statement.

Many of the representations and warranties made by each party in the merger agreement are qualified by a “material adverse effect” standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a “material adverse effect.” The merger agreement defines the term “material adverse effect,” with respect to us, to mean any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or would reasonably be expected (1) to prevent, materially delay or materially impede our ability to consummate the merger or other transactions contemplated by the merger agreement, or (2) to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of us or our subsidiaries, taken as a whole. However, this definition of “material adverse effect” excludes:

•	changes in financial or securities markets or the economy or political conditions in the United States generally that do not disproportionately affect us and our subsidiaries as a whole;

•	changes affecting the industries in which we or any of our subsidiaries operate (including changes in the price of natural gas) that do not disproportionately affect us and our subsidiaries as a whole;

•	changes in the trading price of our common stock (except that the underlying fact or development that caused or contributed to such change may constitute a material adverse effect);

•	changes resulting from natural disasters or any outbreaks of major hostilities or acts of war or terrorism involving the United States;

•	our failure to meet internal or third party projections, forecasts, budgets or any published revenue or earnings projections for any period ending on or after the date of the merger agreement (except that the underlying fact or development that caused or contributed to such failure may constitute a material adverse effect);

•	actions required to be taken by us under the merger agreement or at the express request or direction of Sempra Energy or Merger Sub, or resulting from our entering into the merger agreement or the announcement of the merger; and

•	changes to any law or generally accepted accounting principles.

The merger agreement defines the term “material adverse effect” with respect to Sempra Energy differently. With respect to Sempra Energy, “material adverse effect” is defined to mean any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impede Sempra Energy or Merger Sub’s ability to consummate the merger or other transactions contemplated by the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, unless Sempra Energy gives us its prior written consent or as otherwise contemplated by the merger agreement, until the effective time of the merger, we and our subsidiaries will:

•	carry on our business only in the ordinary course consistent with our past practices and in compliance in all material respects with all applicable laws;

•	timely file all material tax returns (taking into account any applicable extensions) required to be filed by or on behalf of us or any of our subsidiaries, timely pay all material taxes due and payable, and promptly notify Sempra Energy of any material actions that become pending against or with respect to us or any of our subsidiaries in respect of any amount of tax; and

•	use our commercially reasonable efforts to:

•	preserve intact our current business organizations;

•	keep available the services of our current officers, employees and consultants;

•	maintain our rights, permits and other authorizations issued by governmental authorities; and

•	preserve our relationships with our customers, suppliers, employees, consultants, licensors, licensees, landlords, distributors, governmental authorities and others with whom we have business dealings.

We have also agreed that during the same time period, subject to certain exceptions, and again, unless Sempra Energy gives us its prior written consent, and except as otherwise contemplated by the merger agreement, we and our subsidiaries will not, among other things:

•	declare, set aside or pay dividends on, or make any other distributions in respect of, our capital stock or the capital stock of our subsidiaries (other than dividends or distributions made from a subsidiary to us or to another one of our subsidiaries and regular quarterly cash dividends of up to $0.26 per share per quarter on our shares of common stock);

•	adjust, split, combine, subdivide or reclassify, directly or indirectly, our capital stock or the capital stock of our subsidiaries or any securities convertible into or exercisable for any shares of our capital stock or the capital stock of our subsidiaries, or issue or authorize the issuance of any other security in respect of or in substitution for shares of our capital stock;

•	purchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares of our capital stock or the capital stock of our subsidiaries or any other securities for such shares of capital stock, or any rights, warrants or options to acquire such shares of capital stock or other securities (other than purchases or redemptions of capital stock or other securities required under one of our stock plans or required under certain of our other employee benefit plans or agreements);

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, any shares of our capital stock or the capital stock of our subsidiaries or any other voting securities (other than the issuance of shares of our capital stock upon the exercise of certain of our outstanding stock options), securities convertible or exchangeable into any shares of our capital stock or the capital stock of our subsidiaries or any rights, warrants or options to acquire any shares of our capital stock or the capital stock of our subsidiaries or any other voting securities or convertible or exchangeable securities (other than certain of our company stock options, performance-based restricted stock units, performance share awards and phantom stock units, in each case to be granted on a basis consistent with our past practice or as required by any of our agreements, and other than stock options granted by us under our stock plans to newly hired employees or employees receiving promotions, but such stock options may not be granted with respect to more than an aggregate of 10,000 shares of our capital stock);

•	enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of our capital stock or the capital stock of our subsidiaries;

•	amend or otherwise change our organizational documents or those of our subsidiaries;

•	directly or indirectly acquire any entity or any division, business or equity interest of any entity, by any manner, including merging with such entity, purchasing a substantial portion of the assets of such entity, or making an investment in or capital contribution to such entity;

•	directly or indirectly acquire any assets, rights or properties, except for capital expenditures (subject to the limitations on capital expenditures described below), purchases of not more than $2.5 million in any single transaction or series of related transactions of components, raw materials, inventories, supplies or services (but not the purchase of “base gas”) in the ordinary course of business consistent with our past practices, and purchases of up to 2.0 billion cubic feet of “base gas” for not more than $8.25 per million British Thermal Units;

•	sell, pledge, encumber, transfer, lease, sublease or license or otherwise dispose of or subject to any unpermitted lien any properties, rights or assets owned by us or by our subsidiaries, except for dispositions in the ordinary course of business consistent with our past practices that will be effected prior to the effective time of the merger and are pursuant to contracts or non-material leases, subleases or licenses in effect prior to the date of the merger agreement, and except for dispositions of assets or properties with a value of not more than $1 million in the aggregate, dispositions of inventory in the ordinary course of business and consistent with our past practices, dispositions pursuant to our transportation or storage contracts utilizing the capacity of certain underground storage facilities in the ordinary course of business consistent with our past practices and with our marketing matrix, and dispositions in connection with our “park and loan” agreements utilizing the capacity of certain underground storage facilities in the ordinary course of business consistent with our past practices (and subject to the limitations on “park and loan” agreements described below);

•	except as otherwise expressly permitted by the merger agreement, enter into any commitment or transaction which involves payments or obligations over the life of the commitment or transaction in excess of $1 million, whether inside or outside the ordinary course of business (other than transactions between us and our subsidiaries or between two or more of our subsidiaries);

•	redeem, repurchase, prepay, forgive, cancel, issue, sell, incur, create, assume or otherwise acquire, or modify in any material respects the terms of, any indebtedness or any debt securities or rights to acquire debt securities of us or of our subsidiaries, or assume, guarantee or endorse any indebtedness of any person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of us or any of our subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of another person, or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings within the limits under our credit facility);

•	make any loans, advances or capital contributions to or investments in any entity (other than those to us or to our subsidiaries, loans made to employees of us or of our subsidiaries pursuant to relocation policies but not for more than $1 million in the aggregate, and advance payments for gas purchases for deliveries within 60 days, in each case made in the ordinary course of business and consistent with our past practices);

•	make or commit to make any capital expenditure exceeding the greater of $5 million or 10% of the net amount of our capital expenditures and commitments budget in the aggregate, measured on a cumulative basis and including capital lease obligations but excluding capital expenditures for base gas (other than capital expenditures or commitments made in accordance with the capital expenditures and commitments budget and other than expenditures or commitments related to operational emergencies, equipment failures or outages);

•	except as required by law, pay, discharge, release, waive, settle or satisfy any material claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with our past practices or in accordance with their terms, of liabilities disclosed in our most recent consolidated financial statements filed prior to the date of the merger agreement, or incurred since the date of such financial statements in the ordinary course of business consistent with our past practices, provided that such settlements do not involve out-of-pocket expenditures by us in excess of

$100,000 in the aggregate and will not reasonably be expected to have a material adverse impact upon our operations or the operations of our subsidiaries;

•	except as required by law, waive or assign any claims or rights of material value of us or of our subsidiaries, or waive any material benefits, agreed to modify in any material respect, or consent to any matter for which consent is required under, any material confidentiality agreement to which we or one or more of our subsidiaries is a party;

•	enter into, materially modify, terminate, cancel or fail to renew any contract that is or would be material (as defined) if it were in effect as of the date of the merger agreement, except for the entry into any derivative product (which is subject to the limitations described below), our transportation or storage contracts utilizing the capacity of certain underground storage facilities in the ordinary course of business consistent with our past practices and with our marketing matrix, and our “park and loan” agreements utilizing the capacity of certain underground storage facilities in the ordinary course of business consistent with our past practices (and subject to the limitations on “park and loan” agreements described below);

•	enter into, modify, cancel or terminate any contract or waive, release or assign any rights or claims thereunder that if so done, such action would reasonably be excepted to impair in any material respect our ability to perform our obligations under the merger agreement or the ability of our subsidiaries to do the same, prevent or materially impede, interfere with, hinder or delay the consummation of the merger, or impair in any material respect our ability and the ability of our subsidiaries to conduct our businesses as currently conducted;

•	enter into any contract to purchase, rent, lease, use, borrow or otherwise obtain rights to use any transportation or storage facilities or assets owned by third parties (other than contracts with a term of 60 days or less, entered into solely for the purpose of maintaining the operational reliability of certain of our storage facilities);

•	enter into any contract or take any action whereby the consummation of the merger or compliance by us or by our subsidiaries with the merger agreement could reasonably be expected to conflict with, result in a violation, breach or default under, give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon our or our subsidiaries’ properties, rights or other assets under, require us or our subsidiaries to license or transfer any of our intellectual property or other material assets under, give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract;

•	except as required by law to comply with any employee benefit plan or other existing contract or as may be required to comply with, or satisfy an exemption from, Section 409A of the Code:

•	adopt, enter into, terminate or amend any collective bargaining agreement, employee benefit plan, remove any existing restrictions in any employee benefit plans or awards made thereunder, make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any employee benefit plan (other than in the ordinary course of business consistent with past practice), or materially change any actuarial or other assumption used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to any employee benefit plan are made or the basis on which such contributions are determined; or

•	adopt, enter into, terminate or amend any contract, plan or policy with employees, other than amendments in the ordinary course of business consistent with our past practices with respect to employees who are not key personnel (which are employees who do not have a base salary in excess of $150,000), grant any severance or termination pay or increase the compensation of any employees other than in the ordinary course of business consistent with our past practices, take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan or awards made thereunder or terminate (other than for cause) or hire any employee who is or would be classified as key personnel; however, these actions are not prohibited to the extent taken in connection with the employment or promotion of any replacement for any employee previously classified as key personnel so long as such action does not contemplate the issuance of any equity-based compensation or provide for cash compensation materially in excess of the amount previously paid to the employee being replaced.

•	revalue any of our material assets or those of our subsidiaries or make any material change in our accounting methods, policies, principles or practices (other than as required by generally accepted accounting principles or as advised by our independent registered public accounting firm);

•	perform any quarterly or other interim financial reporting close process in a manner that differs materially from our past practices;

•	write up, write down or write off the book value of any of our assets or our subsidiaries’ assets, taken as a whole, in excess of $5 million or not in the ordinary course of business consistent with our past practices (other than as required by generally accepted accounting principles or as advised in writing by our independent registered public accounting firm);

•	create any new subsidiaries;

•	modify in any material respect our trading policies other than modifications to those policies that are more restrictive to us, enter into any derivative product (including any “park and loan” agreement) or any similar transaction whether or not related to the capacity at certain of our storage facilities which is not in accordance with our trading policies, or enter into any derivative product (including any “park and loan” agreement) or any similar transaction not related to the capacity at certain of our storage facilities which involves payments or obligations over the life of the derivative product or agreement in excess of $1 million;

•	fail to maintain in full force and effect material insurance policies covering us, our subsidiaries and each of our properties, assets and businesses, in a form and amount consistent with our past practice (unless we determine in our reasonable commercial judgment that the form or amount of insurance should be modified);

•	make or change any material tax election, change any annual accounting period, adopt or change any accounting method or practice with respect to taxes, enter into any closing agreement, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to us or our subsidiaries (other than in the ordinary course of business consistent with past practice, or other than as may be necessary to conform to changes in tax laws), or settle or compromise any material tax liability;

•	take any action that would cause a material breach of any of our representations or warranties in the merger agreement that would permit Sempra Energy to refuse to consummate the merger pursuant to the conditions discussed below or that would reasonably be expected to result in a material adverse effect to us;

•	authorize, commit, resolve, propose or agree to take any of the foregoing actions; or

•	take any action that is intended or would reasonably be expected to result in the conditions precedent to the consummation of the merger not being satisfied.

Acquisition Proposals

We have agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement pursuant to the terms described below, neither we, nor any of our subsidiaries, our officers and directors, nor those of our subsidiaries, will directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer from a person or group of persons relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase of assets or businesses that constitute 20% or more of our and our subsidiaries’ revenues, net income or assets, taken as a whole, or 20% or more of any class of our equity securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any class of our equity securities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving us or our subsidiaries pursuant to which any person or group of persons or the equity holders of any person or group of persons would own 20% or more of any class of our equity securities or of any resulting parent company of us, which proposal we refer to as a “takeover proposal,” or the making of any such takeover proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information with respect to, or otherwise cooperate in any way with, any takeover proposal; or

•	waive, terminate, modify or fail to enforce any contractual “standstill” provision or similar obligation of any person other than Sempra Energy.

We have also agreed that we will not authorize or permit our or our subsidiaries’ investment bankers, financial advisors, attorneys, accountants, consultants, directors, officers, employees, advisors or other representatives or agents to take any of the actions listed above. Additionally, we agreed to cease any and all discussions or negotiations with respect to any takeover proposal that were existing as of the date of the merger agreement.

In the event that we receive a written takeover proposal, we must, within 24 hours, provide Sempra Energy with oral and written notice of the material terms of such takeover proposal and the identity of the third party making the takeover proposal, and we must keep Sempra Energy informed in all material respects of the status and details of any such takeover proposal. In addition, we must publicly reaffirm the recommendation of our board of directors to our stockholders in favor of the merger agreement and the merger within 10 business days of receipt of a written request from Sempra Energy to do so, except that our board of directors may adversely change its recommendation pursuant to the procedures described below.

We may engage in negotiations with, and furnish nonpublic information to, any third party that makes a bona fide takeover proposal so long as:

•	our board of directors or any committee thereof reasonably determines in good faith (after consultation with our outside legal counsel and financial advisor) that the takeover proposal is or is reasonably likely to result in a takeover proposal (with all thresholds in the above definition of takeover proposal changed to 50%) that our board of directors reasonably determines in good faith (after consultation with our outside legal counsel and financial advisor), if accepted, is reasonably likely to be completed on the terms proposed, taking into account all aspects of the proposal, and is more favorable to our stockholders from a financial point of view than the merger, and after taking into account any written proposal by Sempra Energy to amend the terms of the merger, which takeover proposal we sometimes refer to as a “superior proposal;”

•	the takeover proposal was made after the date of the merger agreement and was not the result of a material breach of our covenant not to solicit any takeover proposals;

•	our board of directors reasonably determines in good faith (after consultation with our outside legal counsel and financial advisor) that failure to engage in negotiations or furnish nonpublic information would be inconsistent with its fiduciary obligations to our stockholders;

•	concurrently with providing nonpublic information to any third party, we furnish Sempra Energy with the same information to the extent that it has not been previously furnished; and

•	we receive from such third party an executed confidentiality agreement containing terms that are at least as restrictive as the terms in the confidentiality agreement between us and Sempra Energy.

Prior to the time that our stockholders vote to adopt the merger agreement and approve the merger, our board of directors may withdraw, modify or qualify in a manner adverse to Sempra Energy, its recommendation to our stockholders in favor of the merger agreement and the merger and may take any other action or make any public statement in connection with such recommendation that is inconsistent with such recommendation, and may adopt or recommend, or propose publicly to adopt or recommend, any takeover proposal, provided that:

•	a takeover proposal has been made by a third party after the date of the merger agreement;

•	the takeover proposal was not the result of a material breach of our covenant not to solicit any takeover proposals;

•	our board of directors concludes that the takeover proposal constitutes a superior proposal; and

•	we give Sempra Energy and Merger Sub at least four business days prior written notice that our board of directors has received a superior proposal and intends to change its recommendation to our stockholders with respect to the merger and the merger agreement, and we provide along with such notice, the material terms and conditions of the superior proposal and a copy of the relevant proposed transaction agreements with the third party making such superior proposal and any other materials submitted with such proposal.

We have agreed to, and have agreed to cause our legal and financial advisors to, during the four-business day notice period, negotiate with Sempra Energy and Merger Sub in good faith to make adjustments to the terms and conditions of the merger agreement so that the takeover proposal that our board of directors has determined to be a superior proposal will no longer be a superior proposal. In addition, if any material revisions, as determined by our board of directors in good faith, are made to the superior proposal during this notice period, we have agreed to deliver a new written notice to Sempra Energy and Merger Sub, except that the notice period will be reduced to two business days.

Once our board of directors has changed its recommendation in response to a superior proposal, our board of directors may adopt, recommend, or publicly propose to adopt or recommend, or approve our entering into any agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, a takeover proposal, and we may terminate the merger agreement and enter into any such agreement, provided that our board of directors concludes in good faith (after consultation with our outside legal counsel), that in light of the superior proposal, its failure to terminate the merger agreement would be inconsistent with its fiduciary duties to our stockholders.

In addition to the foregoing, in response to a material development or change in material circumstances occurring or arising after the date of the merger agreement and not relating to any takeover proposal, if the existence and material consequences of such change were not known by our board of directors prior to the date of the merger agreement, our board of directors may withdraw, modify or qualify in a manner adverse to Sempra Energy its recommendation to our stockholders in favor of the merger agreement and the merger, but only if our board of directors concludes in good faith (after consultation with our outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to our stockholders.

Unless the merger agreement is validly terminated in accordance with the terms set forth in the merger agreement, you will be entitled to vote to approve the merger and merger agreement, even if the board of directors has changed its recommendation to you with respect to the merger and merger agreement.

Employee Benefits

For a period of 12 months after the effective time of the merger, Sempra Energy will cause our employees and the employees of our subsidiaries as of the effective time to receive a base salary or hourly wage that is substantially similar to either those provided by Sempra Energy and its subsidiaries to their similarly situated employees or those provided by us and our subsidiaries immediately prior to the effective time, provided that, subject to applicable law and the honoring of existing agreements, nothing shall limit the right of Sempra Energy or its subsidiaries to terminate our employees or the employees of our subsidiaries after the closing date of the merger. Additionally, for a period of 12 months after the effective time, such employees will be entitled to receive employee welfare and retirement benefits which are substantially similar in the aggregate to either those provided by Sempra Energy and its subsidiaries to their similarly situated employees or those provided by us and our subsidiaries immediately prior to the effective time, provided that nothing will require Sempra Energy or its subsidiaries to continue any specific benefit plan, nor will Sempra Energy or its subsidiaries be obligated to continue or adopt any plans or arrangements providing for the issuance of any shares of capital stock or the right to receive any such shares.

Sempra Energy has agreed to recognize the service of our employees and the employees of our subsidiaries to us and to our subsidiaries, as if such service had been performed with Sempra Energy or its subsidiaries, for purposes of determining eligibility for and vesting (but not benefit accrual) under certain employee benefit plans, except if such treatment would result in duplicative benefits.

Agreement to Take Further Action and to Use Commercially Reasonable Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its, and cause its subsidiaries to use their, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger. Among other things, each party has agreed to prepare and file as soon as reasonably practicable all documentation necessary to consummate the merger, including the appropriate filings pursuant to the Hart-Scott Rodino Antitrust Improvements Act, known as the HSR Act. Each party has also agreed to use its commercially reasonable efforts to cooperate with the other party in connection with any filing or any investigation or other inquiry, to keep the other party reasonably informed on the status of matters related to the transactions contemplated by the merger agreement, including furnishing the other with any written communications received from any governmental authority or received in connection with an action brought by a private party, and to permit the other party to review and consult with them in advance of any communication to or meeting with any governmental authority.

Each party has committed to cooperate with each other and use commercially reasonable efforts to contest and resist any action challenging the merger and to have removed any judgment, injunction or restraining order that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement. Additionally, each party has agreed to use its best efforts to resolve any objections asserted with respect to the merger under any antitrust law; however, neither party is required to take any actions which requires that party to sell, hold separate or otherwise dispose of any business or assets or conduct its or its subsidiaries’ business in any specified manner, or any action which is reasonably likely to have a material adverse effect on the condition, business, assets, liabilities or results of operations of either party, taken individually or in the aggregate, or that is not conditioned on the consummation of the merger.

Additionally, Sempra Energy has agreed to vote (or cause to be voted) any shares of common stock owned by it or any of its affiliates in favor of the adoption of the merger agreement and the approval of the merger.

Conditions to the Merger

The consummation of the merger is subject to certain conditions contained in the merger agreement. If those conditions are not satisfied or waived, neither we nor Sempra Energy and Merger Sub would be obligated to effect the merger. If we waive any of the conditions to the merger, we will not re-solicit proxies.

Conditions to the obligations of all parties to complete the merger include:

•	stockholders holding at least a majority of our outstanding common stock entitled to vote at the special meeting must have adopted the merger agreement and approved the merger;

•	the waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act must have expired or been terminated; and

•	no court or governmental or regulatory agency has issued any order or taken any other action or any law is in effect which prevents the consummation of the merger.

Conditions to Sempra Energy’s and Merger Sub’s obligations to complete the merger include:

•	as of both the date of the merger agreement and the effective time of the merger (except to the extent a representation and warranty expressly relates to a specified date), our representations and warranties generally must be true and correct (without regard to any materiality or “material adverse effect” qualifier(s) contained in any and each such representation and warranty) except where the failure of such representations and warranties to be true and correct has not had and is not reasonably likely to have, a material adverse effect on us; additionally, our representations and warranties relating to our capitalization (except for de minimis inaccuracies), our authority to enter into the merger agreement and consummate the merger and the absence of any material adverse effect must be true and correct in all respects and our representation regarding the absence of any undisclosed brokers retained by us must be true and correct in all material respects;

•	we must have performed in all material respects all of our agreements, covenants and obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;

•	we must deliver to Sempra Energy certain other certificates; and

•	the parties must have obtained all required or necessary approvals, consents or authorizations, if any, from the Alabama Public Service Commission and the Federal Communications Commission relating to the transactions contemplated by the merger agreement, such approvals must have become final orders and such final orders must not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on us or on Sempra Energy.

Conditions to our obligation to complete the merger include:

•	as of both the date of the merger agreement and the effective time of the merger (except to the extent a representation and warranty expressly relates to a specified date), Sempra Energy’s or Merger Sub’s representations and warranties must be true and correct (without regard to any materiality or “material adverse effect” qualifier(s) contained in any and each such representation and warranty) except where the failure of such representations and warranties to be true and correct has not had and is not reasonably likely to have, a material adverse effect on Sempra Energy;

•	Sempra Energy and Merger Sub must have performed in all material respects all of their agreements, covenants and obligations required to be performed by each of them under the merger agreement prior to the effective time of the merger; and

•	Sempra Energy must deliver to us certain other certificates.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Sempra Energy, Merger Sub and us;

•	by either us or Sempra Energy in the event that any law or order permanently restraining, enjoining or otherwise preventing the consummation of the merger becomes final and nonappealable;

•	by either us or Sempra Energy if the merger is not consummated by April 30, 2009, if the failure to consummate the merger on or before such date is not caused by a breach of obligations under the merger agreement by the party seeking to terminate;

•	by either us or Sempra Energy in the event that our stockholders do not adopt the merger agreement and approve the merger at the special meeting, if the failure to obtain stockholder approval is not caused by a breach of obligations under the merger agreement by the party seeking to terminate;

•	by either us or Sempra Energy in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement such that the related conditions to consummation of the merger discussed above would not be satisfied, provided that:

•	the breach is not cured, or is incapable of being cured, by the other party within 30 calendar days following the receipt of written notice of such breach (or, if the breach occurs on or after April 1, 2009, the breach is not cured, or is incapable of being cured, by April 30, 2009); and

•	the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement in the merger agreement that would permit the other party to refuse to consummate the merger pursuant to the conditions discussed above;

•	by Sempra Energy in the event that our board of directors adversely changes its recommendation in favor of the adoption of the merger agreement and the approval of the merger, as discussed above; or

•	by us, in order to accept a superior proposal, subject to the terms discussed above and the payment of a termination fee by us to Sempra Energy.

Termination Fees and Expenses

The merger agreement provides that, in general, all direct costs and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such cost or expense. The merger agreement requires, however, that we pay Sempra Energy a termination fee of $25 million if:

•	Sempra Energy terminates the merger agreement as outlined above because our board of directors adversely changes its recommendation in favor of the adoption of the merger agreement and the approval of the merger;

•	we terminate the merger agreement as outlined above in order to accept a superior proposal; or

•	any of the following terminations of the merger agreement occur and, within nine months of the date of such termination, we enter into a definitive contract to consummate, or we consummate, the transactions contemplated by any third party takeover proposal:

•	Sempra Energy terminates the merger agreement as outlined above because of our breach of one or more of our representations, warranties or covenants under the merger agreement and, prior to our breach, a third party takeover proposal was publicly announced or was otherwise publicly known;

•	either we or Sempra Energy terminates the merger agreement because the merger has not been consummated by April 30, 2009 and, prior to such termination, a third party takeover proposal was publicly announced or was otherwise publicly known; or

•	either we or Sempra Energy terminates the merger agreement because our stockholders do not adopt the merger agreement and approve the merger and, prior to the special meeting, a third party takeover proposal was publicly announced or was otherwise publicly known.

Regulatory Approvals

The HSR Act and the rules and regulations promulgated thereunder require us and Sempra Energy to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. We and Sempra Energy expect to file our notification and report forms shortly after the date of this proxy statement. After we file our notification and report, we are required to wait for the expiration or early termination of the statutory waiting period before completing the merger. Unless we receive a second request for additional information from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, we expect the statutory waiting period to expire before the date of the special meeting.

We and Sempra Energy are in the process of obtaining the necessary regulatory approvals, consents and authorizations from the Federal Communications Commission. We have been advised by the Chief Administrative Law Judge of the Alabama Public Service Commission that the commission’s approval is not required to consummate the merger.

Amendment and Waiver

Sempra Energy, Merger Sub and we may amend the merger agreement at any time. However, after our stockholders approve the merger agreement, no amendment may be made that requires further approval by our stockholders without such further approval having been obtained.

Each party to the merger agreement may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties contained in the merger agreement, and, to the extent permitted by applicable law, waive compliance with any of the agreements or conditions in the merger agreement other than the restrictions on amendments to the merger agreement requiring stockholder approval described above.

Financing

The consummation of the merger is not contingent upon Sempra Energy obtaining financing. Sempra Energy has represented to us that it or Merger Sub has sufficient cash available, either through cash on hand or through committed availability under existing credit facilities, directly or through one or more of its affiliates, to pay the aggregate merger consideration described above.

MARKET PRICES OF THE COMPANY’S COMMON STOCK

EnergySouth’s common stock is traded on the Nasdaq Global Select Market under the symbol “ENSI.” On August 8, 2008, there were 8,115,733 shares of common stock outstanding, held by approximately 1,100 stockholders of record. Because many of the Company’s shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

The following table shows, for the periods indicated, the reported high and low sale prices per share of the common stock on the Nasdaq Global Select Market and the amount of dividends paid per outstanding share:

	High	Low	Dividend

Fiscal Year Ended September 30, 2006
First Quarter	$29.91	$26.31	$0.215
Second Quarter	31.81	26.40	0.215
Third Quarter	34.92	30.08	0.230
Fourth Quarter	39.00	31.09	0.230
Fiscal Year Ended September 30, 2007
First Quarter	$41.52	$33.26	$0.230
Second Quarter	42.83	37.00	0.230
Third Quarter	52.23	39.03	0.250
Fourth Quarter	54.18	43.79	0.250
Fiscal Year Ended September 30, 2008
First Quarter	$62.00	$49.85	$0.250
Second Quarter	63.46	45.00	0.250
Third Quarter	56.97	48.42	0.260
Fourth Quarter (through August 20, 2008)	61.74	42.00	—

The closing sale price of EnergySouth common stock on the Nasdaq Global Select Market on July 25, 2008, the last full trading day before the public announcement of the execution of the merger agreement and the approval of the merger agreement by the board of directors, was $50.16 per share. On August 20, 2008, the closing market price of the common stock on the Nasdaq Global Select Market was $61.13 per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.

We are limited in our ability to declare and pay dividends on our common stock by the merger agreement, which provides that we will not pay any dividend except for regular quarterly cash dividends in the ordinary course of business consistent with past practice (and subject to the other limitations specified in the merger agreement) not to exceed $0.26 per share. Our board of directors has declared a regular quarterly dividend in the amount of $0.26 per share, payable on October 1, 2008 to stockholders of record as of September 15, 2008. Our long-term debt instruments and credit agreements also contain certain debt to equity ratio requirements and restrictions on the payment of cash dividends and the purchase of shares of our capital stock, which are not expected to have a significant impact on our ability to pay dividends in the future. See “The Merger Agreement — Conduct of Our Business Pending the Merger.”

APPRAISAL RIGHTS

Holders of EnergySouth common stock who dissent and do not vote in favor of the merger are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the DGCL will be entitled to receive payment of the fair value of their shares, as determined by appraisal proceedings, in cash from EnergySouth, as the surviving corporation in the merger.

ANY ENERGYSOUTH STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO COMPLY STRICTLY AND TIMELY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Record holders of the shares of EnergySouth common stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “dissenting stockholders,” and the shares of EnergySouth common stock with respect to which they exercise appraisal rights are referred to herein as “dissenting shares.” If an EnergySouth stockholder has a beneficial interest in shares of EnergySouth common stock that are held of record in the name of another person, such as a broker or nominee, and such EnergySouth stockholder desires to perfect whatever appraisal rights such beneficial EnergySouth stockholder may have, such beneficial EnergySouth stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY AN ENERGYSOUTH STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, EnergySouth stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from EnergySouth, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a common stockholder of EnergySouth in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any EnergySouth stockholder considering exercising appraisal rights to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of EnergySouth common stock as to which appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective date of the merger.

While EnergySouth stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger will result in a waiver of the holder’s right to appraisal rights. EnergySouth stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to EnergySouth, before the taking of the vote on the merger, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs EnergySouth of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger shall not constitute such a demand. Please see the discussion below under the heading “Written Demand” for additional information regarding written demand requirements.

Within ten days after the effective time of the merger, EnergySouth, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all EnergySouth stockholders who have not voted for approval of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

An EnergySouth stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

EnergySouth, Inc.
P.O. Box 2248
Mobile, Alabama 36652
Attn: G. Edgar Downing, Jr., Secretary

Within 120 days after the effective date of the merger, any dissenting stockholder, and any beneficial owner of shares of EnergySouth stock held either in a voting trust or by a nominee on behalf of such beneficial owner, that has strictly complied, or has caused the applicable dissenting stockholder to strictly comply, with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from EnergySouth, as the surviving corporation, a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by EnergySouth, and the aggregate number of holders of those shares. This statement must be mailed to the requesting stockholder within ten days after the stockholder’s written request has been received by EnergySouth, as the surviving corporation, or within ten days after the date of the effective date of the merger, whichever is later.

Within 120 days after the effective date of the merger, (1) EnergySouth, as the surviving corporation, (2) any dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL or (3) any beneficial owner of shares of EnergySouth stock held either in a voting trust or by a nominee on behalf of such beneficial owner that has caused the applicable dissenting stockholder to strictly comply with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of EnergySouth stock of all dissenting stockholders. If a petition for an appraisal is timely filed, then after a hearing on the petition, the Delaware Court of Chancery will determine which EnergySouth stockholders are entitled to appraisal rights and then will appraise the shares of EnergySouth common stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the interest to be paid, if any, on the amount determined to be the fair value. If no petition for appraisal is filed with the Delaware Court of Chancery by EnergySouth, as the surviving corporation, any dissenting stockholder or any beneficial holder described above within 120 days after the effective time of the merger, then the dissenting stockholders’ rights to appraisal will cease, and they will be entitled only to receive merger consideration paid in the merger on the same basis as other EnergySouth unaffiliated stockholders. Inasmuch as EnergySouth, as the surviving corporation, has no obligation to file a petition, any EnergySouth stockholder who desires a petition to be filed is advised to file it on a timely basis. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at the rate that is 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A dissenting stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote EnergySouth common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on EnergySouth common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any dissenting stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which EnergySouth common stock is converted in the merger. After this 60 day period, a dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of EnergySouth or Sempra Energy. If a petition has been timely filed in the Delaware Court of Chancery demanding appraisal, such petition will not be dismissed as to any EnergySouth stockholder, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just. However, such approval is not required for any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective date of the merger.

Written Demand

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform EnergySouth of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal must be executed by or for an EnergySouth common stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If EnergySouth common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If EnergySouth common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, must execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds EnergySouth common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to EnergySouth common stock held for all or less than all beneficial owners of EnergySouth stock for which the holder is the record owner. In that case, the written demand must state the number of shares of EnergySouth common stock covered by the demand. Where the number of shares of EnergySouth common stock is not expressly stated, the demand will be presumed to cover all shares of EnergySouth common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

EnergySouth stockholders considering whether to seek appraisal should bear in mind that the fair value of their EnergySouth common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, EnergySouth and Sempra Energy reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of EnergySouth common stock is less than the value of the merger consideration to be issued in the merger.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, SECTION 262 OF THE DGCL SHALL CONTROL.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Proposal for Adjournment

EnergySouth is asking its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement and approve the merger. The proposal to adjourn our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of EnergySouth common stock present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The table below sets forth, as of August 20, 2008, certain information with respect to the beneficial ownership of the Company’s common stock by (1) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of common stock; (2) each of our named executive officers; (3) each director of the Company; and (4) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting power or investment power with respect to such shares. Shares of the Company’s common stock that are issuable to the identified person pursuant to stock options or other awards under the Company’s equity incentive compensation plans within 60 days after August 20, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For this purpose, since all EnergySouth equity incentive compensation awards, both vested and not vested, will become fully vested in connection with the merger, we have assumed that all such awards are fully exercisable within 60 days of the date of this table. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The business address of each officer and director is c/o EnergySouth, Inc., 2828 Dauphin Street, Mobile, Alabama 36606.

	Shares		Approximate
	Beneficially		Percentage
Name	Owned(1)		of Ownership(1)

Greater Than 5% Holders
Thomas B. Van Antwerp	576,576	(2)	7.10%
Mario J. Gabelli	484,627	(3)	5.97%
Directors and Executive Officers
Walter A. Bell	19,692	(4)	*
Harris V. Morrissette	49,440		*
J.D. Woodward	31,885		*
Robert H. Rouse	2,762	(5)	*
John C. Hope, III	13,233	(6)	*
Judy A. Marston	1,131		*
S. Felton Mitchell, Jr.	34,494	(7)	*
C.S. Liollio	41,484		*
Charles P. Huffman	64,514		*
Benjamin J. Reese	52,029		*
Gregory H. Welch	48,918		*
G. Edgar Downing, Jr.	54,374		*
All directors (including Thomas B. Van Antwerp) and executive officers as a group (16 persons)	1,038,720		12.42%

*	Less than 1%

(1)	Except as noted, the indicated owners have sole voting and dispositive power with respect to the shares beneficially owned.

(2)	Includes 175,650 shares owned by The Hearin/Chandler Foundation, 194,530 shares owned by the Staples Family LLC, 104,586 shares owned by Ann B. Hearin, 64,047 shares owned by Louise C. Hearin, 7,507 shares owned by Louise S. Brock, 13,133 shares owned by Luis M. Williams, 3,847 shares owned by Catherine V. Hamilton, 2,469 shares owned by Gayle Williams, 1,449 shares owned by Bragg Van Antwerp and 1,449 shares owned by Virginia Van Antwerp, as to all of which Mr. Van Antwerp shares voting power. Also includes 3,822 shares held directly by Mr. Van Antwerp over which he has sole voting and dispositive power, and 4,087 shares owned jointly with Mr. Van Antwerp’s spouse with whom he shares voting and dispositive power.

(3)	This information as to the beneficial ownership of shares of our common stock is based solely on a Schedule 13D filed with the SEC on August 8, 2008 jointly by Mario J. Gabelli (“Gabelli”) and the following entities which he directly or indirectly controls or for which he acts as chief investment officer: GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“Investors”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (the “Foundation”) and LICT Corporation (“LICT” and together with Gabelli, GGCP, Investors, Gabelli Funds, GAMCO, Teton Advisors, GSI, Gabelli & Company, MJG Associates and the Foundation, the “Gabelli Entities”). In addition, the following information concerning the Gabelli Entities and their investment in our common stock is also based solely on such filing: The principal business address of Gabelli, GGCP, Investors, Gabelli Funds, GAMCO, Teton Advisors, GSI and Gabelli & Company is One Corporate Center, Rye, NY 10580. The principal business address of MJG Associates is 140 Greenwich Avenue, Greenwich, CT 06830. The Foundation has its principal offices at 165 West Liberty Street, Reno, Nevada 89501. LICT has its principal place of business at 401 Theodore Fremd Avenue, Rye, New York 10580.

(4)	Includes 2,405 shares owned by Mr. Bell’s spouse as to which he disclaims beneficial ownership.

(5)	Includes 450 shares held in two accounts by Mr. Rouse as custodian for two children under the Alabama Uniform Gifts to Minors Act, as to which he was voting and dispositive power.

(6)	Includes 183 shares owned by Mr. Hope’s spouse as to which he disclaims beneficial ownership.

(7)	Includes 1,201 shares owned by Mr. Mitchell’s spouse as to which he disclaims beneficial ownership, 4,746 shares owned by the Mitchell Family Trust, of which Mr. Mitchell is sole trustee, 471 shares owned by the Betty M. Harper Memorial trust, of which Mr. Mitchell is sole trustee, 7,192 shares held in his Individual Retirement Account, over which shares he has sole voting power, and 51 shares owned by Mr. Mitchell’s spouse and daughter jointly as to which he disclaims beneficial ownership.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings. Pending consummation of the merger, we do not intend to conduct any further annual meetings of stockholders.

If the merger is not consummated, our stockholders are permitted to submit proposals that they believe should be voted on at the 2009 annual meeting and recommend persons who they believe should be nominated for election to the board of directors. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. Any such stockholder proposals intended for inclusion in our 2009 proxy statement must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices to the attention of our Secretary. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must have received all such submissions no later than August 20, 2008. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Notice of a stockholder proposal intended to be submitted for a vote at the 2009 annual meeting outside the process of Rule 14a-8 (i.e., not for inclusion in our 2009 proxy statement) will be considered untimely if not received by our Secretary no later than November 3, 2008. If notice of such a stockholder proposal is received by the Secretary after such date, then the proxy card for the 2009 annual meeting may confer discretionary authority for Company representatives to vote on such matter in their discretion, without a description of such matter being included in the proxy statement.

The Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the board of directors for action on such proposals.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement of the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their judgment.

HOUSEHOLDING

Pursuant to the SEC’s “householding” rules, we may deliver a single proxy statement to an address shared by two or more of our stockholders. This delivery method can result in significant costs savings for us. To take advantage of this opportunity, we have delivered only one proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement, as requested, to a stockholder at a shared address to which a single copy of that document was delivered. If you prefer to receive, either now or in the future, separate copies of any proxy statement or annual report or if you are now receiving multiple copies and prefer to receive a single copy, either now or in the future, you can submit your request by writing to us at the following address: EnergySouth, Inc., P.O. Box 2248, Mobile, Alabama 36652, Attention: Martha Loper, Investor Relations, or by telephoning (251) 450-4631.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by us with the SEC are also available on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

•	Our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2007, March 31, 2008, and June 30, 2008; and

•	Our Current Reports on Form 8-K, filed with the SEC on October 30, 2007, November 5, 2007, December 4, 2007, December 18, 2007, January 31, 2008, March 25, 2008 and July 28, 2008.

We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to final adjournment of the special meeting.

We will provide, without charge, to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from:

Martha Loper, Investor Relations
EnergySouth, Inc.
P.O. Box 2248
Mobile, Alabama 36652
Telephone: (251) 450-4631

Any request for copies of documents should be made by September 23, 2008 in order to ensure receipt of the documents before the special meeting.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. EnergySouth has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated August 20, 2008. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of EnergySouth since the date of this proxy statement or that the information herein is correct as of any later date. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, EnergySouth will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of July 25, 2008
by and among
SEMPRA ENERGY,
EMS HOLDING CORP.
and
ENERGYSOUTH, INC.

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page

Acquisition Agreement	A-25
Actions	A-10
Affiliate	A-35
Agreement	A-1
Antitrust Law	A-32
APSC	A-8
Benefit Plans	A-11
Business Day	A-35
Cap-X Budget	A-21
Cavity Agreement	A-13
Certificate of Merger	A-1
Certificates	A-3
Closing	A-1
Closing Date	A-1
Code	A-4
Common Stock	A-1
Company	A-1
Company Adverse Recommendation Change	A-25
Company Bylaws	A-7
Company Certificate	A-7
Company Disclosure Schedule	A-6
Company Recommendation	A-17
Company Stock Option	A-36
Company Stock-Based Awards	A-4
Company Stockholders	A-1
Company Stockholders’ Meeting	A-16
Company Subsidiaries	A-6
Company Trading Policies	A-16
Confidentiality Agreement	A-28
Continuing Employees	A-31
Contract	A-8
Contracted Assets	A-20
Credit Facility	A-36
Deferred Fee Plans	A-5
Derivative Product	A-16
DGCL	A-1
Dissenters’ Provisions	A-3
Dissenting Shares	A-3
DOJ	A-28
Effective Time	A-1
Employees	A-11
End Date	A-33
Environmental Claim	A-36

A-iv

Page

Environmental Laws	A-15
Environmental Permit	A-36
ERISA	A-11
ERISA Affiliate	A-11
Exchange Act	A-8
Exchange Agent	A-3
Exchange Fund	A-3
FCC	A-8
Final Order	A-32
Financial Advisors	A-16
FTC	A-28
GAAP	A-9
Governmental Authority	A-8
Hazardous Materials	A-36
HSR Act	A-8
Intellectual Property	A-13
Key Personnel	A-36
Knowledge	A-36
Law	A-37
Laws	A-37
Liens	A-7
Marketing Matrix	A-21
Material Adverse Effect	A-37
Material Contracts	A-15
Merger	A-1
Merger Consideration	A-1
Merger Sub	A-1
Nasdaq	A-8
Notice Period	A-25
Owned Assets	A-12
Parent	A-1
Parent Material Adverse Effect	A-37
Pension Plans	A-11
Performance Share Award	A-37
Performance-Based Restricted Stock Unit Award	A-37
Permit	A-9
Permits	A-9
Permitted Liens	A-7
Person	A-37
Phantom Stock Units	A-5
Preferred Stock	A-7
Proxy Statement	A-17
PUHCA	A-9
Rabbi Trust	A-37

A-v

Page

Real Property Document	A-12
Real Property Documents	A-12
Real Property Interest	A-12
Real Property Interests	A-12
Release	A-37
Representatives	A-24
Restraints	A-32
Rights-of-Way	A-13
SEC	A-37
SEC Reports	A-9
Securities Act	A-8
Stock Plans	A-38
Stockholder Approval	A-16
Subsidiary	A-38
Superior Proposal	A-25
Surviving Corporation	A-1
Takeover Proposal	A-24
Tax	A-14
Tax Return	A-14
Tax Returns	A-14
Taxes	A-14
Taxing Authority	A-38
Termination Fee	A-38
Transactions	A-1
Uncertificated Shares	A-3
WARN Act	A-11

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 25, 2008, is entered into by and among Sempra Energy, a California corporation (“Parent”), EMS Holding Corp., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), and EnergySouth, Inc., a Delaware corporation (the “Company”).

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) shall be converted into the right to receive $61.50 in cash (the “Merger Consideration”), except for (i) shares of Common Stock held by holders who comply with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) regarding the right of stockholders to dissent from the Merger and require appraisal of their shares; (ii) shares of Common Stock held in the treasury of the Company; and (iii) and shares of Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company; and

WHEREAS, the Board of Directors of the Company has (i) approved and adopted this Agreement, (ii) determined that the Merger and the other transactions contemplated by this Agreement (the “Transactions”) are fair to and in the best interests of the Company and its stockholders, (iii) declared the advisability of this Agreement in accordance with the DGCL, and (iv) recommended that the holders of shares of Common Stock (the “Company Stockholders”) adopt this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the Laws of the State of Delaware as a wholly owned indirect subsidiary of Parent, as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.01.  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.02.  Certificate of Incorporation and Bylaws.

At the Effective Time:

(a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law, except that the name of the Surviving Corporation will be EnergySouth, Inc.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.03.  Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.04.  Officers of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

Section 2.05.  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Section 2.06.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company Stockholders, or any holder of shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Common Stock that is directly owned by the Company (other than shares held in the Rabbi Trust), Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any shares of Common Stock that are owned by a wholly owned Subsidiary of Parent (other than Merger Sub) or the Company shall remain outstanding after the Effective Time, appropriately adjusted such that such Subsidiary owns the same percentage of the Company after the Merger as it owned immediately prior to the Merger.

(c) Merger Consideration.  Each share of Common Stock issued and outstanding (including shares held in the Rabbi Trust) immediately prior to the Effective Time (other than shares to be canceled or to remain outstanding in accordance with Section 2.06(b) and any Dissenting Shares) shall be converted into the right to receive an amount of cash, without interest, equal to the Merger Consideration, payable to the holder thereof. At the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares of Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration paid in consideration therefor upon surrender of such interest in accordance with Section 2.07(b). The right of any Company Stockholder to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenters’ Provisions”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters’ Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration (payable without any interest thereon).

(ii) The Company shall promptly notify Parent of any demands received by the Company for dissenter’s rights of any shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.07.  Exchange of Shares.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration for the benefit of the holders of (i) certificates representing shares of Common Stock (the “Certificates”) and (ii) shares of uncertificated Common Stock (“Uncertificated Shares”) outstanding immediately prior to the Effective Time. Prior to the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.06(c). Any funds deposited with the Exchange Agent pursuant to this Section 2.07(a) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Company Stockholder of record whose shares of Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions to effect the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each Company Stockholder of record shall, upon surrender or transfer to the Exchange Agent of the Common Stock, together with such duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.06(c). In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.07(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.07(b), each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender. No interest shall be paid or will accrue on any payment to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Common Stock.  The Merger Consideration paid upon the surrender of shares of Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock outstanding immediately prior to the Effective Time.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the Company Stockholders on the date that is one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.

(e) No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any funds from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of, or guaranteed by, the United States or of any agency thereof and backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank that are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses), the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall, or shall cause the Surviving Corporation to, promptly deposit cash into the Exchange Fund in the amount required to fully satisfy such cash payment obligations.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent or Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against them or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(h) Withholding Rights.  Each of Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

Section 2.08.  Company Stock-Based Awards.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and the holder thereof shall be entitled to receive at the Effective Time from the Surviving Corporation an amount of cash, without interest, equal to the product of (i) the total number of shares subject to such Company Stock Option, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any withholding required under applicable Tax Law.

(b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Performance Share Award and Performance-Based Restricted Stock Unit Award outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive at the Effective Time from the Surviving Corporation an amount of cash, without interest, equal to the product of (i) the target number of shares or units underlying such award, multiplied by (ii) the Merger Consideration (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any withholding required under applicable Tax Law.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the participants therein, the phantom stock units (“Phantom Stock Units”) credited to each participant’s account under the Second Amended and Restated EnergySouth, Inc. Non-Employee Directors Deferred Fee Plan and the 2005 Non-Employee Directors Deferred Fee Plan (“Deferred Fee Plans”) shall be converted into a dollar amount equal to the product of (i) the number of Phantom Stock Units credited to such participant’s account, multiplied by (ii) the Merger Consideration (with such amount to be rounded to the nearest cent). As of the Effective Time, such dollar amount shall be credited to such participant’s cash account under the applicable Deferred Fee Plan, and the Phantom Stock Units shall be debited from such participant’s plan account. As of the Effective Time and thereafter, such participant’s account shall be credited with interest when and as provided in the applicable Deferred Fee Plan and distributable in cash in accordance with the participant’s distribution election and the terms and conditions of the Deferred Fee Plans. Prior to the Effective Time, the Company shall amend the Deferred Fee Plans to provide that, as of the Effective Time and thereafter, no further Phantom Stock Units shall be credited to the accounts of participants and the accounts of participants shall be distributable only in the form of cash.

(d) Prior to the Effective Time, the Board of Directors of the Company (or the appropriate committee thereof) shall take or cause to be taken all actions necessary to effectuate this Section 2.08 to the extent such treatment is not expressly provided for by the terms of the applicable Stock Plans and related award agreements, Contracts or participant election forms, including, without limitation, the adoption of any necessary amendments to the Stock Plans. Prior to the Effective Time and as soon as administratively practicable, the Company shall use commercially reasonable efforts to obtain from each holder of Company Stock Options granted under the Amended and Restated Stock Option Plan of EnergySouth, Inc. and the 2003 Stock Option Plan of EnergySouth, Inc. a written consent and release (in a form reasonably acceptable to Parent) providing for the treatment of such Company Stock Options as provided under Section 2.08(a) hereof, which Section 2.08(a) will govern regardless of whether a particular holder of a Company Stock Option delivers such a consent.

(e) Notwithstanding anything in this Agreement to the contrary, if the Effective Time occurs prior to November 15, 2008, immediately prior to the Effective Time, the Company shall pay any amounts due to each employee then actively employed by the Company or a Company Subsidiary under an outstanding award granted under the Company’s Executive Incentive Compensation Plan or Employee Incentive Compensation Plan with respect to the full fiscal year ending on September 30, 2008. The amount of each such payment shall be reasonably consistent with the intent of the Company’s Executive Incentive Compensation Plan or Employee Incentive Compensation Plan, as determined in the exercise of reasonable good faith discretion by the Compensation Committee of the Board of Directors with regard to the Executive Incentive Compensation Plan and by the President and Chief Executive Officer of the Company with regard to the Employee Incentive Compensation Plan; provided, that the aggregate amount of such payments under both such Plans shall not exceed $4,800,000. In the event the Effective Time occurs on or after November 15, 2008, immediately prior to the Effective Time, the Company shall pay to each employee any amounts due such employee under the terms and conditions of such an award and the Executive Incentive Compensation Plan or Employee Incentive Compensation Plan for the full fiscal year ending September 30, 2008; provided, that the aggregate amount of such payments under both such Plans shall not exceed $4,800,000. For the avoidance of doubt, the $4,800,000 cap on payments described above under this Section 2.08(e) shall be exclusive of the bonus pool funding the Team Performance Awards, as defined in the Employment Agreements, effective April 2, 2007, between EnergySouth Midstream, Inc. and Ben J. Reese, W. Todd Brown and John A. Pirraglia, which Team Performance Awards shall be paid in accordance with such Employment Agreements. Not less than five (5) Business Days prior to the determination of the amounts of such payments by the Compensation Committee of the Board of Directors of the Company (in the case of the Executive Incentive Compensation Plan), or the Chief Executive Officer of the Company (in the case of the Employee Incentive Compensation Plan), as applicable, the Company shall provide to Parent a schedule setting forth the employees to whom the payments described in this Section 2.08(e) are to be made, and the amount of each such payment. For purposes of any employment agreement entered into between the Company or a Company Subsidiary and such an employee, such payment shall be deemed full payment of such employee’s annual incentive award pursuant to the terms of such employee’s employment agreement.

Section 2.09.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as amended, the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008, or any Current Report on Form 8-K filed by the Company since September 30, 2007 and prior to the date of this Agreement (but, in any case, only to the extent (x) such disclosure does not constitute a “risk factor” and is not cautionary, predictive or forward looking in nature and (y) the applicability of such disclosure to a section or subsection of these representations and warranties is reasonably apparent) or (b) as set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure made pursuant to any section of the Company Disclosure Schedule shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent, except in the case of the disclosure applicable to qualifying the representation set forth on Section 3.08(c) which shall be set forth only on Section 3.08(c) of the Company Disclosure Schedule.

Section 3.01.  Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary of the Company (collectively, the “Company Subsidiaries”) is a corporation, limited liability company, general partnership or limited partnership duly formed, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its formation. The Company and each Company Subsidiary has the requisite corporate, limited liability company or partnership power and authority to own, lease, sublease, use and operate its properties and assets and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified as a foreign corporation, limited liability company, general partnership or limited partnership to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties and assets owned, leased, subleased, used or operated by it or the nature of its business makes such qualification and good standing necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary, together with the jurisdiction of formation of each Company Subsidiary and the percentage of the outstanding equity interests of each Company Subsidiary owned by the Company and owned of record by and, to the Knowledge of the Company, owned beneficially by, each other Person. Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

Section 3.02.  Certificate of Incorporation and Bylaws.  The Company has made available to Parent and Merger Sub a complete and correct copy of the Company’s certificate of incorporation (the “Company Certificate”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and the bylaws (or the equivalent organizational documents) of each Company Subsidiary in full force and effect as of the date of this Agreement. Neither the Company nor any Company Subsidiary is in material violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 3.03.  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of July 25, 2008, (i) 8,111,632 shares of Common Stock were issued and outstanding (including shares held in the Rabbi Trust), all of which are validly issued, fully paid and nonassessable, (ii) no shares of Preferred Stock are issued and outstanding, (iii) no shares of Common Stock or Preferred Stock were held in the treasury of the Company, and (iv) 580,816 shares of Common Stock were reserved for issuance pursuant to the Stock Plans.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the name of each holder of an outstanding Company Stock Option, Performance Share Award, Performance-Based Restricted Stock Unit or Phantom Stock Unit, together with the number of shares of Common Stock issuable or amount of cash payable thereunder (as applicable), the grant date, exercise price (if applicable), expiration date and the vesting schedule. Except as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no options, warrants, restricted stock, restricted stock units, stock appreciation rights, deferred stock, phantom stock, convertible securities, calls, preemptive rights, rights of first refusal or other rights, or agreements or commitments of any nature obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary or to pay or distribute cash or any other amount determined by the value of any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary (“Company Stock-Based Awards”). The grant date of each Company Stock Option set forth in Section 3.03(b) of the Company Disclosure Schedule is the date that such Company Stock Option was actually granted to the holder thereof, and the exercise price of each Company Stock Option is no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company Stock Option. The Company has furnished to Parent and Merger Sub correct and complete copies of each form of agreement evidencing a Company Stock-Based Award (and any individual agreement that deviates from the form of such agreement in any material respect).

(c) Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. To the Knowledge of the Company, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting of any shares of Common Stock or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company.

(d) Each outstanding share of capital stock of, or other equity interest in, each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03(d) of the Company Disclosure Schedule, each such share or other equity interest that is owned directly or indirectly by the Company is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, rights of first offer, charges and other encumbrances of any nature whatsoever (collectively, “Liens”) other than (i) Liens for current Taxes not yet past due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and as would not reasonably be expected to have a Material Adverse Effect, (ii) mechanics’ and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ Liens, in each case imposed by Law and arising in the ordinary course of business of the Company or a Company Subsidiary consistent with past practice either for amounts not yet past due and payable or for amounts that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and as would not reasonably be expected to have a Material Adverse Effect, and (iii) all matters of record, Liens and other imperfections of title and encumbrances that would not reasonably be expected to have a Material Adverse Effect ((i)-(iii), collectively, “Permitted Liens”). Upon any issuance of any

Common Stock in accordance with the terms of the Stock Plans, such Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

Section 3.04.  Authority Relative to the Transactions.  The Company has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles).

Section 3.05.  No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions will not, (i) conflict with or violate the Company Certificate or Company Bylaws or the comparable governing instruments of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained or taken and all filings and obligations described in Section 3.05(b) have been made or fulfilled, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, conflict with, violate, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or cancellation of, or result in the creation or imposition of a Lien on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation (“Contract”), except, with respect to clauses (ii) and (iii) of this Section 3.05(a), to the extent any such conflicts, violations, breaches, defaults or other occurrences has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, registration, authorization or permit of, or filing with or notification to, any domestic (Federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, instrumentality or commission, or any court, tribunal, or judicial, legislative or arbitral body (each, a “Governmental Authority”), except for (i) applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, (ii) requirements under the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), (iii) the filing and recordation of the Certificate of Merger, (iv) applicable requirements, if any, under any state public utility Laws, including rules and regulations promulgated by the Alabama Public Service Commission (the “APSC”), (v) the approval of the Federal Communications Commission (the “FCC”), and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect.

Section 3.06.  Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary is, and has been since January 1, 2007, in compliance with all Laws applicable to the Company or such Company Subsidiary or by which any property or asset of the Company or such Company Subsidiary is bound or affected, except where failure to comply would not reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.03, no material investigation or review by any Governmental Authority with respect to the Company or any Company Subsidiary or any Benefit Plan is pending or, to the Knowledge of the Company, threatened with respect to the Company or any Company Subsidiary, except for such investigations or reviews, the outcome of which would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and each Company Subsidiary has all permits, licenses, franchises, certifications, approvals, registrations, consents, authorizations, variances, exemptions and orders issued or granted by a Governmental Authority necessary for the Company or such Company Subsidiary to own, lease, sublease, use and operate its properties and assets or to carry on its business as it is now being conducted (each, a “Permit” and collectively, the “Permits”), except where the failure to have any Permit would not reasonably be expected to have a Material Adverse Effect. No suspension, cancellation or materially adverse modification of any material Permit is pending or, to the Knowledge of the Company, threatened. The Company and each Company Subsidiary is in material compliance with the terms of the Permits. All applications required to have been filed for the renewal of all material Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect.

(c) All filings required to be made by the Company or any Company Subsidiary since August 1, 2005, and in the case of any filing made pursuant to the Public Utility Holding Company Act of 1935, as amended and in effect prior to its repeal effective February 8, 2006 (the “PUHCA”), prior to February 8, 2006, under the Natural Gas Act of 1938, as amended, the PUHCA and other applicable Laws, have been filed with the Federal Energy Regulatory Commission, the Department of Energy or any other applicable Governmental Authority (including, to the extent required, the APSC, the Alabama Oil and Gas Board and the Mississippi Oil and Gas Board), as the case may be, including all forms, statements, reports, agreements, and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable Laws, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Laws would not reasonably be expected to have a Material Adverse Effect.

Section 3.07.  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed with or furnished to, as applicable, the SEC all forms, reports, statements, schedules and other documents required to be filed or furnished by it pursuant to the U.S. Federal securities Laws and the rules and regulations thereunder since September 30, 2004 (collectively, including any amendments thereto, the “SEC Reports”). Each of the SEC Reports (i) complied at the time of its filing or being furnished as to form in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or furnished, or, if amended or supplemented in a filing filed prior to the date hereof, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports. No Company Subsidiary is required to file any form, report, statement, schedule or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the SEC Reports, as amended or supplemented prior to the date hereof, including any amendments or restatements thereto prior to the date hereof, was prepared in all material respects in accordance with published rules and regulations of the SEC (including Regulation S-X) and United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects in accordance with GAAP, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim statements are subject to normal and recurring year-end adjustments, none of which were, or are expected to be, material in amount.

(c) Except as set forth in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has, as of the date of this Agreement, any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except (i) liabilities reflected, reserved for or disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2008, including the notes thereto, contained in the SEC Reports, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice since March 31, 2008, (iii) liabilities incurred in connection with the Transactions, and (iv) liabilities that would not reasonably be expected to have a Material Adverse Effect.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules of Nasdaq.

(e) The Company and each of the Company Subsidiaries have implemented and maintain a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in all material respects to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of the Company Subsidiaries.

Section 3.08.  Absence of Certain Changes or Events.  Except as set forth in Section 3.08 of the Company Disclosure Schedule or as contemplated by this Agreement, (a) since March 31, 2008, the Company and each Company Subsidiary has conducted its business in the ordinary course of business consistent with past practice and has not taken any action which, had it been taken after the date hereof, would have required the prior written consent of Parent pursuant to clause (i) or clause (xiv) of Section 5.01(a), (b) since March 31, 2008, neither the Company nor any of the Company Subsidiaries has suffered any material damage, destruction or loss (whether or not covered by insurance) other than in the ordinary course of business and consistent with past practice, and (c) since September 30, 2007, there has not been any change, effect, event, occurrence, state of facts or development that has had or would reasonably be likely to have a Material Adverse Effect.

Section 3.09.  Litigation.  Except as set forth in Section 3.09 of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, claim, action, proceeding, hearing, arbitration or, to the Knowledge of the Company, investigation or inquiry (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective assets, properties or rights by any Person, except for Actions that have not resulted in, or, if determined adversely to the Company or any Company Subsidiary, would not reasonably be expected to result in, payments in excess of $5 million.

Section 3.10.  Labor and Employment Matters.  The collective bargaining agreements and labor union Contracts to which the Company or any Company Subsidiary is a party applicable to employees of the Company or any Company Subsidiary are set forth on Section 3.10 of the Company Disclosure Schedule. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Section 3.10 of the Company Disclosure Schedule, (a) to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council, representative body or other organization to organize any employees of the Company or any Company Subsidiary or any current union representation questions involving such employees and no such activities or proceedings have been threatened, (b) there is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any Company Subsidiary, (c) to the Knowledge of the Company, there are no unfair labor practice complaints pending or threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority, (d) to the Knowledge of the Company, no charges with respect to or relating to the Company or any Company Subsidiary are pending or threatened before the Equal Employment Opportunity Commission or any other Governmental Authority, (d) there are no Actions with respect to payment of wages, salary or overtime pay that have been asserted or are pending or, to the Knowledge of the Company, threatened before any Governmental Authority by or with respect to any current or former employees of the Company or any Company Subsidiary, and (e) neither the Company nor any Company Subsidiary has, during the past ninety (90) day period, taken any action which would require any compliance under the Worker Adjustment and Retaining Notification Act of 1988 (the “WARN Act”) or similar applicable state or local Law, including the termination or laying off of any employees, or any other action that could constitute a “plant closing” or “mass layoff” as those terms are defined by the WARN Act or similar applicable state or local Law.

Section 3.11.  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and (iii) other bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, equity or equity-based compensation, vacation pay, sick pay or other fringe benefit plan, employment, consulting, severance, retention, termination or change-of-control plans, agreements, arrangements or understandings, or practice maintained or contributed to by the Company or any Company Subsidiary for the benefit of any of the current or former employees, directors or officers of the Company or any Company Subsidiary or any of their beneficiaries or dependents (collectively, the “Employees”) or with respect to which the Company or any Company Subsidiary has or may have any liability (collectively, the “Benefit Plans”). The Company has furnished or made available to Parent and Merger Sub, with respect to each Benefit Plan, correct and complete copies of (i) such Benefit Plan, including all amendments thereto, (ii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Benefit Plan (if applicable) (and all attachments thereto), (iii) the most recent actuarial valuation (if applicable), (iv) the most recent summary plan description for such Benefit Plan for which such summary plan description is required, (v) the trust agreement, insurance contract or other funding instrument relating to such Benefit Plan, and (vi) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (and if a prototype plan, an opinion letter), if any, received from the Internal Revenue Service.

(b) Schedule 3.11(b) of the Company Disclosure Schedule lists all Benefit Plans that the Company, the Company Subsidiaries or any ERISA Affiliate maintains, contributes to or is otherwise liable that are subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA (“Pension Plans”). With respect to each Pension Plan, (i) no “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred or is expected to occur, (ii) no event subject to Section 4062(e) of ERISA has occurred or is reasonably expected to occur, (iii) no “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred, whether or not waived, as of the last day of the most recent plan year of such Pension Plan ended prior to the date of this Agreement, (iv) the minimum funding requirements of ERISA have been satisfied, and (v) such Pension Plan has not been terminated. No Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). For purposes of this Agreement, the term “ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” under ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code. There are no ERISA Affiliates other than the Company and the Company Subsidiaries.

(c) All material contributions required to be made with respect to any Benefit Plan on or before the date hereof have been made and all obligations and liabilities in respect of each Benefit Plan as of the date hereof have been accrued and reflected in the Company’s consolidated financial statements to the extent required by GAAP.

(d) Each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(e) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has, as of the date of this Agreement, received a favorable determination letter or opinion letter from the Internal Revenue Service, each trust relating to a Benefit Plan intended to qualify for a tax exemption under of Section 501(c)(9) of the Code has been granted such exemption, and, to the Knowledge of the Company, nothing has occurred prior to the date hereof that would reasonably be expected to adversely affect such Benefit Plan’s or trust’s qualified or tax-exempt status.

(f) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any Company Subsidiary or the Employees to (i) any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, with respect to any Benefit Plan: (A) no material filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (B) to the Knowledge of the Company, there is no material Action pending, other than routine claims for benefits, with respect to any Benefit Plan.

(g) Neither the Company nor any Company Subsidiary has any plan or obligation to create any additional Benefit Plan, or to amend or modify any existing Benefit Plan in such a manner as would materially increase the cost of such Benefit Plan to the Company or any Company Subsidiary. Except as contemplated under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger will cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan or otherwise accelerate or materially increase any liability or obligation under any Benefit Plan.

(h) Each Benefit Plan subject to Section 409A of the Code has been maintained, administered and operated in all material respects in accordance with Section 409A of the Code, the Treasury Regulations and Internal Revenue Service guidance thereunder. No Company Stock Option, Performance Share Award or Performance-Based Restricted Stock Unit is subject to Section 409A of the Code.

Section 3.12.  Title to Assets; Real Property.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary has good and marketable title to all material assets and properties, including, without limitation, good and marketable fee simple title to all real property owned by the Company and/or the Company Subsidiaries that are material to the Company’s business (on a consolidated basis) (the “Owned Assets”), free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, the Company or a Company Subsidiary has a good and valid leasehold or other real property interest in each parcel or portion of real property, other than Owned Assets and Rights-of-Way, that is material to the Company’s business (on a consolidated basis) (such real property interests, individually a “Real Property Interest” and collectively the “Real Property Interests”) covered under all documents between the Company or the Company Subsidiaries and third parties, under which Real Property Interests are granted to the Company or a Company Subsidiary (such document individually a “Real Property Document” and collectively the “Real Property Documents”). Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, the Company or a Company Subsidiary (i) has the exclusive right to the use and occupancy of such Real Property Interests for the full term of the applicable Real Property Document, including any and all renewal terms thereof, (ii) each such Real Property Document is a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company or a Company Subsidiary and, to the Knowledge of the Company, the other parties thereto, and the Company and the Company Subsidiaries have not received or provided notice of any default (with or without notice or lapse of time, or both) with respect to any such Real Property Document, nor has any event occurred which (with or without notice or lapse of time, or both) would result in a default under any such Real Property Document, (iii) neither the Company nor any Company Subsidiary has assigned its interest under any such Real Property Document or sublet any part of the premises covered thereby, and (iv) except as set forth in Section 3.12(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any amendment or termination of any such Real Property Document (or allowed any Real Property Interests under the same to expire or elapse), or granted any consent or waiver (written or oral) with respect to any such Real Property Document. The Company has made available to Parent true, correct, complete and, if applicable, recorded copies of each such Real Property Document, each of which is identified in Section 3.12(c) of the Company Disclosure Schedule, and no other such Real Property Document exists except as is identified in Section 3.12(c) of the Company Disclosure Schedule.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Real Property Documents or any amendments or terminations of any such Real Property Documents.

(d) There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings with respect to the Owned Assets or Real Property Interests.

(e) The Company and each Company Subsidiary, have such consents, easements, servitudes, rights-of-way, permits or licenses (collectively, “Rights-of-Way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such Rights-of-Way that, if not obtained, would not reasonably be expected to have a Material Adverse Effect. Except as would not be reasonably expected to have a Material Adverse Effect, each of the Company and each Company Subsidiary has fulfilled and performed all its obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, expiration, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such expirations, revocations, terminations and impairments that do not affect the commercial use of the property for the purposes for which the property is currently being used and except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate, or to require annual or other periodic payments as a condition to the continuance of, such right.

(f) Section 3.12(f) of the Company Disclosure Schedule sets forth all cavity storage agreements (including all amendments and modifications thereto) through which, to the Knowledge of the Company, the lessor or grantor derives any of the rights leased or granted to the Company or any Company Subsidiary under the Real Property Documents (the referenced cavity agreements being referred to individually as a “Cavity Agreement” and collectively as the “Cavity Agreements”). Except as set forth in Section 3.12(f) of the Company Disclosure Schedule or would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, each Cavity Agreement is a legal, valid and binding obligation, enforceable for the full term thereof in accordance with its terms, including any renewal terms, by the parties thereto, and the Company and the Company Subsidiaries have not received notice (and are not aware) of any default under any Cavity Agreement.

Section 3.13.  Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of U.S. and foreign (i) issued patents and pending patent applications, (ii) trademark registrations and pending applications, (iii) Internet domain name registrations, and (iv) copyright registrations and pending applications, in each case that are owned or exclusively licensed by the Company or any Company Subsidiary, and all of such patents, registrations and applications are valid, subsisting and have not expired or been cancelled or abandoned.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary own or have sufficient rights to use all material Intellectual Property necessary for the conduct of their respective businesses and, except as would not reasonably be expected to have a Material Adverse Effect, all of such rights shall survive unchanged upon the consummation of the Transactions.

(c) Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the businesses of the Company and the Company Subsidiaries do not infringe or otherwise violate any third party’s Intellectual Property rights, and there is no such claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(d) The Company and the Company Subsidiaries take commercially reasonable measures to protect and preserve their material Intellectual Property, including executing confidentiality agreements with all appropriate parties and executing Intellectual Property assignment agreements with all current and former employees and contractors who have contributed to any Intellectual Property purportedly owned by any of them. To the Knowledge of the Company, no Person is violating any Intellectual Property owned or exclusively licensed by the Company or any Company Subsidiary except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.14.  Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” refers to any and all Federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and levies, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, real property, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Tax Return” or “Tax Returns” refers to all Federal, state, local and foreign returns, schedules, attachments, estimates, information statements and reports relating to Taxes, and any amendments thereto, including any return of an affiliated, combined or unitary group that includes the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries have filed all Tax Returns required to be filed by them prior to the date hereof, except where the failure to file such Tax Returns would not reasonably be expected to have a Material Adverse Effect. All such Tax Returns are correct and complete in all respects, except to the extent that it would not reasonably be expected to have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid, except where the failure to pay Taxes would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. Except as would not reasonably be expected to have a Material Adverse Effect, there are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except (i) Liens for Taxes not yet due and payable and (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on the Company’s consolidated financial statements adequate to pay all Taxes of the Company and the Company Subsidiaries not yet due and payable.

(d) Except as would not reasonably be expected to have a Material Adverse Effect or except as set forth in Section 3.14(d) of the Company Disclosure Schedule, (i) no deficiency for Taxes with respect to the Company or any Company Subsidiary has been claimed, proposed or assessed by a Taxing Authority in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary is being conducted by any Taxing Authority and neither the Company nor any Company Subsidiary has received notification in writing that any such audit or other proceeding is pending, and (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code (or any corresponding provision of state, local or foreign Tax Law).

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise, except in each case where such liability for Taxes would not reasonably be expected to have a Material Adverse Effect.

(h) During the two (2) year period ending on the Closing Date, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

Section 3.15.  Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” shall mean all Federal, state and local Laws concerning pollution or protection of the environment or human health, as the foregoing are enacted or in effect, on or prior to the date hereof (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), including without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; (iii) the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.); (iv) the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.); (v) the Endangered Species Act (16 U.S.C. §§ 1531 et seq.); (vi) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (vii) the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); (viii) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (ix) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); and (x) all Alabama and Mississippi Laws comparable to the foregoing.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, and except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) each of the Company and the Company Subsidiaries is, and has been since September 30, 2005, in compliance with all Environmental Laws applicable to their businesses as presently conducted including, without limitation, holding all Environmental Permits required for the Company’s or the Company Subsidiaries’ properties or facilities, and to the Knowledge of the Company each such Environmental Permit is valid and in full force and effect, and to the Knowledge of the Company there is no pending or threatened action or claim seeking to suspend, modify, revoke or challenge any such Environmental Permit, (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, spilled or Released any Hazardous Materials in violation of applicable Environmental Laws or in any manner, quantity, or location that could reasonably be expected to create environmental response liability for, or an Environmental Claim against, the Company or any Company Subsidiary, (iii) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company, any Company Subsidiary or any properties, operations or facilities of any of them, (iv) neither the Company nor any of the Company Subsidiaries have entered into any agreement or contract to guarantee, assume or indemnify any Person for any pending or threatened Environmental Claim or other violation or liability pursuant to any Environmental Law, and (v) with respect to Mississippi Hub, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has used or impacted any groundwater aquifer in violation of any Environmental Permit required for the Company’s or the Company Subsidiaries’ properties or facilities.

Section 3.16.  Material Contracts.

(a) The Company has made available to Parent true, correct and complete copies of, all Contracts and other instruments to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries, or any of their respective properties or assets is bound that: (A) contain covenants that limit the ability of the Company or any of the Company Subsidiaries, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Affiliates as of immediately prior to the Effective Time, or the Surviving Corporation, to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current or future businesses; (B) relate to indebtedness for borrowed money, guarantees or similar obligations in each case in excess of $1 million; (C) with respect to a material joint venture, partnership, limited liability or other similar agreement or arrangement; (D) by its terms calls for aggregate payments by the Company or the Company Subsidiaries or aggregate payments to the Company or the Company Subsidiaries under such Contract of more than $1 million over the remaining term of such Contract (other than for purposes of making such agreements available to Parent pursuant to this Section 3.16(a) only, “park and loan” agreements entered into in the ordinary course of business and in accordance with the Company Trading Policies); or (E) that would be required, to be filed by the Company as a material contract pursuant to Item 601 of Regulation S-K under the Securities Act (collectively the Contracts described in clauses (A) through (E), the “Material Contracts”).

(b) Except as set forth in Section 3.16 of the Company Disclosure Schedule, each of the Material Contracts is a valid and binding obligation of the Company or the Company Subsidiary party thereto and is in full force and effect, and, to the Knowledge of the Company, is the valid, binding and enforceable obligation of the other parties thereto, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.16 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is in violation of or default under any Material Contract, except for such violations or defaults that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received notice or claim of default under any Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract.

Section 3.17.  Insurance.  Section 3.17 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company or any Company Subsidiary. With respect to each such insurance policy, except as would not reasonably be expected to have a Material Adverse Effect: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or any Company Subsidiary, or permit termination or modification, under the policy, (iii) there is no claim by the Company or any of the Company Subsidiaries pending under any such policies which (A) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (B) if not paid, that would reasonably be expected to have a Material Adverse Effect, and (iv) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 3.18.  Derivative Products.  To the Knowledge of the Company, as of the date hereof, all Derivative Products entered into for the account of the Company or any of the Company Subsidiaries have been entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management and control and credit policies approved by management of the Company and in effect on the date hereof (the “Company Trading Policies”), to limit the level of risk that the Company or any of the Company Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Authority. The Company has made available to Parent a true and complete copy of the Company Trading Policies, and the Company Trading Policies contain a true and complete description of the practice of the Company and the Company Subsidiaries with respect to Derivative Products, as of the date hereof.

Section 3.19.  Affiliate Transactions.  Except as set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any agreement, commitment or transaction with or for the benefit of any of the Company’s Affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.20.  Required Stockholder Vote.  The adoption of this Agreement at a special meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) by the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Company Stockholders’ Meeting (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

Section 3.21.  Opinion of Financial Advisors.  The Company has received a written opinion from J.P. Morgan Securities Inc., to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company Stockholders.

Section 3.22.  Brokers.  Except for the engagement of Berenson & Company, LLC and J.P. Morgan Securities Inc. (together, the “Financial Advisors”), none of the Company, the Company Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any brokerage, finder’s or other fee or commission in connection with the Transactions. The Company has furnished or made available to Parent and Merger Sub a complete and correct copy of all agreements between the Company and any broker, finder or investment banker, including the Financial Advisors, pursuant to which such firms would be entitled to any payment relating to the Transactions.

Section 3.23.  Takeover Statutes.  The Board of Directors of the Company has taken (and not revoked) all action necessary to exempt the Merger and the Transactions from the application of the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL and Article 8 of the Company Certificate, in each case, if applicable.

Section 3.24.  Board Recommendation.  The Board of Directors of the Company, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) declared this Agreement, the Merger and the other Transactions advisable and in the best interests of the Company Stockholders; (ii) resolved to recommend that the Company Stockholders adopt this Agreement; and (iii) directed that this Agreement be submitted to the Company Stockholders for adoption (collectively, the “Company Recommendation”).

Section 3.25.  Information to be Supplied.  None of the information supplied or to be supplied by the Company or any Company Subsidiary for inclusion in the proxy statement (together with any amendments or supplements thereto and any other required proxy materials, the “Proxy Statement”) to be mailed to the Company Stockholders in connection with the Company Stockholders’ Meeting, and any other documents to be filed with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the Company Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholders’ Meeting. The Proxy Statement when filed by the Company with the SEC or when distributed or otherwise disseminated to the Company Stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.26.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any information provided to Parent or Merger Sub in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms,” descriptive memoranda or management presentations in expectation of the Transactions, except to the extent that any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01.  Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02.  Charter Documents and Bylaws.  Parent has made available to the Company a complete and correct copy of the articles of incorporation and the bylaws of Parent in full force and effect as of the date hereof.

Parent is not in material violation of any of the provisions of its articles of incorporation or bylaws. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub in full force and effect as of the date hereof. Merger Sub is not in material violation of any of the provisions of its certificate of incorporation or bylaws

Section 4.03.  Authority Relative to this Agreement.  Each of Parent and Merger Sub has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption by Parent will occur immediately following execution of this Agreement, and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against them in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles).

Section 4.04.  No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent, (ii) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of Parent (including Merger Sub), (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iv) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or cancellation of, or to the Knowledge of Merger Sub or Parent, result in the creation or imposition of a Lien on any property or asset of Parent or Merger Sub pursuant to, any material Contract, except, with respect to clauses (iii) and (iv) of this Section 4.04(a), to the extent any such conflicts, violations, breaches, defaults, or other occurrences would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the HSR Act, the Exchange Act, the Securities Act, and the rules and regulations thereunder, (ii) applicable requirements, if any, under the rules of the New York Stock Exchange and Nasdaq, (iii) the filing and recordation of the Certificate of Merger, (iv) applicable requirements, if any, under any state public utility Laws, including rules and regulations promulgated by the APSC, (v) the approval of the Federal Communications Commission, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05.  Brokers.  No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its Subsidiaries.

Section 4.06.  Litigation.  There is no Action pending or, to the Knowledge of Merger Sub or Parent, threatened against Parent or any of its Subsidiaries, except for Actions that, if determined adversely to Parent or any of its Subsidiaries, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07.  Stock Ownership.  Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company, as defined by Section 203 of the DGCL or a “Related Person,” as defined by Article 8 of the Company Certificate.

Section 4.08.  Sufficient Funds.  Parent or Merger Sub has and will have as of the Effective Time and the Closing sufficient cash available either through cash on hand or through committed availability under existing credit facilities, directly or through one or more Affiliates, to pay the aggregate Merger Consideration, and there is no restriction on the use of such cash or cash equivalents for such purpose.

Section 4.09.  Information to be Supplied.  None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion in the Proxy Statement to be mailed to the Company Stockholders in connection with the Company Stockholders’ Meeting, and any other documents to be filed with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the Company Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company Stockholders’ Meeting. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information or statements with respect to the Company and the Company Subsidiaries made or incorporated by reference therein supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.10.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, none of Merger Sub, Parent, or any other Person on behalf of Merger Sub or Parent makes any express or implied representation or warranty with respect to Merger Sub or Parent or with respect to any information provided to the Company in connection with the Transactions. None of Merger Sub, Parent or any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

COVENANTS

Section 5.01.  Conduct of Business.

(a) Conduct of Business by the Company.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, except as set forth in Section 5.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent (provided that Parent shall not unreasonably withhold or delay its response to a request for consent) or as otherwise contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain its rights, Permits and other authorizations issued by Governmental Authorities and preserve its relationships with its customers, suppliers, employees, consultants, licensors, licensees, landlords, distributors and others having business dealings with it, including, but not limited to, Governmental Authorities. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, except as otherwise set forth in Section 5.01(a) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (provided that Parent shall not unreasonably withhold or delay its response to a request for consent):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any other form) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (1) purchases, redemptions or other acquisitions of capital stock or other securities (y) required by the terms of the applicable Stock Plan or (z) required by the terms of any other plans, arrangements or Contracts specifically disclosed in Section 5.01(a)(i)(C) of the Company Disclosure Schedule and existing on the date hereof between the Company or any of its Subsidiaries and any Employees (to the extent complete and accurate copies of which have been heretofore delivered to Parent) and (2) regularly quarterly cash dividends on shares of Common Stock at a rate not in excess of $0.26 per share per quarter with record dates established in the ordinary course consistent with past practice, to the extent that the declaration and payment of such dividend is permitted by applicable Law and Contracts to which the Company is a party;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any (A) shares of its capital stock or any other voting securities (and other than the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement and as set forth in Section 3.03(b) of the Company Disclosure Schedule), (B) securities convertible or exchangeable into any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or (C) rights, warrants or options to acquire any shares of capital stock, voting securities or convertible or exchangeable securities of the Company or any of its Subsidiaries, other than (1) Company Stock Options, Performance-Based Restricted Stock Units, Performance Share Awards and Phantom Stock Units, in each case not to exceed that number disclosed in and in respect of those Persons described in Section 5.01(a)(ii) of the Company Disclosure Schedule, which shall be granted on a basis consistent with past practice or as required by any Contract or (2) Company Stock Options with respect to not more than an aggregate of 10,000 shares of Common Stock granted in the ordinary course consistent with past practice under the Stock Plans to newly hired employees or employees receiving promotions;

(iii) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of any capital stock of the Company or any Subsidiary of the Company;

(iv) amend the Company Certificate or the Company Bylaws or comparable charter or organizational documents of any Company Subsidiaries;

(v) directly or indirectly acquire (A) any Person or division, business or equity interest of any Person, by merging or consolidating with, purchasing a substantial portion of the assets of, making an investment in or capital contribution to, or by any other manner, or (B) any assets, rights or properties except for (1) capital expenditures, subject to the limitations of clause (ix) below, (2) purchases of components, raw materials, inventories, supplies or services (excluding purchases of “base gas”) not constituting capital expenditures, in the ordinary course of business consistent with past practice, in any single transaction or a series of related transactions, with a purchase price not in excess of $2.5 million, or (3) purchases of up to 2.0 billion cubic feet of “base gas” at a purchase price not to exceed $8.25 per million British Thermal Units;

(vi) sell, pledge, encumber, transfer, lease, sublease, license, or otherwise dispose of or subject to any Lien (other than Permitted Liens) any properties, rights or assets of the Company or any of its Subsidiaries, except (A) sales, pledges, dispositions, transfers, leases, subleases, licenses or encumbrances in the ordinary course of business consistent with past practice and required to be effected prior to the Effective Time pursuant to Contracts and non-material leases, subleases or licenses, in each case, in effect prior to the date hereof and (B) sales, pledges, dispositions, transfers, leases, subleases, licenses or encumbrances (1) of assets or properties of the Company or any Company Subsidiaries having a value not to exceed $1 million in the aggregate, (2) of inventory in the ordinary course of business consistent with past practice, (3) pursuant to transportation or storage contracts utilizing only the capacity at the Company’s Mississippi Hub or Bay Gas storage facilities, or at the facilities underlying the “Contracted Assets” set forth in Section 5.01(a)(vi) of the Company Disclosure Schedule (the “Contracted Assets”), in each case in the ordinary course of business consistent with past practice and with the “Marketing Matrix” included in Section 5.01(a)(vi) of the Company Disclosure Schedule (the “Marketing Matrix”) or (4) subject to the limitation contained in clause (xviii) below, in connection with any “park and loan” agreements utilizing only the Company’s Bas Gas storage facilities or the facilities underlying the Contracted Assets, in each case in the ordinary course of business consistent with past practice;

(vii) unless otherwise expressly permitted under another clause of this Section 5.01(a), enter into any commitment or transaction which involves payments or obligations over the life of such commitment or transaction in excess of $1.0 million, whether inside or outside the ordinary course of business, other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;

(viii) (A) redeem, repurchase, prepay, forgive, defease, cancel, issue, sell, incur, create, assume or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money, or any debt securities or rights to acquire debt securities of the Company or any of its Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings within the limits under the Credit Facility as of the date hereof or as amended as described in Section 5.01(a)(xi) of the Company Disclosure Schedule) or (B) make any loans, advances or capital contributions to or investments in any Person, other than (1) loans, advances or capital contributions to or investments in the Company and the Company Subsidiaries made in the ordinary course consistent with past practice, (2) loans made in the ordinary course of business and consistent with past practice to the Company’s and the Company Subsidiaries’ employees pursuant to their respective relocation policies and not in excess of $1 million in the aggregate, and (3) advance payments for gas purchases for deliveries within sixty (60) days in the ordinary course of business consistent with past practice, provided that the Company shall provide Parent written notice at or promptly following the making of any such advance payment in excess of $50,000 individually or $200,000 in the aggregate for all such advance payments;

(ix) make or commit to make any capital expenditure or expenditures exceeding the greater of (1) $5.0 million or (2) ten percent (10%) (measured on a cumulative basis for the actual months that have elapsed since the date hereof through the measurement date) of the net amount listed on the capital expenditures and commitments budget included in Section 5.01(a)(ix) to the Company Disclosure Schedule (the “Cap-X Budget”) in the aggregate, including capital lease obligations but excluding capital expenditures for “base gas,” other than in accordance (on a cumulative basis) with the Cap-X Budget and other than expenditures or commitments related to operational emergencies, equipment failures or outages; provided, however, that the entry into, modification of, amendment to, termination of, cancellation of or failure to renew any Contract relating to the incurrence of any capital expenditure or expenditures shall be governed by clause (xi) below;

(x) except as required by Law, (A) pay, discharge, release, waive, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Reports filed prior to the date of this Agreement (for amounts not in excess of such reserves), or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that such settlements (1) shall not involve out-of-pocket expenditures by the Company, exclusive of insurance coverage, in excess of $100,000 in the aggregate, excluding workers’ compensation and employee health insurance claims, and (2) shall not reasonably be expected to have a material adverse impact (relative to the alternative of not settling) on the operations of the Company or any Company Subsidiaries, (B) waive or assign any claims or rights of material value of the Company or any of its Subsidiaries, or (C) waive any material benefits of, agree to modify in any material respect, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter for which consent is required under, any material confidentiality or similar Contract to which the Company or the Company Subsidiaries is a party;

(xi) (A) enter into, materially modify or amend, terminate, cancel or fail to renew any Contract that is or would be a Material Contract if in effect on the date of this Agreement (other than (w) the entry into any Derivative Product that is governed by clause (xviii) below, (x) the amendment to the Credit Facility as specifically contemplated and described in Section 5.01(a)(xi) of the Company Disclosure Schedule, (y) transportation or storage contracts utilizing only the capacity at the Company’s Mississippi Hub or Bay Gas storage facilities, or at the facilities underlying the Contracted Assets, in each case entered into, modified, terminated, cancelled or not renewed in the ordinary course of business consistent with past practice (including in connection with any “open season”) and with the Marketing Matrix or (z) subject to the limitation contained in paragraph (xviii) below, “park and loan” agreements utilizing only the Company’s Bas Gas storage facilities or the facilities underlying the Contracted Assets, in each case entered into in the ordinary course of business consistent with past practice), or waive, release, settle, compromise or assign any material rights or claims thereunder, (B) enter into, modify, amend, cancel or terminate any Contract or waive, release or assign any rights or claims thereunder, that if so entered into, modified, amended, cancelled, terminated, waived, released or assigned would reasonably be expected to (1) impair in any material respect the ability of the Company or the Company Subsidiaries to perform all of their obligations under this Agreement, (2) prevent or materially impede, interfere with, hinder or delay the consummation of any of the Transactions or (3) impair in any material respect the ability of the Company and the Company Subsidiaries to conduct their businesses as currently conducted, or (C) enter into any Contract to purchase, rent, lease, license, use, borrow or otherwise obtain rights to use any transportation or storage facilities or assets owned by third parties, other than any such Contract with a term not in excess of sixty (60) days entered into solely for purposes of maintaining the operational reliability of the Company’s Bay Gas storage facilities;

(xii) enter into any Contract or take any action, in each case, such that consummation of the Transactions or compliance by the Company or the Company Subsidiaries with the provisions of this Agreement could reasonably be expected to conflict with, result in a violation, breach of or default under (with or without notice or lapse of time, or both), give rise to a right of or result in termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or the Company Subsidiaries under, require the Company or the Company Subsidiaries to license or transfer any of its Intellectual Property or other material assets under, give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xiii) except as required by applicable Law to comply with any Benefit Plan or other existing Contract or as may be required to comply with, or satisfy an exemption from, Section 409A of the Code: (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement or Benefit Plan or (2) any other Contract, plan or policy between the Company or the Company Subsidiaries and Employees, except amendments in the ordinary course of business consistent with past practice with respect to Employees who are not Key Personnel, (B) grant any severance or termination pay or increase the compensation of any Employees, other than in the ordinary course of business consistent with past practice, (C) remove any existing restrictions in any Benefit Plans or awards made thereunder, (D) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Benefit Plan, other than in the ordinary course of business consistent with past practice, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or awards made thereunder, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, or (G) terminate (other than for cause) any Employee who is classified as Key Personnel, or hire any Employee who would upon hire be classified as Key Personnel, provided, however, that this clause will not prohibit any action set forth in (A)(2), (B), (E) or (G) above to the extent such action is taken in connection with the employment or promotion of any replacement for any Employee previously classified as Key Personnel, so long as such action does not (1) contemplate the issuance of any equity-based compensation or (2) provide for cash compensation materially in excess of the amount previously paid to the Employee being replaced;

(xiv) except as required by GAAP and as advised by the Company’s independent registered public accounting firm, revalue any material assets of the Company or the Company Subsidiaries or make any material change in accounting methods, policies, principles or practices;

(xv) perform any quarterly or other interim financial reporting close process in a manner that differs materially from past practice;

(xvi) write up, write down or write off the book value of any assets, for the Company or the Company Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice and not in excess of $5.0 million, except as required by GAAP, any Governmental Authority or as advised in writing by the Company’s independent registered public accounting firm;

(xvii) create any new Subsidiaries;

(xviii) (A) modify in any material respect the Company Trading Policies or any similar policy, other than modifications that are more restrictive to the Company and its Subsidiaries, (B) enter into any Derivative Product, including any “park and loan” agreement, or any similar transaction, related to the capacity at the Company’s Mississippi Hub or Bay Gas storage facilities or at the facilities underlying the Contracted Assets, which in each case is not in accordance with the Company Trading Policies, or (C) enter into any Derivative Product, including any “park and loan” agreement, or any similar transaction, which is not related to the capacity at the Company’s Mississippi Hub or Bay Gas storage facilities or at the facilities underlying the Contracted Assets and (1) involves payments or obligations over the life of such Derivative Product, agreement or transaction in excess of $1.0 million or (2) is not in accordance with the Company Trading Policies;

(xix) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

(xx) take any action that would cause any representation or warranty of the Company in this Agreement to become untrue or not accurate in a manner such that the condition set forth in Section 7.02(a) would not be satisfied or that would reasonably be expected to result in a Material Adverse Effect; or

(xxi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Other Actions.  Except as permitted by this Agreement, the Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that is reasonably likely to, result in any of the conditions set forth in Article VII not being satisfied.

(c) Advice of Changes; Filings.  The Company and Parent shall promptly advise the other orally and in writing if (i) any representation or warranty made by it (and in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of any of the conditions set forth in Article VII or (ii) it (and in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect any of the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions set forth in Article VII. The Company and Parent shall, and Parent shall cause Merger Sub to, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions, other than the portions of such filings that include confidential or proprietary information not directly related to the Transactions.

(d) Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) timely file all material Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all material Taxes due and payable; (iii) promptly notify Parent of any material Actions that become pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld or delayed; and (iv) not make or change any material Tax election, change any annual accounting period, adopt or change any accounting method or practice with respect to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Company Subsidiaries, other than with Parent’s prior written consent (which shall not be unreasonably withheld or delayed), other than in the ordinary course of business consistent with past practice, or other than as may be necessary to conform to changes in Tax Laws. Any Tax Returns described in this Section 5.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company, except as may be necessary to conform to changes in Tax Laws. The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.

(e) Maintenance of Control of Operations.  Nothing contained in this Agreement (including, without limitation, this Section 5.01) is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02.  No Solicitation.

(a) Except as set forth in this Section 5.02, until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not authorize or permit the Company Subsidiaries or any of their respective directors, officers, employees, advisors, agents, representatives or controlled Affiliates (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent. The Company shall, and shall cause the Company Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, terminate any and all Persons’ (other than Parent and its Affiliates) access to the Company’s electronic data room and request the prompt return or destruction of all confidential information previously furnished or provided to any such Person in connection with any applicable confidentiality agreement. Notwithstanding anything in this Agreement, in response to a written Takeover Proposal that the Board of Directors of the Company or any committee thereof reasonably determines in good faith is bona fide and (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in, a Superior Proposal, and which Takeover Proposal was made after the date hereof and was not the result of a material breach by the Company of this Section 5.02(a), the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing confidentiality provisions, not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (A) and (B), the Board of Directors of the Company concludes in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

The term “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Company Subsidiary) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and the Company

Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or the Company Subsidiaries pursuant to which any Person or the equityholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the Transactions. For purposes of this definition, a Person shall also mean any group (as defined in Rule 13d-5 under the Exchange Act) of Persons (other than Parent and its Affiliates).

The term “Superior Proposal” means any bona fide Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) made in writing and not the result of a violation of Section 5.02(a) that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be: (i) more favorable to the Company Stockholders from a financial point of view than the Transactions, and (ii) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, in each case of clauses (i) and (ii), after taking into account any written proposal by Parent in response to such Takeover Proposal or any written proposal by Parent to amend the terms of the Transactions.

(b) Except as set forth in this Section 5.02, until the earlier of the time that the Stockholder Approval is received or the termination of this Agreement pursuant to Article VIII, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify the Company Recommendation in any manner adverse to Parent, (B) take any other action or make any public statement in connection with the Company Recommendation, the Merger or the Company Stockholders’ Meeting that is inconsistent with the Company Recommendation, or fail to make the Company Recommendation in the Proxy Statement or (C) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or approve the Company’s or the Company Subsidiaries’ execution or entry into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”).

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the time that the Stockholder Approval is received and subject to Section 5.02(e), the Board of Directors of the Company may make a Company Adverse Recommendation Change: (i) in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence and material consequences of which were not known to the Company’s Board of Directors as of or prior to the date hereof (and not relating to any Takeover Proposal), if the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that the failure of the Board of Directors to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law or (ii) in response to a Takeover Proposal, if the Board of Directors of the Company concludes that such Takeover Proposal constitutes a Superior Proposal, and such Takeover Proposal was made after the date hereof and was not the result of a material breach of this Section 5.02.  If the Board of Directors of the Company makes a Company Adverse Recommendation Change pursuant to Section 5.02(c)(ii), the Company may terminate this Agreement pursuant to Section 8.01(f), and enter into an Acquisition Agreement, if the Board of Directors of the Company has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Board of Directors of the Company (including any committee thereof) may not effect a Company Adverse Recommendation Change as contemplated in Section 5.02(c)(ii) and/or terminate this Agreement pursuant to Section 8.01(f) unless:

(A) the Company shall have provided prior written notice to Parent and Merger Sub, at least four (4) Business Days in advance (the “Notice Period”), of its intention to effect a Company Adverse Recommendation Change in response to a Superior Proposal and/or to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal, and contemporaneously with providing such notice shall have provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and any other materials submitted therewith; and

(B) prior to effecting such Company Adverse Recommendation Change in response to a Superior Proposal and/or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, if requested by Parent the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event that during the Notice Period any revisions are made to the Superior Proposal to which the proviso in this Section 5.02(c) applies and the Board of Directors of the Company in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 5.02(c) with respect to such new written notice except that the Notice Period shall be reduced to two (2) Business Days.

(d) In addition to the obligations of the Company set forth in subsections (a) through (c) of this Section 5.02, the Company shall (i) promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal, (ii) keep Parent informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal and (iii) publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation, unless a Company Adverse Recommendation Change is permitted by Section 5.02(c).

(e) Nothing contained in this Section 5.02 shall prohibit the Company or the Board of Directors of the Company from at any time taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or other applicable Law; provided, however, that in no event shall the Company or the Board of Directors of the Company or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.  Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement relating to the Company Stockholders’ Meeting. Parent, Merger Sub and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto in advance of filing the same with the SEC or mailing to the Company Stockholders. Subject to Section 5.02(c), the Company shall, through the Board of Directors of the Company, include in the Proxy Statement the Company Recommendation (to the extent applicable). The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to the Company Stockholders and at the time of the Company Stockholders’ Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use commercially reasonable efforts to obtain and furnish the information required by applicable Law to be included in the Proxy Statement, and Parent shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with the Proxy Statement. The Company shall (i) provide Parent, Merger Sub and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Proxy Statement as soon as reasonably practicable after the receipt thereof, (ii) consult in good faith with Parent, Merger Sub and their counsel prior to responding to any such comments, and (iii) provide Parent, Merger Sub and their counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto made by the Company or its counsel. The Company agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after clearance of the Proxy Statement by the SEC. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and mailed to Company Stockholders to the extent required by applicable Federal securities Laws. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall submit this Agreement to its stockholders at the Company Stockholders’ Meeting even if the Company’s Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Company Adverse Recommendation Change or proposed or announced any intention to do so.

(b) The Company, acting through its Board of Directors, shall, in accordance with applicable Law and the Company Certificate and Company Bylaws:

(i) as soon as reasonably practicable, duly set a record date for, call and give notice of the Company Stockholders’ Meeting for the purpose of considering and taking action with respect to this Agreement; and

(ii) as soon as reasonably practicable following the record date, (A) cause the definitive Proxy Statement to be mailed to the Company Stockholders, (B) unless the Board of Directors of the Company shall have made a Company Adverse Recommendation Change pursuant to Section 5.02(c), use commercially reasonable efforts to assist Parent and Merger Sub to solicit from the Company Stockholders proxies approving the Merger and adopting this Agreement and (C) convene and hold the Company Stockholders’ Meeting and take all other action reasonably necessary or advisable to assist Parent and Merger Sub with securing the approval of the Company Stockholders required by the DGCL and any other applicable Law to effect the Merger.

(c) Parent agrees to vote, or cause to be voted, all of the shares of Common Stock then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the adoption of this Agreement.

Section 6.02.  Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and subject to the terms of the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, during normal business hours and upon reasonable prior notice to the Company, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) to all of the Company’s and the Company Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company’s and the Company Subsidiaries’ businesses, properties, facilities, operations and personnel, in each case as Parent may reasonably request. If any of the information or material furnished pursuant to this Section 6.02(a) includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Action, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Subject in all respects to the terms of this Section 6.02(a), promptly after receipt thereof, the Company shall deliver to Parent copies of any written reports to the Company’s risk management committee or similar body, pursuant to the Company’s existing risk management policies

(including the Company Trading Policies), in connection with any breaches of, or exceptions from, the Company’s existing risk management policies (including the Company Trading Policies).

(b) Each of Parent and the Company shall hold, and shall cause its Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated May 30, 2008 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

Section 6.03.  Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall (and shall cause its Subsidiaries to) use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other Transactions, including preparing and filing as soon as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, each party agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as reasonably practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the Merger under the HSR Act.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.03(a), use its commercially reasonable efforts to (in each case to the extent practicable and permitted under applicable Law) (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the Transactions, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions; and (iii) permit the other party to review and consult with each other in advance of any communication given by it to, or any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any Action under Antitrust Law by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.

(c) In addition to and not in limitation of the covenants of the parties contained in Sections 6.03(a) and (b), each party hereto shall use its best efforts (in each case to the extent permitted under applicable Law) to resolve such objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law, including agreeing to take or cause its Subsidiaries to take any action or agree to take any action or consent to the taking of any action not inconsistent with this Section 6.03(c). Notwithstanding the foregoing, nothing in this Section 6.03 shall require any party hereto to take any action which (i) requires any party hereto to sell, hold separate or otherwise dispose of any business or assets, or conduct its (or its Subsidiaries’) business in any specified manner, (ii) is reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of either Parent (or any of its Subsidiaries) or the Company, taken individually or in the aggregate, or (iii) is not conditioned on the consummation of the Merger.

(d) In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or the other Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its commercially reasonable efforts (in each case to the extent practicable and permitted under applicable Law) to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

Section 6.04.  Indemnification, Exculpation and Insurance.

(a) As of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the current and former directors and officers of the Company and the Company Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Law or as provided in the Company Certificate, the Company Bylaws, the organizational documents of any Company Subsidiary or any written indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof). Such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and the Company Subsidiaries for acts or omissions occurring at or prior to the Effective Time than are presently set forth in the Company Certificate and Company Bylaws, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any Person benefited by such provisions. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 6.04.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.04.

(c) The Company shall use commercially reasonable efforts to purchase, prior to the Effective Time, and if the Company does not so purchase, Parent shall or shall cause the Surviving Corporation to purchase promptly after the Effective Time a six-year “tail” prepaid policy on the Company’s directors’ and officers’ liability insurance policy covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof. Following the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain such “tail” policy in full force and effect and to continue to honor its obligations thereunder. If the Company, Parent and the Surviving Corporation for any reason fail to obtain such “tail” policy as of or promptly after, as applicable, the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been previously delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute policies of Parent containing terms with respect to coverage (including with respect to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs, to be effective as of the Effective Time, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available coverage (including with respect to deductibles and exclusions) for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing directors’ and officers’ liability insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding anything in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The provisions of this Section 6.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.05.  Fees and Expenses.

(a) Except as otherwise provided in this Section 6.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.01(e), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the second (2nd) Business Day following the date of termination of this Agreement.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds concurrently with such termination.

(d) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 8.01(c) and, prior to the breach giving rise to such right of termination, a Takeover Proposal has been publicly announced or shall have otherwise become publicly known;

(ii) by the Company or Parent pursuant to Section 8.01(b)(ii) and, prior to such termination, a Takeover Proposal has been publicly announced or shall have otherwise become publicly known; or

(iii) by the Company or Parent pursuant to Section 8.01(b)(iii) and prior to the Company Stockholders’ Meeting, a Takeover Proposal has been publicly announced or shall have otherwise become publicly known; and

within nine (9) months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the second (2nd) Business Day following the earlier of the date the Company enters into such Contract or consummates such Takeover Proposal. For purposes of this Section 6.05(d), all references (whether in words or numerals) to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to refer to “more than fifty percent (50%).”

(e) The Company and Parent acknowledge and agree that the agreements contained in Section 6.05 are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to Section 6.05, and, in order to obtain such payment, Parent commences an Action that results in a judgment against the Company for the Termination Fee, the Company shall pay Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the Termination Fee and/or expenses, as the case may be, from the date such payment was required to be made until the date of payment, at the prime rate of Regions Bank, in effect on the date such payment was required to be made.

Section 6.06.  Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.07.  Stockholder Litigation.  The Company shall give Parent prompt written notice of, and the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense or settlement of, any stockholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 6.08.  Employee Matters.

(a) For a period of twelve (12) months following the Effective Time, subject to the terms of any collective bargaining agreement, the employees of the Company and the Company Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”), while such Continuing Employees remain in the employment of the Surviving Corporation and its Subsidiaries, shall receive each of (i) employee welfare and retirement benefits that, in the aggregate, and (ii) base salary or an hourly wage that, is substantially similar to, either (A) those provided by the Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries or (B) those provided or paid by the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, continue or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

(b) Nothing contained herein shall be construed as requiring, and neither the Company nor any Company Subsidiary shall take any action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific Benefit Plans or to continue the employment of any specific person.

(c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of determining eligibility to participate and vesting (but not benefit accrual) under any defined benefit pension plan, if any, (ii) for purposes of determining eligibility for, and the amount of, vacation and any other paid time-off plan or policy, (iii) for purposes of determining eligibility and participation under any defined contribution plan or health or welfare plan (including any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for any company matching contributions, and (v) unless covered under another arrangement with or of the Company, for the purpose of determining eligibility for, and the amount of, any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e) The provisions of this Section 6.08 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and Benefits Plans maintained for or provided to Continuing Employees prior to or following the Effective Time, or (ii) confer upon or give to any Person (including for the avoidance of doubt any Employees or current or former employees, directors, or independent contractors of Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.08) under or by reason of any provision of this Agreement. Nothing in this Section 6.08 shall be construed to interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation to discharge or terminate the services of any Continuing Employee.

Section 6.09.  Takeover Laws.  The Company and its Board of Directors shall (a) use commercially reasonable efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other Transactions and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other Transactions, use commercially reasonable efforts and take such actions as are necessary to ensure that the Merger and the other Transactions may be consummated as soon as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effect of such Law on this Agreement, the Merger and the other Transactions.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect that by its terms prevents the consummation of the Merger.

(c) Antitrust Laws.  The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

Section 7.02.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to perform this Agreement and consummate the Merger are subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) Each representation or warranty of the Company contained in Section 3.03(a), Section 3.03(b), Section 3.04 and Section 3.08(c) of the Agreement shall be true and correct in all respects (except for any de minimis inaccuracy with respect to Section 3.03(a) or Section 3.03(b)), (ii) each representation or warranty of the Company contained in Section 3.22 of the Agreement shall be true and correct in all material respects, in each of clauses (i) and (ii) hereof as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except to the extent such representation or warranty expressly relates to an earlier date, in which case as of such earlier date) and (iii) each other representation or warranty of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true as of such dates, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have furnished Parent with a certificate dated as of the Effective Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

(d) Regulatory Approvals.  Any required or necessary approvals, consents or authorizations from the APSC or the FCC relating to the Transactions shall have been obtained, such approvals shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect. A “Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

Section 7.03.  Conditions to Obligations of the Company.  The obligations of the Company to perform this Agreement and consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of each of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Effective Time as though made at the Effective Time (except to the extent such representation or warranty expressly relates to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct as of such dates, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all agreements, covenants and obligations required to be performed by each of them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate.  Each of Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Effective Time signed on its behalf by an executive officer of Parent to the effect that the conditions set forth in Sections 7.03(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (other than pursuant to Section 8.01(e) or Section 8.01(f), under which termination and abandonment may occur only before receipt of Stockholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if any Restraint preventing the consummation of the Merger shall have become final and nonappealable;

(ii) if the Effective Time shall not have occurred prior to April 30, 2009 (the “End Date”); or

(iii) in the event that the Stockholder Approval is not obtained at the Company Stockholders’ Meeting where such matter was presented to the Company Stockholders for approval and voted upon;

provided that the right to terminate this Agreement pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) shall not be available to any party that has breached in any material respect its obligations under this Agreement and such breach shall have principally caused the occurrence of the failure of a condition to the consummation of the Merger.

(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in any of the conditions set forth in Section 7.02 not to be satisfied and (ii) is not cured, or is incapable of being cured, by the Company within 30 calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c) and Parent’s basis therefor (or, if the End Date is less than 30 calendar days from the date of the notice by Parent, is not cured, or is incapable of being cured, by the Company by the End Date); provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied.

(d) by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in any of the conditions set forth in Section 7.03 not to be satisfied and (ii) is not cured, or is incapable of being cured, by Parent or Merger Sub within 30 calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(d) and the Company’s basis therefor (or, if the End Date is less than 30 calendar days from the date of the notice by the Company, is not cured, or is incapable of being cured, by Parent or Merger Sub by the End Date); provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied;

(e) by Parent in the event of a Company Adverse Recommendation Change; or

(f) by the Company in accordance with the terms and subject to the conditions of Section 5.02(c)(ii); provided that, concurrently with such termination, the Company pays to Parent the Termination Fee payable pursuant to Section 6.05(c).

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company (or of any of their respective representatives or Affiliates) under this Agreement, except that the second (2nd) and third (3rd) sentences of Section 6.02(a) and the entirety of each of Section 6.02(b), Section 6.05, this Section 8.02 and Article IX shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful or intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that (a) after such Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the Company Stockholders without such further approval having been obtained, and (b) except as provided in the preceding clause (a), no amendment of this Agreement by the Company shall require the approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Subject to the proviso of Section 8.03(a), no extension or waiver by the Company shall require the approval of the Company Stockholders. Any agreement by a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Sempra Energy
101 Ash Street
San Diego, California 92101
Fax: (619) 696-4609
Attention: George Liparidis, President and Chief Executive Officer, Sempra Pipelines and Storage
gliparidis@semprapipelines.com

with copies to:

Sempra Energy
101 Ash Street
San Diego, California 92101
Fax: (619) 696-4310
Attention: Kevin Sagara, Vice President and Associate General Counsel
ksagara@sempra.com
Latham & Watkins LLP
12636 High Bluff Road, Suite 400
San Diego, California 92130-2071
Fax: (858) 523-5450
Attention: Barry M. Clarkson, Esq.
barry.clarkson@lw.com

if to the Company, to:

EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606
Fax: (251) 478-5817
Attention: C.S. Liollio, President and Chief Executive Officer
dliollio@energysouth.com

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Fax: (404) 881-7777

Attention:	M. Hill Jeffries, Esq. Justin R. Howard, Esq. hill.jeffries@alston.com justin.howard@alston.com

Section 9.03.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Law to be closed in New York City.

(d) “Company Stock Option” means each outstanding unexercised option to purchase shares of Common Stock, whether or not then vested or fully exercisable, granted to any current or former employee, director, consultant or advisor of the Company or any Company Subsidiary or any other Person, whether under any stock option plan or otherwise (including the Stock Plans).

(e) “Credit Facility” shall mean the Amended and Restated Credit Agreement, dated as of November 28, 2007, by and among the Company, Bay Gas Storage Company, Ltd., and Regions Bank, as administrative agent for the lenders from time to time party thereto, as such agreement may be amended or supplemented from time to time.

(f) “Derivative Product” shall mean (i) any swap, cap, floor, collar, futures Contract, forward Contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities, emissions allowances, renewable energy credits, currencies, interest rates and indices or (ii) any forward Contracts or other supply Contracts, whether for physical or financial settlement, for delivery of electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits, whether at fixed or market prices (other than deliveries of natural gas by Mobile Gas Service Corporation in the ordinary course of business and consistent with past practice).

(g) “Environmental Claim” means any and all actions, suits, hearings, arbitrations, demands, claims, directives, written notices of noncompliance from any Person (including Governmental Authorities), liens, investigations, or proceedings (whether administrative, judicial or regulatory), alleging potential liability (including without limitation for costs of response, remediation, investigation, fines, penalties, oversight costs, contribution, indemnity, personal injury, nuisance, property damage, recoupment or natural resource damages), under any applicable Environmental Law.

(h) “Environmental Permit” means any Permit required under, or issued pursuant to, applicable Environmental Laws.

(i) “Hazardous Materials” means collectively, (i) any chemical, waste, material or substance that is listed or regulated under applicable Environmental Laws as a “hazardous,” “special” or “toxic” substance or waste, or as a “contaminant” or “pollutant” or words of similar import and (ii) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radioactive substances, chlorofluorocarbons and similar ozone-depleting substances.

(j) “Intellectual Property” means all intellectual property rights, including without limitation patents, patent applications, inventions, technology, discoveries, works-for-hire, processes, formulae, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), copyright registrations and applications, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, brand names, logos, domain names, corporate names, symbols, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, know-how and other confidential or proprietary information, including schematics, business methods, drawing, prototypes, models, designs and all other intellectual property rights, including any exclusive or non-exclusive license to any of the foregoing.

(k) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base salary in excess of $150,000.

(l) “Knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, the persons set forth on Section 9.03(l) of the Company Disclosure Schedule, and (ii) in the case of Parent, Parent’s chief executive officer, president and chief operating officer, chief financial officer and executive vice president and general counsel.

(m) “Law” or “Laws” means any foreign or domestic (Federal, state or local) law, statute, ordinance, common law, or any regulation, rule, standard, code, permit, license, injunction, judgment, decree, arbitration award, order or agency requirement of any Governmental Authority.

(n) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is or would reasonably be expected (i) to prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other Transactions or (ii) to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Company and the Company Subsidiaries, taken as a whole; provided that in the case of (ii) above that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy or political conditions in the United States generally or (2) in the industries in which the Company or any of the Company Subsidiaries operates in general, including any change in the price of any commodity related thereto (including natural gas), to the extent (in the case of (1) or (2)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company and the Company Subsidiaries (taken as a whole) in a material fashion as compared to comparable participants in the industries in which the Company and the Company Subsidiaries operate but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the materially disproportionate adverse impact, (B) changes in the trading price of shares of Common Stock between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of shares of Common Stock may be taken into account in determining whether it has been or will be a Material Adverse Effect), (C) changes or developments resulting from or caused by natural disasters, outbreaks of major hostilities in which the United States is involved or any act of war or terrorism within the United States or directed against its facilities, citizens or interests wherever located, (D) failure by the Company to meet internal or third-party projections, forecasts, budgets or any published revenue or earnings projections for any period ending on or after the date of this Agreement (it being understood that any fact or development giving rise to or contributing to such failure may be taken into account in determining whether it has been or will be a Material Adverse Effect), (E) actions required to be taken by the Company under this Agreement or taken at the express request or direction of Parent or Merger Sub or any effect to the extent resulting from entering into this Agreement or the announcement of the Transactions, or (F) changes in Law or GAAP.

(o) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, is or would reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

(p) “Performance-Based Restricted Stock Unit Award” means a stock unit award granted under a Stock Plan representing the right to receive, on a one-for-one basis, a cash amount equal to the fair market value of one share of Common Stock in the future based on the Company’s achievement of pre-established performance goals.

(q) “Performance Share Award” means a performance share award granted under a Stock Plan representing the right to receive, on a one-for-one basis, shares of Common Stock in the future based on the Company’s achievement of pre-established of performance goals.

(r) a “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

(s) “Rabbi Trust” means the rabbi trust pursuant to which shares of Common Stock are held pursuant to the Second Amended and Restated EnergySouth, Inc. Non-Employee Directors Deferred Fee Plan.

(t) “Release” means any spilling, emitting, discharge, release, pumping, leaking, pouring, emptying, disposal, injecting, escaping, dumping or leaching into the environment.

(u) “SEC” means the U.S. Securities and Exchange Commission, or any successor entity thereto.

(v) “Stock Plans” means the 2008 Incentive Plan of the Company, the 2003 Stock Option Plan of the Company, the Amended and Restated Stock Option Plan of the Company, effective as of February 2, 1998, the Company’s Second Amended and Restated Non-Employee Directors Deferred Fee Plan and the Company’s 2005 Non-Employee Directors Deferred Fee Plan.

(w) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(x) “Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising Tax regulatory authority.

(y) “Termination Fee” means $25,000,000.

Section 9.04.  Interpretation; Disclosure Schedule.  When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article of, Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “this Agreement” shall include the Company Disclosure Schedule and shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. In calculating the number of days or Business Days required pursuant to any provision of this Agreement, the first day or Business Day shall be the day notice is received (except, in the case of a period of Business Days, for receipt on a non-Business Day in which case the first Business Day thereafter) and the last Business Day shall end at 11:59 p.m. New York City time. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business or that it would be appropriate to include any similar item.

Section 9.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 9.06.  Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 9.06 provided that receipt of copies of such counterparts is confirmed.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies except (a) following the Effective Time, for the provisions of Section 6.04, and (b) the rights of Company Stockholders to pursue claims for damages and other relief, including specific performance or other equitable relief, for Parent’s or Merger Sub’s willful breach or willful and wrongful repudiation or termination of this Agreement, willful and wrongful failure to consummate the Merger or fraud, and after the Effective Time, the rights of Company Stockholders to receive the Merger Consideration and of holders of Company Stock Options, Performance-Based Restricted Stock Units, Performance Share Awards or Phantom Stock Units to receive the consideration described in Section 2.08; provided that, prior to the Effective Time, the rights granted pursuant to this Section 9.07 shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such shares of Common Stock and subsequently trade and transfer therewith and, consequently, any damages, settlement or other amounts recovered or received by the Company (net of any expenses incurred by the Company in connection therewith) with respect to such claims may, in the Company’s sole and absolute discretion be (x) distributed, in whole or in part, by the Company to Company Stockholders as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the Company Stockholders in any manner the Company deems fit.

Section 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in their sole discretion, any of or all their rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any Action arising out of or relating to this Agreement or the Transactions. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court.

Section 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

[Signatures on Following Page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SEMPRA ENERGY

By:	/s/ Edwin A. Guiles
Name:     Edwin A. Guiles

Title:	Executive Vice President — Corporate Development

EMS HOLDING CORP.

By:	/s/ George S. Liparidis
Name:     George S. Liparidis

Title:	President and Chief Executive Officer

ENERGYSOUTH, INC.

By:	/s/ Constantine S. Liollio
Name:     Constantine S. Liollio

Title:	President and Chief Executive Officer

Annex B

July 25, 2008

The Board of Directors
EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of EnergySouth, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Sempra Energy (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and a subsidiary of the Acquiror, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $61.50 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated July 21, 2008 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

B-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as (i) lead manager for an offering of $55,000,000 in principal amount of Industrial Revenue Development Bonds in August 2007, the proceeds of which were loaned to a subsidiary of the Company; (ii) joint book-running manager for the Acquiror’s offering of $500,000,000 in principal amount of notes in June 2008; (iii) seller in a $161,000,000 share repurchase program by the Acquiror of its common stock that concluded in September 2007; and (iv) lead manager for the offering of $161,000,000 in principal amount of Industrial Development Revenue Refunding Bonds by a subsidiary of the Acquiror beginning in September 2006. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/  J.P. MORGAN SECURITIES INC.

J.P. MORGAN SECURITIES INC.

B-2

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000004 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your Proxy, you may choose one of the two voting methods outlined below to vote your Proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received prior to the start of the special meeting. Vote by Internet Log on to the Internet and go to www.investorvote.com/ensi Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. 123456 C0123456789 12345 Special Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR each of the following Proposals: For Against Abstain For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of 2. To approve the adjournment of the special meeting, if July 25, 2008, by and among EnergySouth, Inc., necessary or appropriate, to solicit additional proxies, if Sempra Energy and EMS Holding Corp., and approve the there are insufficient votes at the time of the meeting to merger contemplated therein. adopt the agreement and approve the merger. The proxies named on the reverse side, C.S. Liollio and G. Edgar Downing, Jr., are authorized to vote in their discretion upon such other matters as may properly come before the special meeting and any adjournment or postponement of the special meeting. B Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as the name appears hereon. If stock is held in the name of joint owners, each should sign. Attorneys, executors, administrators, guardians, trustees and corporate officers should so indicate. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02AV 0192291 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND STOCK# 00Y41B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — EnergySouth, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERGYSOUTH, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE. The undersigned stockholder of EnergySouth, Inc. constitutes and appoints C.S. Liollio and G. Edgar Downing, Jr., and each of them, each with full power of substitution, to vote the number of shares of common stock that the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on September 30, 2008, at 10:00 a.m., local time, at the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, or at any adjournments or postponements, upon the proposals described in the Notice of Special Meeting of Stockholders and Proxy Statement, each dated August 20, 2008, the receipt of which is hereby acknowledged, in the manner specified below. The Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as you direct herein. If you submit a Proxy without giving voting instructions with regard to a proposal, the proxies will vote your Proxy FOR any such proposal. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment or postponements of the special meeting. PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. (Continued and to be signed on reverse side.)